As filed with the Securities and Exchange Commission on August 11, 2021

File No. 000-56302

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
Carlyle Secured Lending III
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or registration)	86-6498423 (IRS Employer Identification No.)

One Vanderbilt Avenue, 36th Floor, New York, NY (Address of principal executive offices)	10017 (Zip Code)

(212) 813-4900
(Registrant’s telephone number, including area code)
with copies to:

Linda Pace Chief Executive Officer Carlyle Secured Lending III One Vanderbilt Avenue, 36th Floor New York, NY 10017 (212) 813-4900	William G. Farrar Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000
Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares of Beneficial Interest, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

TABLE OF CONTENTS

EXPLANATORY NOTE
Carlyle Secured Lending III is filing this registration statement on Form 10 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”), and to provide current information to the investment community while conducting a private offering of its securities.
In this Registration Statement, except where the context suggests otherwise:
•the terms “we,” “us,” “our,” “Company” and “CSL III” refer to Carlyle Secured Lending III;
•the term “Carlyle” refers to The Carlyle Group Inc. (formerly, The Carlyle Group L.P.) (NASDAQ: CG) and its affiliates and its consolidated subsidiaries (other than portfolio companies of its affiliated funds);
•the term “Carlyle Credit” refers to Carlyle’s Global Credit business segment;
•the term “Carlyle Direct Lending” refers to Carlyle Credit’s direct lending business unit, of which the Company is a part;
•the term “Investment Adviser” refers to Carlyle Global Credit Investment Management L.L.C., our investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a subsidiary of Carlyle; and

•the term “Administrator” refers to Carlyle Global Credit Administration L.L.C., our administrator, a subsidiary of Carlyle.
Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. We will also be subject to the proxy rules in Section 14 of the Exchange Act and our directors, officers and principal shareholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. The SEC maintains an Internet Web site (http://www.sec.gov) that contains the reports mentioned in this paragraph.
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 and we will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies, including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
We have elected to be regulated as a BDC under the Investment Company Act and are subject to the Investment Company Act requirements applicable to BDCs. In addition, we intend to elect to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).
FORWARD-LOOKING STATEMENTS
This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this Registration Statement regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. In particular, there are forward-looking statements under “Item 1. Business.” There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Item 1A. Risk Factors,” as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares of beneficial interest, par value $0.001 per share (“Common Shares” or the “Shares”), you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including any subsequent amendments to this Registration Statement, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Under Section 21E(b)(2) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in the Registration Statements or periodic reports we file under the Exchange Act.

The following forward-looking statements contained in this Registration Statement involve a number of risks and uncertainties, including:
•our ability to replicate the historical success of Carlyle or the historical performance of TCG BDC, Inc. and TCG BDC II, Inc.;
•our, or our portfolio companies’, future business, operations, operating results or prospects, including our and their ability to achieve our respective objectives as a result of the COVID-19 pandemic;
•the return or impact of current and future investments;
•the general economy and its impact on the industries in which we invest, and the impact of the COVID-19 pandemic thereon;
•the impact of any protracted decline in the liquidity of credit markets on our business and the impact of the COVID-19 pandemic thereon;
•the impact of fluctuations in interest rates, including changes in or the discontinuation of the London Interbank Offered Rate (“LIBOR”), on our business;
•the valuation of our investments in portfolio companies, particularly those having no liquid trading market, and the impact of the COVID-19 pandemic thereon;
•the impact of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;
•our ability to recover unrealized losses;
•market conditions and our ability to access alternative debt markets and additional debt and equity capital, and the impact of the COVID-19 pandemic thereon;
•our contractual arrangements and relationships with third parties;
•uncertainty surrounding the financial stability of the United States, Europe and China;
•the social, geopolitical, financial, trade and legal implications of the exit of the United Kingdom from the European Union, or Brexit;
•competition with other entities and our affiliates for investment opportunities;
•the speculative and illiquid nature of our investments;
•the use of borrowed money to finance a portion of our investments;
•our expected financings and investments;
•the adequacy of our cash resources and working capital;
•the timing, form and amount of any dividend distributions;
•the timing of cash flows, if any, from the operations of our portfolio companies, and the impact of the COVID-19 pandemic thereon;
•our ability to consummate any liquidation event;
•the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;
•the ability of The Carlyle Group Employee Co., L.L.C. (“Carlyle Employee Co.”) to attract and retain highly talented professionals that can provide services to our Investment Adviser and Administrator;
•our ability to maintain our status as a BDC; and
•our ability to satisfy the requirements of a RIC under Subchapter M of the Code.

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Item 1.BUSINESS
CSL III
We were formed as an externally managed, non-diversified closed-end investment company focused on lending to middle market companies. We are managed by our Investment Adviser, a subsidiary of The Carlyle Group Inc.
Our investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through secured debt investments with favorable risk-adjusted returns that consider the risks described in “Item 1A. Risk Factors—Risks Related to Our Investments.” In pursuit of this objective, our investment strategy seeks to extract enhanced yield from a directly originated, and defensively constructed, portfolio of credit investments. The strategy’s core focus is U.S. middle market cash flow finance, principally in companies supported by financial sponsors. This core strategy is supplemented with complementary specialty lending and opportunistic investing strategies, which take advantage of the broad capabilities of Carlyle Credit’s platform while offering risk diversifying portfolio benefits. In describing our business, we use the term “middle market” to refer generally to companies with approximately $25 million to $100 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”). We expect to build a portfolio weighted towards first lien loans or unitranche loans (including last out portions of such loans), while a minority of our portfolio may also include, but not be limited to, assets such as second lien loans, unsecured debt, mezzanine debt and select investments in preferred and common equities. We expect that our loans will typically have a contractual maturity of six to seven years and will typically not preclude early repayment.
We intend to invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade, and, if not rated, would likely be rated below investment grade if it were rated (that is, below BBB- or Baa3, which is often referred to as “junk”). Exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal.
We expect to generate revenues primarily in the form of interest income from the investments we hold. In addition, we expect to generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.
In conducting our investment activities, we believe that we will benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates. Carlyle’s two existing BDCs – TCG BDC, Inc. (“BDC I”) and TCG BDC II, Inc. (“BDC II”) – are, and will be, managed within Carlyle’s direct lending business, which operates within the broader Carlyle Credit platform. Our Investment Adviser will be served by an origination, capital markets, underwriting and portfolio management team comprised of experienced investment professionals within the Carlyle Credit platform. These professionals also support Carlyle’s management of BDC I and BDC II.
We will seek to extract incremental yield to compensate us for the illiquidity that comes from investing in private transactions by integrating platform resources and to provide protection for our investment portfolio by constructing a diversified and defensive portfolio of primarily senior secured debt with customary creditor rights. We believe that our portfolio construction approach, which takes advantage of the breadth of the Carlyle Credit platform, will provide a significant competitive advantage, allowing us to deploy capital into attractive investment opportunities and generate excess risk-adjusted returns across market cycles.
Our Investment Adviser will seek to leverage the breadth of the Carlyle Credit platform and existing origination and underwriting capabilities of its investment professionals. We believe we will be able to offer attractive risk-adjusted returns by leveraging the proven team of investment professionals and employing a focused and flexible investment strategy. Specifically:

•Directly originated, middle market senior secured term loans are an attractive asset class that have the potential to deliver superior absolute returns across a variety of market environments, while distributing stable, current income streams. See “—Market Opportunity.”
•Our Investment Adviser has a strong track record managing BDC I and BDC II, demonstrating that we will be well situated to take advantage of the middle market senior secured debt opportunity. See “—Our Investment Adviser,” “—Carlyle” and “—Competitive Strengths.”
•We will seek to distribute a substantial portion of our current income in quarterly cash distributions. See “—Distributions.”
We will seek to achieve the consummation of a Liquidity Event (as defined below) within four years following the Initial Closing Date (as defined in “Private Offerings—Closings” below). If we have not completed a Liquidity Event within the Term (as defined in “Private Offerings—Company Term” below), the Board of Trustees of the Company (the “Board of Trustees” or the “Board” and, each member, a “Trustee”) will use commercially reasonable efforts to wind down, sell and/or liquidate and dissolve CSL III in an orderly manner. A “Liquidity Event” means (i) a quotation or listing of CSL III’s securities on a stock exchange, including through an initial public offering (an “Exchange Listing”), (ii) a transaction or series of transactions, including, but not limited to, by way of merger, division, consolidation, share exchange (including by way of an optional exchange of the Company’s shares for shares of a publicly traded BDC), recapitalization, reorganization, or sale of shares, in each case for consideration of either cash and/or publicly listed securities, or (iii) the sale of all or substantially all of CSL III’s assets to, or other liquidity event with, another entity. Potential transactions for purposes of clauses (ii) and (iii) of the definition of “Liquidity Event” could include counterparties, including but not limited to other BDCs, that are advised by the Investment Adviser or its affiliates.
Formation Transactions
We were formed on February 8, 2021 as a Delaware statutory trust. We are structured as an externally managed, non-diversified closed-end investment company. We have elected to be regulated as a BDC under the Investment Company Act. We also intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.
We are conducting a private offering (the “Private Offering”) of our Shares to investors in reliance on exemptions from the registration requirements provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and Regulation S under the Securities Act. At each closing during the Private Offering, each investor participating in that closing will make a capital commitment to purchase Shares pursuant to a subscription agreement entered into with us. Investors will be required to fund drawdowns to purchase Shares up to the amount of their respective capital commitments on an as-needed basis with a minimum of eight business days’ prior notice to the investors.
Our initial capital drawdown from unaffiliated investors in the Private Offering (the “Initial Drawdown” and the date on which the Initial Drawdown occurs, the “Initial Drawdown Date”) is expected to be called and settled in the third quarter of 2021. We commenced our operations on May 28, 2021, and expect the proceeds from the Initial Drawdown and, if entered into, the Credit Facilities (as defined in “Item 2. Financial Information—Credit Facilities”) will provide us with the necessary capital to increase our investment activities. See “Item 2. Financial Information—Credit Facilities” for additional information. We anticipate raising additional equity capital for investment purposes through additional closings under the Private Offering.
Private Offering
We expect to enter into separate subscription agreements with qualified investors providing for the private placement of shares of our Shares pursuant to the Private Offering. While we expect each subscription agreement to reflect the terms and conditions summarized in the following paragraphs, we reserve the right to enter into subscription agreements that contain terms and conditions not found in the subscription agreements entered into with other investors, subject to applicable law.
Closings
The first date on which we accept subscriptions from unaffiliated investors for Shares to be issued in the Private Offering is referred to as the “Initial Closing Date.” We will hold additional closings subsequent to the Initial Closing Date and on or prior to the final closing date, which will occur no later than twelve months following the Initial Closing Date; provided, that the Board of Trustees may extend the final closing date by up to an additional one-year period in its discretion (such date, as extended, the “Final Closing Date” and, each of the Initial Closing Date, subsequent closing dates and the Final Closing Date, a “Closing Date”).
Catch-Up Purchases
In the case of subscription agreements entered into with investors subsequent to the Initial Closing Date, each such investor will be required to make purchases of Shares (each, a “Catch-up Purchase”) on one or more dates to be determined by the Company. The aggregate purchase price of the Catch-up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same Contributed Capital Percentage (as defined below) to the Company as all investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per share price equal to the then-current net asset value (“NAV”) per Share (adjusted to appropriately reflect such investor’s pro rata portion of the Company’s organizational expenses in connection with the Company’s formation) as determined within two business days of the applicable catch-up purchase notice date, subject to the limitations of Section 23 under the Investment Company Act (which generally prohibits the Company from selling shares at a price below the then-current NAV per Share as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). “Contributed Capital Percentage” means, with respect to an investor, the percentage determined by dividing such investor’s aggregate amount of capital contributions that have been made by such investor in respect of their Shares by such investor’s capital commitment.
Drawdown Period
The drawdown period will commence on the Initial Closing Date and will continue until the earlier of (i) the second anniversary of the Final Closing Date, subject to extension by our Board of Trustees in its discretion by up to one additional one-year period, and (ii) the consummation of a Liquidity Event (the “Drawdown Period”). In addition, the Drawdown Period may be terminated (i) by the Board of Trustees at any time in its discretion or (ii) pursuant to a Key Person Event (as defined in “—Key Person Event” below).
Following the end of the Drawdown Period, in the absence of a Liquidity Event, we will have the right to issue drawdowns only (i) to pay, and/or establish reserves for, actual or anticipated Company expenses, including management and incentive fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, whether incurred before or after the end of the Drawdown Period, (ii) to fulfill investment commitments made or approved by Carlyle direct lending’s investment committee at our Investment Adviser (“Direct Lending Investment Committee” or “Investment Committee”) prior to the expiration of the Drawdown Period, (iii) to engage in hedging transactions, (iv) to fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rate risks relating to such additional investment), (v) to fund obligations under any Company guarantee or indemnity made during the Drawdown Period, (vi) to fulfill obligations with respect to any purchase price due from an investor on a drawdown date that such investor fails to pay or (vii) as necessary for the Company to comply with applicable laws and regulations, including the Code. Following the end of the Drawdown Period, any unused capital commitment (other than a defaulted commitment) immediately following a Liquidity Event shall automatically be reduced to zero.

Capital Drawdowns
Drawdowns may be issued at any time prior to the expiration of the Drawdown Period for any permitted purpose.
Investors will be required to fund drawdowns to purchase Shares up to the amount of their respective capital commitments each time the Company delivers a drawdown notice, which will be issued based on the Company’s anticipated investment activities and capital needs and at least eight business days prior to funding. Other than in respect of Catch-up Purchases, all purchases will generally be made pro rata, in accordance with the remaining capital commitments of all investors, at a per share price equal to the then-current NAV per Share as determined within two business days of the applicable drawdown notice, subject to the limitations of Section 23 under the Investment Company Act (which generally prohibits the Company from selling shares at a price below the then-current NAV per Share as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions).
The Initial Drawdown is expected to be called and settled in the third quarter of 2021. The NAV per Share in the Initial Drawdown will be deemed to be $20.
Company Term
The term of the Company is perpetual. However, if the Company has not completed a Liquidity Event by the five-year anniversary of the end of the Drawdown Period (such period, as may be extended by the Board of Trustees, in its discretion, by up to an additional one-year period, the “Term”), the Board of Trustees (subject to any necessary shareholder approvals under the Investment Company Act and other applicable requirements of the Investment Company Act and the Code) will use commercially reasonable efforts to wind down, sell and/or liquidate and dissolve the Company in an orderly manner.
Notwithstanding the foregoing, prior to a Liquidity Event, the Company may be dissolved at any time upon a decision of the Board of Trustees, in its discretion, subject to any necessary shareholder approvals and applicable requirements of the Investment Company Act.
Transfer of Shares
Prior to a Liquidity Event, shareholders may not sell, assign, transfer or otherwise dispose of (in each case, a “Transfer”) any Shares unless (i) the Company provides consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder of the Company.
Sponsor Commitment
Certain members of our senior management team, Carlyle officers, employees, equity holders, advisors, operating executives, consultants, professionals and affiliates will collectively commit to invest at least the lesser of 2% of the aggregate investor capital commitments (excluding any investors affiliated with Carlyle) or $20,000,000 by the Final Closing Date (such amount, the “Carlyle Aggregate Commitment”). Carlyle will be permitted, but in no event will be required, to increase the Carlyle Aggregate Commitment.
Potential Exchange Transaction
Prior to or in connection with a Liquidity Event, the Company may offer shareholders the opportunity to exchange their Shares for shares of another private BDC or a publicly traded BDC (each, a “New BDC”) of equivalent value advised by the Investment Adviser or its affiliates (the “Exchange Transaction”). Pursuant to the Exchange Transaction, shareholders electing to exchange their Shares would be issued shares of a New BDC in exchange for their Shares, and the Company would transfer to such New BDC a pro rata portion of each of its assets and liabilities in proportion to the percentage of Shares tendered by exchanging shareholders. The Exchange Transaction would be designed to ensure that shareholders who choose to remain invested in the Company and shareholders who elect to exchange into a New BDC will not be diluted as a result of the Exchange Transaction. Unless the New BDC is a publicly traded BDC, the New BDC would intend to subsequently conduct a Liquidity Event (as if such term applied to the New BDC), and in the event that the New BDC did not conduct a Liquidity Event within the finite term provided for in its organizational documents, the New BDC would liquidate its assets in an orderly manner, return capital to its shareholders and wind up in accordance with its organizational documents. The Exchange Transaction would be subject to approval by the Board of Trustees, and, if required, receipt by the Company of exemptive relief from the SEC, which exemptive relief may not be granted.
Key Person Event
A “Key Person Event” will occur if at any time prior to the expiration or termination of the Drawdown Period, three or more of Mark Jenkins, Justin Plouffe, Alex Popov, Linda Pace and Taylor Boswell or their respective Qualified Replacements (as defined below), are not maintaining the Required Involvement (as defined below) (such persons collectively, the “Key Executives”). In the event of the occurrence of a Key Person Event, the Company will send written notice to the investors within ten business days of such occurrence. If during the 60‑day period following the sending of such written notice (the “Notice Period”), the Key Executives have not been replaced by the Investment Adviser with a Qualified Replacement, the Company will convene a meeting of the Company’s Trustees who are not “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act (“Independent Trustees”) to be held no later than thirty days following the expiration of the Notice Period for the purpose of determining whether the Drawdown Period will be continued. If a majority of the Independent Trustees do not vote to approve the continuation of the Drawdown Period within such 30-day period, then the Drawdown Period will terminate. Following the termination of the Drawdown Period, any unused capital commitment (other than a defaulted commitment) will automatically be reduced to zero, except to the extent necessary to pay amounts due under funding notices that the Company may issue for the purposes set forth in the second paragraph under “—Drawdown Period” above.
“Qualified Replacement” means a senior investment professional selected by the Investment Adviser; provided, that such replacement has been approved by either (i) a majority of the Independent Trustees or (ii) the holders of a majority of the outstanding Shares, and upon either such approval, such nominee shall constitute a “Qualified Replacement.”
“Required Involvement” means (i) as to each of Mark Jenkins and Justin Plouffe, and any of their respective Qualified Replacements, active involvement in the business and affairs of Carlyle and (ii) as to each of the other Key Executives, and any of their respective Qualified Replacements therefor, devoting substantially all of their business time to the business of the Company, other Carlyle investment funds in the Carlyle Global Credit business unit and their investments, serving on corporate boards and other management responsibilities associated with Carlyle (excluding, in each case, from the definition of business time, (x) service on executive boards or similar governing bodies which do not unreasonably interfere with his or her duties to the Company or Carlyle and (y) any period of temporary disability).
Our Investment Adviser
Our investment activities are managed by our Investment Adviser, a Delaware limited liability company and an investment adviser registered with the SEC under the Advisers Act. Our Investment Adviser is a subsidiary of The Carlyle Group Inc. The principal executive offices of our Investment Adviser are located at One Vanderbilt Avenue, 36th Floor, New York, New York 10017, with additional offices in Chicago, Boston and Los Angeles. Our Investment Adviser will be responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments, and monitoring our investments on an ongoing basis..
Our Investment Adviser is served by origination, capital markets, underwriting and portfolio management teams comprised of experienced investment professionals across the Global Credit segment. Our Investment

Adviser’s investment team utilizes a rigorous, systematic, and consistent investment process, refined over Carlyle’s 33-year history investing in private markets across multiple cycles, designed to achieve enhanced risk-adjusted returns.
The five-person Direct Lending Investment Committee will be responsible for reviewing and approving our investment opportunities. The members of the Investment Committee have experience investing through different credit cycles. The Investment Committee is led by Mark Jenkins, a Managing Director and Head of Global Credit at Carlyle. See “Item 5. Directors and Executive Officers—Portfolio Management—Investment Committee Members” for biographical information of members of the Investment Committee.
Our Investment Adviser also serves, and may serve in the future, as investment adviser to other existing and future affiliated BDCs that have investment objectives similar to our investment objectives.
Our Investment Adviser entered into a personnel agreement with Carlyle Employee Co., an affiliate of our Investment Adviser and a wholly-owned subsidiary of Carlyle, pursuant to which Carlyle Employee Co. provides our Investment Adviser with access to investment professionals that comprise our Investment Adviser’s investment team. As of December 31, 2020, our Investment Adviser’s investment team included more than 170 investment professionals across the Carlyle Credit segment. The Investment Committee comprises five of the most senior credit professionals within the Carlyle Credit segment, with backgrounds and expertise across asset classes and over 26 years of average industry experience and 10 years of average tenure. In addition, our Investment Adviser and its investment team are supported by a team of finance, operations and administrative professionals currently employed by Carlyle Employee Co. See “Item 7. Certain Relationships and Related Transactions, and Directors Independence.”
Our Investment Adviser, its investment professionals, our executive officers and Trustees, and other current and future principals of our Investment Adviser serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds, accounts and other similar arrangements advised by Carlyle. An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Investment Adviser or its affiliates may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Investment Adviser and/or its affiliates may face conflicts of interest arising out of the investment advisory activities of our Investment Adviser and other operations of Carlyle. See “—Allocation of Investment Opportunities and Potential Conflicts of Interest” and “Item 1A. Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of certain other investment funds and accounts by our Investment Adviser, which could impact our investment returns.”
Our Administrator
Our Administrator is a Delaware limited liability company and a subsidiary of The Carlyle Group Inc. The principal executive offices of our Administrator are located at One Vanderbilt Avenue, 36th Floor, New York, New York 10017. Pursuant to the Administration Agreement, our Administrator provides services to us, and we reimburse our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation of certain of our officers and staff.
In addition, our Administrator entered into sub-administration agreements with Carlyle Employee Co.(the “Carlyle Sub-Administration Agreement”), which provide our Administrator with access to personnel. Our Administrator entered into a separate sub-administration agreement (the “State Street Sub-Administration Agreement”) with State Street Bank and Trust Company (“State Street”), pursuant to which State Street provides for certain administrative and professional services.

Carlyle
Our Investment Adviser and Administrator are affiliates of Carlyle. Carlyle is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Investment Solutions. With $246 billion of assets under management (“AUM”) as of December 31, 2020, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs 1,825 employees, including 678 investment professionals in 29 offices across five continents, and serves more than 2,650 active carry fund investors from 95 countries.
Carlyle’s Global Credit segment, which had $55.9 billion in assets under management as of December 31, 2020, advises a group of 71 active funds that pursue investment strategies across the credit spectrum, including liquid credit, illiquid credit, and real assets credit. Since the establishment of Global Credit in 1999, these various capital sources provide the opportunity for Carlyle to offer highly customizable and creative financing solutions to borrowers to meet their specific capital needs. In 2020, Carlyle hired several new senior investment professionals to continue to build Global Credit’s investment breadth and geographical presence.
Primary areas of focus for Carlyle’s Global Credit segment include:
Liquid Credit
•Loans and Structured Credit. The structured credit funds invest primarily in performing senior secured bank loans through CLOs and other investment vehicles. In 2020, Carlyle closed three new U.S. CLOs and one CLO in Europe with a total of $1.3 billion and $0.6 billion, respectively, of AUM at December 31, 2020. As of December 31, 2020, Carlyle’s loans and structured credit team advised 52 structured credit funds and two carry funds in the United States, Europe, and Asia totaling, in the aggregate, approximately $29.4 billion in AUM.
Illiquid Credit
•Direct Lending. Carlyle’s direct lending business includes Carlyle’s BDCs, which invest primarily in first lien loans (which include unitranche, “first out” and “last out” loans) and second lien loans of middle market companies, typically defined as companies with annual EBITDA ranging from $25 million to $100 million, that lack access to the broadly syndicated loan and bond markets. In 2020, Carlyle expanded its direct lending capabilities by adding senior personnel to bolster its underwriting capabilities. As of December 31, 2020, Carlyle’s direct lending investment team advised two BDCs and five separately managed accounts, totaling, in the aggregate, $5.0 billion in AUM.
•Opportunistic Credit. Carlyle’s opportunistic credit team invests primarily in highly-structured and privately-negotiated capital solutions supporting corporate borrowers through secured loans, senior subordinated debt, mezzanine debt, convertible notes, and other debt like instruments, as well as preferred and common equity in such borrowers. The team will also look to invest in special situations (i.e., event-driven opportunities that exhibit hybrid credit and equity features) as well as market dislocations (i.e., primary and secondary market investments in liquid debt instruments that arise as a result of temporary market volatility). As of December 31, 2020, Carlyle’s opportunistic credit team advised two funds and one separately managed account totaling, in the aggregate, $5.0 billion in AUM.
•Distressed Credit. The distressed credit funds generally invest in liquid and illiquid securities and obligations, including secured debt, senior and subordinated unsecured debt, convertible debt obligations, preferred stock and public and private equity of financially distressed companies in defensive and asset-rich industries. In certain investments, these funds may seek to restructure pre-reorganization debt claims into controlling positions in the equity of the reorganized companies. As of December 31, 2020, Carlyle’s distressed credit team advised three funds totaling, in the aggregate, approximately $3.2 billion in AUM.

Real Assets Credit
•Aircraft Financing and Servicing. Carlyle Aviation Partners, Ltd. (“Carlyle Aviation Partners”) is Carlyle's multi-strategy investment platform that is engaged in commercial aviation aircraft financing and investment throughout commercial aviation industry. As of December 31, 2020, Carlyle Aviation Partners had approximately $6.1 billion in AUM across four active carry funds, in addition to securitization vehicles and liquid strategies.
•Infrastructure Debt. Carlyle’s Infrastructure debt team invests primarily in directly originated and privately negotiated debt instruments related to global infrastructure projects, primarily in the power, energy, transportation, water/waste, telecommunications and social infrastructure sectors. The team focuses primarily on senior, subordinated, and mezzanine debt and seeks to invest primarily in developed markets within the Organization for Economic Cooperation and Development (“OECD”). As of December 31, 2020, Carlyle’s infrastructure debt team managed $1.1 billion in AUM.
Other Credit
•Insurance Solutions. Carlyle Insurance Solutions (“CIS”) combines Carlyle’s deep insurance expertise with portfolio construction capabilities, capital sourcing and asset origination strengths to provide comprehensive liability funding/reinsurance, asset management and advisory solutions for (re)insurance companies and fund investors. The CIS team oversees the investment in Fortitude Holdings. As of December 31, 2020, AUM related to capital raised from third-party investors to acquire a controlling interest in Fortitude Holdings was $2.6 billion, and Fortitude and AIG have committed approximately $4.7 billion of capital to-date to various Carlyle strategies.
•Global Capital Markets. Carlyle Global Capital Markets (“GCM”) is a loan syndication and capital markets business that launched in 2018. The primary focus of GCM is to arrange, place, underwrite, originate and syndicate loans and underwrite securities of third parties and Carlyle portfolio companies through TCG Capital Markets L.L.C. and TCG Senior Funding L.L.C. TCG Capital Markets is a FINRA registered broker dealer. GCM may also act as the initial purchaser of such loans and securities. GCM receives fees, including underwriting, placement, structuring, transaction and syndication fees, commissions, underwriting and original issue discounts, interest payments and other compensation, which may be payable in cash or securities and/or loans, in respect of the activities described above and may elect to waive such fees.
Allocation of Investment Opportunities and Potential Conflicts of Interest
An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Investment Adviser or its affiliates may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. This creates potential conflicts in allocating investment opportunities among us and such other investment funds, accounts and similar arrangements, particularly in circumstances where the availability or liquidity of such investment opportunities is limited or where co-investments by us and other funds, accounts or arrangements are not permitted under applicable law, as discussed below.
For example, Carlyle sponsors several investment funds, accounts and other similar arrangements, including, without limitation, BDC I, BDC II, Carlyle structured credit funds as well as Carlyle Tactical Private Credit Fund and other closed-end registered investment companies it may form in the future, BDCs, carry funds, managed accounts and structured credit funds. The SEC has granted BDC I, BDC II and certain of their affiliates exemptive relief that permits us and certain of our affiliates to co-invest in suitable negotiated investments (the “Exemptive Relief”). If Carlyle is presented with investment opportunities that generally fall within our investment objective and other board-established criteria and those of other Carlyle funds, accounts or other similar arrangements (including other existing and future affiliated BDCs), whether focused on a debt strategy or otherwise, Carlyle allocates such opportunities among us and such other Carlyle funds, accounts or other similar arrangements in a manner consistent with the Exemptive Relief, our Investment Adviser’s allocation policies and procedures and Carlyle’s other allocation policies and procedures, where applicable, as discussed below. More specifically, investment opportunities in suitable negotiated investments for investment funds, accounts and other similar arrangements managed by our Investment Adviser, and other funds, accounts or similar arrangements managed by affiliated investment advisers that seek to co-invest with us or other Carlyle BDCs, are allocated in accordance with the Exemptive Relief. Investment opportunities for all other investment funds, accounts and other similar arrangements not managed by our Investment Adviser are allocated in accordance with their respective investment advisers’ and Carlyle’s other allocation policies and procedures. Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds that are not managed by our Investment Adviser. Carlyle’s, including our Investment Adviser’s, allocation policies and procedures are designed to allocate investment opportunities fairly and equitably among its clients over time, taking into account a variety of factors which may include the sourcing of the transaction, the nature of the investment focus of each such other Carlyle fund, accounts or other similar arrangements, each fund’s, account’s or similar arrangement’s desired level of investment, the relative amounts of capital available for investment, the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals, any requirements contained in the limited partnership agreements and other governing agreements of the Carlyle funds, accounts or other similar arrangements and other considerations deemed relevant by Carlyle in good faith, including suitability considerations and reputational matters. The application of these considerations may cause differences in the performance of different Carlyle funds, accounts and similar arrangements that have similar strategies.
Because we are a BDC, we are not generally permitted to make loans to companies controlled by Carlyle or other funds managed by Carlyle. We are also not permitted to make any co-investments with clients of our Investment Adviser or its affiliates (including any fund managed by Carlyle) without complying with our Exemptive Relief, subject to certain exceptions, including with respect to our downstream affiliates. Co‑investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co‑investment transaction. We may also co-invest with funds managed by Carlyle or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Investment Adviser’s and Carlyle’s other allocation policies and procedures.
While Carlyle and our Investment Adviser seek to implement their respective allocation processes in a fair and equitable manner under the particular circumstances, there can be no assurance that it will result in equivalent allocation of or participation in investment opportunities or equivalent performance of investments allocated to us as compared to the other entities. In some cases, due to information barriers that are in place, we and other Carlyle investment funds, accounts or other similar arrangements may compete with each other for specific investment opportunities without being aware that they are competing with each other. Carlyle has a conflict system in place above these information barriers to identify potential conflicts early in the process and determine if an allocation decision needs to be made or if an investment is precluded. If the conflicts system detects a potential conflict, the legal and compliance departments of Carlyle assess investment opportunities to determine whether a particular investment opportunity is required to be allocated to a particular investment fund, account or other similar arrangement (including us) or is prohibited from being allocated to a particular investment fund, account or similar arrangement. Subject to a determination by the legal and compliance departments (if applicable), portfolio management teams are then charged with ensuring that investment opportunities are allocated to the appropriate investment fund, account or other similar arrangement. In addition, in some cases Carlyle and our Investment Adviser may make investment recommendations to investment funds, accounts and other similar arrangements where the investment funds, accounts and other similar arrangements make the investment independently of Carlyle and our Investment Adviser. As a result, there are circumstances where investments appropriate for us are instead allocated, in whole or in part, to such other investment funds, accounts or other similar arrangements irrespective of our Investment Adviser’s and Carlyle’s other policies and procedures regarding allocation of investments. Where Carlyle otherwise has discretion to allocate investment opportunities among various funds, accounts and other similar arrangements, it should be noted that Carlyle may determine to allocate such investment opportunities away from us.

During periods of unusual market conditions, our Investment Adviser may deviate from its normal trade allocation practices. For example, this may occur with respect to the management of unlevered and/or long-only investment funds, accounts or similar arrangements that are typically managed on a side-by-side basis with levered and/or long-short investment funds, accounts or similar arrangements.
For potential conflicts of interest in allocating investment opportunities among the Company and such other investment funds, accounts or similar arrangements advised by Carlyle, see also “Item 1A. Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of other funds and accounts by our Investment Adviser, which could impact our investment returns.”
Investment Advisory Agreement
Pursuant to the Investment Advisory Agreement we entered into with our Investment Adviser (the “Investment Advisory Agreement”), we pay our Investment Adviser a fee for investment advisory and management services consisting of two components—a base management fee and an incentive fee.
Base Management Fee
The base management fee is calculated and payable quarterly in arrears at an annual rate of 1.50% of the average value of our gross assets at the end of the two most recently completed fiscal quarters; provided, however, that the annual rate shall be 1.00% with respect to the amount of such average value of the gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (A) 200% and (B) the average of our NAV at the end of the two most recently completed calendar quarters. The base management fee will be appropriately adjusted for any share issuances or repurchases during such fiscal quarter and the base management fees for any partial month or quarter will be pro-rated. The Company’s gross assets exclude any cash and cash equivalents and include assets acquired through the incurrence of debt from the use of leverage. A base management fee will not be paid on assets that are not under management (i.e. unpaid capital commitments)
Waiver of Base Management Fee
The Investment Adviser has irrevocably agreed to waive its rights to receive any base management fee for quarterly periods ending on or prior to the date of the closing of a Liquidity Event.
Incentive Fee
The incentive fee consists of two parts: one based on pre-incentive net investment income and one based on capital gains.
Incentive Fee on Pre-Incentive Fee Net Investment Income
Pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the operating expenses accrued for the quarter (including the base management fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares of beneficial interest (“Preferred Shares”), but excluding the incentive fee).
Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature, accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
We pay our Investment Adviser an incentive fee quarterly in arrears with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

•no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate of 1.50%;
•100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 1.82% in any calendar quarter (7.28% annualized). We refer to this portion of our pre-incentive fee net investment income (which exceeds the hurdle rate but is less than 1.82%) as the “catch-up.” The “catch-up” is meant to provide our Investment Adviser with approximately 17.5% of our pre-incentive fee net investment income as if a hurdle rate did not apply if this net investment income exceeds 1.82% in any calendar quarter; and
•17.5% of the amount of our pre-incentive fee net investment income, if any, that exceeds 1.82% in any calendar quarter (7.28% annualized) is payable to our Investment Adviser. This reflects that once the hurdle is reached and the catch-up is achieved, 17.5% of all pre-incentive fee investment income thereafter is allocated to our Investment Adviser.
The following is a graphical representation of the calculation of the income-related portion of the incentive fee:
Pre-incentive fee net investment income
Percentage of pre-incentive fee net investment income
allocated to our Investment Adviser
These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter. You should be aware that a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to our Investment Adviser with respect to pre-incentive fee net investment income.
Incentive Fee on Capital Gains
The second part of the incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 17.5% of our cumulative realized capital gains, if any, from inception through the date of determination, computed net of all cumulative realized capital losses and unrealized capital depreciation, less the aggregate amount of any previously paid capital gain incentive fees; provided, that, the incentive fee determined at the end of the first calendar year of operations may be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation.
Waiver of Incentive Fee
The Investment Adviser has irrevocably agreed to waive its rights to receive any incentive fee for quarterly periods ending on or prior to the date on which the value of the Company’s gross assets first exceeds $150,000,000.
Examples of Quarterly Incentive Fee Calculations
    The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns. Please refer to our future SEC filings for information on actual expenses and returns.

Example 1: Income Related Portion of Incentive Fee(*):
General Assumptions
Hurdle Rate(1) = 1.50%
Other expenses (legal, accounting, custodian, transfer agent, etc.)(2) = 0.20%
The incentive fee calculated below is for a period following the date on which the value of the Company’s gross assets has first exceeded $150,000,000(3)
Alternative 1 – Additional Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.25%.

Prior to a Liquidity Event:
Management Fee(4): None
Pre-incentive fee net investment income =
        (investment income – (management fee + other expenses)) = 1.050%
    Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.
Following a Liquidity Event:
Management Fee(5): 0.375%
Pre-incentive fee net investment income =
        (investment income – (management fee + other expenses)) = 0.675%
    Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.
Alternative 2 – Additional Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.30%.

Prior to a Liquidity Event:
Management fee(4): None
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 2.100%
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.82%))
Catch-up = 1.82% – 1.50% = 0.32%
Incentive fee = (100% × 0.32%) + (17.5% × (2.100% – 1.82%))
     = 0.320% + (17.5% × 0.280%)
     = 0.320% + 0.049%
     = 0.369%
Following a Liquidity Event:
Management fee(5): 0.375%
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 1.725%
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
= 100% × (1.725% – 1.50%)
     = 0.225%

Alternative 3 – Additional Assumptions
Investment income (including interest, dividends, fees, etc.) = 4.00%.

Prior to a Liquidity Event:
Management fee(4): None
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 3.800%
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.82%))
Catch-up = 1.82% – 1.50% = 0.32%
Incentive fee = (100% × 0.32%) + (17.5% × (3.800% – 1.82%))
     = 0.320% + (17.5% × 1.980%)
     = 0.320% + 0.3465%
     = 0.667%
Following a Liquidity Event:
Management fee(7): 0.333%
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 3.467%
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.82%))
Catch-up = 1.82% – 1.50% = 0.32%
Incentive fee = (100% × 0.32%) + (17.5% × (3.467% – 1.82%))
     = 0.320% + (17.5% × 1.647%)
     = 0.320% + 0.288%
     = 0.608%
__________________
Notes:
(*) The hypothetical amount of Pre-Incentive Fee net investment income shown is expressed as a rate of return on the value of the Company’s total net assets.
(1)Represents 6.00% annualized hurdle rate.
(2)Excludes organizational and offering expenses.
(3)The Investment Adviser will irrevocably agree to waive its rights to receive any incentive fee for quarterly periods ending on or prior to the date on which the value of the Company’s gross assets first exceeds $150,000,000.
(4)The Investment Adviser will irrevocably agree to waive its rights to receive any base management fee for quarterly periods ending on or prior to the date of the closing of a Liquidity Event.
(5)Represents 1.50% annualized base management fee using leverage up to 1.0x debt to equity.
(6)The “catch-up” provision, as described above, is intended to provide the Investment Adviser with an incentive fee of approximately 17.5% on all of the Company’s pre-incentive fee net investment income as if a hurdle rate did not apply when the Company’s net investment income exceeds 1.82% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 1.5% hurdle rate but is less than or equal to approximately 1.82% (that is, 1.5% divided by (1 – 0.175)) in any calendar quarter.
(7)Represents a blended 1.33% annualized base management fee using leverage of 2.0x debt to equity, which represents 1.50% annualized base management fee on assets financed using leverage up to 1.0x debt to equity and 1.00% annualized management fee on assets financed using leverage in excess of 1.0x debt to equity.

Example 2: Capital Gains Portion of Incentive Fee:
Alternative 1 – Assumptions
•Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).
•Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•Year 3: FMV of Investment B determined to be $25 million.
•Year 4: Investment B sold for $31 million.
The capital gains portion of the incentive fee, if any, would be:
•    Year 1: None.
•    Year 2: $5.25 million capital gains incentive fee, calculated as follows:
$30 million realized capital gains on sale of Investment A multiplied by 17.5%.
•    Year 3: None; calculated as follows:(8)
$4.375 million cumulative fee (17.5% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $5.25 million (previous capital gains fee paid in Year 2).
•    Year 4: $175,000 capital gains incentive fee, calculated as follows:
$5.425 million cumulative fee ($31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B) multiplied by 17.5%) less $5.25 million (previous capital gains fee paid in Year 2).
Alternative 2 – Assumptions
•    Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).
•    Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.
•    Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.
•    Year 4: FMV of Investment B determined to be $35 million.
•    Year 5: Investment B sold for $20 million.
The capital gains portion of the incentive fee, if any, would be:
•    Year 1: None.
•    Year 2: $4.375 million capital gains incentive fee, calculated as follows:
17.5% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).
•    Year 3: $1.225 million capital gains incentive fee, calculated as follows:
$5.6 million cumulative fee (17.5% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $4.375 million (previous capital gains fee paid in Year 2).
•    Year 4: $525,000 capital gains incentive fee, calculated as follows:
$6.125 million cumulative fee (17.5% multiplied by $35 million cumulative realized capital gains) less $5.6 million (previous cumulative capital gains fee paid in Year 2 and Year 3).
•    Year 5: None.
$4.375 million cumulative fee (17.5% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $6.125 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).
__________________
Note:
(8)If the Investment Advisory Agreement is terminated on a date other than December 31 of any year, the Company may pay aggregate capital gain incentive fees that are more than the amount of such fees that would have been payable if the Investment Advisory Agreement had been terminated on December 31 of such year. This would occur if the FMV of an investment declined between the time the Investment Advisory Agreement was terminated and December 31.

Administration Agreement
Pursuant to the Administration Agreement, our Administrator furnishes us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities. Under the Administration Agreement, our Administrator also performs, or oversees the performance of, our required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that we are required to maintain and preparing reports to our shareholders and reports filed with the SEC. In addition, our Administrator assists us in determining and publishing our NAV, overseeing the preparation and filing of our tax returns and the printing and dissemination of reports to our shareholders, and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others.
Payments under the Administration Agreement will be equal to an amount that reimburses our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our internal control assessment under the Sarbanes-Oxley Act. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party. Additionally, we ultimately bear the costs of any sub-administration agreements that our Administrator enters into.
The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, our Administrator and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it will be entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Administrator’s services under the Administration Agreement or otherwise as administrator for us.
Sub-Administration Agreements
Our Administrator entered into the Carlyle Sub-Administration Agreement with Carlyle Employee Co., pursuant to which Carlyle Employee Co. provides our Administrator with access to certain legal, operations, financial, compliance, accounting, internal audit (in their role of performing our Sarbanes-Oxley Act internal control assessment), clerical and administrative personnel that presently support our Investment Adviser’s investment team. Pursuant to the Carlyle Sub-Administration Agreement, our Administrator reimburses Carlyle Employee Co. for its allocable portion of the compensation or compensatory distribution of any personnel, other than legal department personnel, that Carlyle Employee Co. provides for its use. In addition, our Administrator, pursuant to the State Street Sub-Administration Agreement, engaged State Street, to act on behalf of our Administrator in its performance of certain other administrative services for us. The principal office of State Street is One Lincoln Street, Boston, MA 02111. We have also engaged State Street to serve as our custodian and DST Systems, Inc. to serve as our transfer agent, distribution paying agent and registrar.
Competition
Our primary competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, CLOs, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we do, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act and the Code impose on us. We cannot assure you that the competitive pressures we will face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.
We expect to use the expertise of the members of the Investment Committee and our Investment Adviser’s investment team to assess investment risks and determine appropriate pricing for our investments. In addition, we expect that the relationships developed by our Investment Adviser’s investment team will enable us to learn about and compete effectively for financing opportunities with attractive middle market companies in the industries in which we seek to invest. For additional information concerning the competitive risks we face, see “Item 1A. Risk Factors—Risks Related to Our Investments—We operate in a highly competitive market for investment opportunities, and compete with investment vehicles sponsored or advised by our affiliates.”
Dividend Reinvestment Plan
The Company has adopted a dividend reinvestment plan, pursuant to which the Company will reinvest all cash dividends and other cash distributions declared by the Board of Trustees on behalf of the Company’s shareholders who do not elect to receive their dividends and other distributions in cash. As a result, if the Board of Trustees declares a cash dividend or other cash distribution, then the Company’s shareholders who have not opted out of the Company’s dividend reinvestment plan will have their cash dividend or other cash distribution automatically reinvested in additional Shares, rather than receiving the cash dividend or other distribution. Distributions on fractional Shares will be credited to each participating shareholder’s account to three decimal places.
Prior to a Liquidity Event, a participating shareholder will receive an amount of Shares equal to the amount of the distribution on that participant’s Shares divided by the NAV per Share as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared, provided that in the event a distribution is declared on the last day of a fiscal quarter, the NAV shall be deemed to be the NAV per Share as of such day.
Following a Liquidity Event, a participating shareholder will receive an amount of Shares equal to the amount of the distribution on that participant’s Shares divided by the market price per Share at the close of regular trading on the applicable stock exchange on the date of such distribution, subject to certain adjustments described in the Company’s dividend reinvestment plan.
Although the Company intends to use newly issued Shares to implement the plan, on or after a Liquidity Event it reserves the right to purchase or cause the plan administrator to purchase Shares in the market. Shares issued under the dividend reinvestment plan will not reduce outstanding capital commitments.
No action is required on the part of a registered shareholder to have his, her or its cash dividend or other distribution reinvested in the Shares. A shareholder may elect to receive its entire dividend in cash at any time by notifying the Company’s transfer agent in writing. If, however, a shareholder requests to change its election within 95 days prior to a distribution, the request will be effective only with respect to distributions after the 95-day period.
There are no brokerage charges or other charges to shareholders who participate in the plan.
The plan may be terminated by the Company at any time upon written notice to shareholders who participate in the plan.
Staffing
We do not currently have any employees. Subject to the approval of our Board of Trustees, our Chief Financial Officer and our Chief Compliance Officer will be retained by our Administrator pursuant to the Carlyle Sub-Administration Agreement. Each of these professionals performs their respective functions for us under the terms of our Administration Agreement.

Our day-to-day investment operations are managed by our Investment Adviser. Pursuant to its personnel agreement with Carlyle Employee Co., our Investment Adviser has access to the members of the Investment Committee and a team of additional experienced investment professionals who, collectively, comprise our Investment Adviser’s investment team. Our Investment Adviser may hire additional investment professionals to provide services to us.
Valuation Procedures
We conduct the valuation of our portfolio companies, pursuant to which our NAV shall be determined, at all times consistent with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and the Investment Company Act. Our Board of Trustees, with the assistance of its audit committee (the “Audit Committee”), will determine the fair value of our assets on at least a quarterly basis, in accordance with the terms of FASB Accounting Standards Codification Topic 820, Fair Value Measurement (“ASC 820”). Alternatively, the Board of Trustees may choose to designate the Investment Adviser to perform fair value determinations, subject to Board oversight. Our valuation procedures are set forth in more detail below.
ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same—to estimate the price at which an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).
ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instrument, the characteristic specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, will generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
The three-level hierarchy for fair value measurement is defined as follows:
•Level I — inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The type of financial instruments included in Level I include unrestricted securities, including equities and derivatives, listed in active markets. We will not adjust the quoted price for these instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
•Level II — inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The type of financial instruments in this category includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.
•Level III — inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately held entities, non-investment grade residual interests in securitizations, collateralized loan obligations, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Our Investment Adviser’s assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the financial instrument.
Pursuant to the framework set forth above, we value securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of the shares or amount of the instrument held. We may also obtain quotes with respect to certain of our investments, such as our securities/instruments traded in active markets and our liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, we will determine whether the quote obtained is sufficient according to U.S. GAAP to determine the fair value of the security. We may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Securities/instruments that are illiquid or for which the pricing source does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Investment Adviser or our Board of Trustees, does not represent fair value, shall each be valued as of the measurement date using all techniques appropriate under the circumstances and for which sufficient data is available. These valuation techniques may vary by investment but include comparable public market valuations, comparable precedent transaction valuations and discounted cash flow analyses. The process generally used to determine the applicable value will be as follows: (i) the value of each portfolio company or investment will be initially reviewed by the investment professionals responsible for such portfolio company or investment and, for non-traded investments (i.e., illiquid securities/instruments), a standardized template designed to approximate fair market value based on observable market inputs, updated credit statistics and unobservable inputs will be used to determine a preliminary value; (ii) preliminary valuation conclusions will be documented and reviewed by a valuation committee comprised of members of our senior management; (iii) our Board of Trustees will engage a third-party valuation firm to provide positive assurance on portions of first lien senior secured loans, “unitranche” loans and second lien senior secured loans each quarter (such that each such non-traded investment will be reviewed by a third-party valuation firm at least once on a rolling twelve-month basis) including a review of management’s preliminary valuation and conclusion on fair value; (iv) if applicable, our Audit Committee will review the assessments of the Investment Adviser and the third-party valuation firm and provide our Board of Trustees with any recommendations with respect to changes to the fair value of each investment in our portfolio; and (v) if applicable, our Board of Trustees will discuss the valuation recommendations of the Audit Committee and determine the fair value of each investment in our portfolio in good faith based on the input of the Investment Adviser and, where applicable, the third-party valuation firm.
All factors that might materially impact the value of an investment will be considered, including, but not limited to the assessment of the following factors, as relevant:
•the nature and realizable value of any collateral;
•call features, put features and other relevant terms of debt;
•the portfolio company’s leverage and ability to make payments;
•the portfolio company’s public or “private letter” credit rating;
•the portfolio company’s actual and expected earnings and discounted cash flow;
•prevailing interest rates and spreads for like securities and expected volatility in future interest rates;
•the markets in which the portfolio company does business and recent economic and/or market events; and
•comparisons to comparable transactions and publicly-traded securities.

Investment performance data utilized will be the most recently available financial statements and compliance certificate received from the portfolio companies as of the measurement date which in many cases may reflect a lag in information.
Securities for which market quotations are not readily available or for which a pricing source is not sufficient may include, but are not limited to, the following:
•private placements and restricted securities that do not have an active trading market;
•securities whose trading has been suspended or for which market quotes are no longer available;
•debt securities that have recently gone into default and for which there is no current market;
•securities whose prices are stale; and
•securities affected by significant events.
The Board of Trustees is ultimately responsible for the determination, in good faith, of the fair value of our portfolio investments.
Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our financial statements express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.
Competitive Strengths
Carlyle Global Credit’s key competitive strengths are based on Carlyle’s integrated platform—with a breadth of capabilities, scale of capital and depth of expertise—which Carlyle believes allows it to mitigate competition and generate attractive risk-adjusted returns. The Company believes the following characteristics distinguish Carlyle’s capabilities in private credit:
•Proven Direct Origination Approach. Carlyle Direct Lending’s business directly originates nearly 100% of its investments, sourced from both the dedicated direct lending origination team as well as from the many adjacent capabilities across the Carlyle Credit platform. This origination approach has resulted in a strong and diversified flow of opportunities, approximately 1,400 per annum, from which Carlyle believes it can select investments with the best potential risk/reward characteristics.
•Breadth of Capabilities. Carlyle believes it has one of the broadest credit investment capabilities in the market today. As a global private credit platform, Carlyle has the ability to invest across the capital structure in first lien, unitranche, second lien, junior debt and preferred equity. Carlyle Credit can potentially serve as a one-stop shop, providing creative and holistic solutions for borrowers across the capital structure, which allows it to pursue investment opportunities with limited competition.
•Scale of Capital. With $55.9 billion of AUM as of December 31, 2020 across its global credit platform, Carlyle Credit maintains a significant capital base that can provide a full capital solution, delivering certainty of execution for borrowers and mitigating opportunities for competitive disintermediation.
•Depth of Expertise. Carlyle is a market leading global platform with $230 billion of AUM, an experienced and tenured bench of nearly 680 investment professionals with well-established, long-standing relationships with sponsors, management teams, and industry experts, as of December 31, 2020. Carlyle believes that it brings differentiated diligence insights and extensive experience to inform credit selection. As a firm, Carlyle seeks to bring the collective power of the global platform with respect to individual investments, including sector credit analysts, Carlyle Private Equity’s deep knowledge and relationships with potential customers, suppliers or competitors of a given company, and internal dedicated diligence groups (e.g., government affairs and environment, social and corporate governance (“ESG”)). Carlyle believes this integrated and collaborative approach allows it to move faster and with higher conviction than its competitors in many scenarios.
•Rigorous Credit Selection. Carlyle employs a robust, iterative and heavily documented underwriting process for its Direct Lending business, which consists of four “gates” where a credit is reviewed and requires sign-off, including (i) at the point of origination, (ii) by the underwriting team, (iii) by Carlyle Direct Lending’s screening committee (the “Direct Lending Screening Committee” or the “Screening Committee”) and finally (iv) by Carlyle direct lending’s investment committee at our Investment Adviser (“Direct Lending Investment Committee” or “Investment Committee”). This rigorous diligence approach has allowed for a less than 5% closing rate on the approximate 1,400 transactions per annum that were reviewed by the deal team on average over 2019 and 2020.
•Defensive Approach. Carlyle approaches the direct lending business with a defensive mindset that permeates all aspects of investment selection. On a strategic level, Carlyle seeks to construct well diversified portfolios, heavily weighted towards non-cyclical industries, and applies only moderate leverage at the portfolio level. In addition, in individual asset selection, Carlyle favors sponsored over non-sponsored borrowers, seeks to transact with sponsors it knows well (approximately 80% of Carlyle Direct Lending’s business is with repeat sponsors), works with companies it knows well via our significant incumbencies, and primarily invests in transactions where Carlyle maintains leadership or roles with significant influence (approximately 80% of originations having a titled role in recent years).
Investment Strategy
We will seek to generate differentiated returns by leveraging the broader Carlyle Credit platform, which operates in an integrated manner and provides access to a wider sourcing network and origination funnel. The origination funnel allows us to be more discerning in our investment selection and focus on diversifying its risk exposure. We can further leverage the scale, expertise and experience of the broader Carlyle Credit platform, which has the ability to take larger hold sizes and offer sponsor and borrower counterparts creative and bespoke solutions across the capital structure to mitigate competition and deliver outperformance in a growing and maturing market.
We will employ a flexible approach with exposure across three key pathways: our core strategy, complementary strategies and opportunistic strategies. Our Investment Adviser expects the majority of our portfolio to be deployed into our core strategy, which focuses on directly originated cash flow finance transactions in U.S. sponsor-backed companies, with supplemental complementary specialty lending capabilities and opportunistic transactions sourced across the broader Carlyle Credit platform. Carlyle believes that in a constantly evolving market, this multi-pronged flexible approach will allow us to deploy capital and generate attractive risk-adjusted returns across market cycles.
•Core Strategy. Our core strategy is expected to represent the majority of our portfolio, typically approximately 50-70%. In this strategy, we will be primarily focused on investing in established and stable U.S.-based companies with positive free cash flow that are typically owned by private equity sponsors, with approximately $25 million to $100 million of EBITDA. Our Investment Adviser will seek out defensively-oriented companies that may have one or more of the following characteristics: sustainable leading positions in their respective markets, scalable revenues and operating cash flow, experienced management teams with successful operating track records, stable cash flows with low technology and market risks, a diversified product offering and strong customer base, low capital expenditure requirements, and products, services or distribution channels that have distinctive competitive advantages and high barriers to entry, such as, for example, significant capital investment, patents and technical expertise. Our core strategy will primarily be invested in first lien and unitranche transactions. We intend to invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade, and, if not rated, would likely be rated below investment grade if it were rated (that is, below BBB- or Baa3, which is often referred to as “junk”).

Within our core strategy, we will strive to invest in companies with EBITDA profiles at the higher end of our target range to maximize the value of the platform and reduce risk across our portfolio. We will leverage the integrated Carlyle Credit platform, which can take larger hold sizes and offer sponsors and borrowers creative bespoke solutions across the capital structure, making Carlyle Credit a preferred capital provider. To provide additional downside protection, in transactions in which we participate, our Investment Adviser will seek out leadership roles where it can drive terms, pricing and documentation and will look to work with existing borrower and sponsor counterparts. In addition, our portfolio will be defensively oriented with respect to industry exposure.
•Complementary Strategies. To supplement its core strategy, we expect to invest up to approximately 30-40% of the portfolio in other strategies and asset classes where we can leverage the sourcing capabilities and expertise of the broader Carlyle Credit platform. Our Investment Adviser has developed investment capabilities in certain specialty lending strategies, including junior lending, lending based on recurring revenues, typically involving technology companies, asset-based lending and non-sponsored lending, which Carlyle believes can produce enhanced yield without taking undue risk by accessing complex and specialty areas of the market. In addition, we can benefit from the origination team and sourcing capabilities elsewhere on the Carlyle Credit platform.
•Opportunistic Strategies. On an opportunistic basis, and in the event of market dislocations, we will have the ability to invest up to 15% in other types of investments that may be sourced across the Carlyle Credit platform that the Investment Adviser believes to be appropriate for our investment objective. We may participate in these opportunities as appropriate and if such opportunities are in-line with our investment objective.
Consistent with its approach of building a defensive and diversified portfolio, our Investment Adviser expects that when we have fully deployed our capital commitments, we will invest in approximately 50-75 portfolio companies, with target core position sizes of 2-4%. We will invest primarily in senior secured debt, including first lien and unitranche debt transactions, and in junior debt on a more opportunistic basis. To a lesser extent, we may invest in “covenant-lite” loans. We use the term “covenant-lite” to refer generally to loans that do not have a complete set of financial maintenance covenants. We will target primarily sponsor-owned portfolio companies through our core strategy, with selective non-sponsor owned investments. We will invest primarily in U.S. portfolio companies and to a lesser extent portfolio companies in other geographies, primarily European opportunities in amounts that could be significant. Our Investment Adviser expects our portfolio to be sufficiently diversified by borrower and industry, with no single portfolio company expected to represent more than 10% and no single industry expected to represent more than 20% of the portfolio, at time of investment. We expect to utilize leverage in building our portfolio through various financing execution options and will typically target debt to equity leverage levels of approximately 0.9x-1.4x, subject to the limits of the Investment Company Act.
Investment Process
Origination
The direct lending investment team’s multi-channel origination model generates attractive investment opportunities through a variety of sources, including over 200 private equity firms, financial institutions, other middle market lenders, strategic relationships and arrangements, financial advisors, and experienced management teams. The origination team supplements these relationships through personal visits and marketing campaigns focused on maximizing investment deal flow. It is their responsibility to identify specific opportunities, refine opportunities through candid exploration of the underlying facts and circumstances and to apply creative and flexible solutions to solve a borrower or sponsor’s financing needs. The nine origination professionals are located in New York, Chicago, Boston and Los Angeles. Each originator maintains long-standing relationships with potential sources of deal flow and is responsible for covering a specified target market, organized by geography and secondarily by sector. Carlyle believes the originators’ strengths and breadth of relationships across a wide range of markets generate numerous financing opportunities, which enable it to be highly selective through its diligence and investment process, with less than 5% of total deals screened closing. The direct lending investment team has cultivated very strong relationships with private equity sponsors with whom it works closely in sourcing and executing transactions. Carlyle believes that borrowers benefit from full financing solutions, access to the vast Carlyle network, and reliable execution.
Underwriting
The underwriting process is led by an experienced team of senior underwriters with an average of 13 years of experience that are organized by sector and benefit from a deep base of shared information enabled by platform integration, as well as OneCarlyle resources. The typical deal timeline is sixty to ninety days and follows a multi-faceted four-step process:
1.Screening. The deal team reviews marketing materials and industry reports, compiles debt and equity comparables, reaches out to industry experts within the Carlyle network, builds an initial cash flow model incorporating downside scenarios, identifies key credit strengths and risks and formulates a view on structure. The deal team then presents an initial analysis through a screening memo to the Screening Committee for high-level feedback and a decision to move forward with additional credit work. Based on feedback from the committee, the deal team will prepare and disseminate an outcomes email that documents the takeaways from the meeting, including preferred financing structure as well as terms, key diligence items and next steps.
2.Formal Review. Following an indication from the Screening Committee to move forward in the diligence process, the deal team will compile a detailed diligence list and prepare for in-depth credit analysis. During this process, the deal team works closely with the private equity sponsor / borrower in all aspects of due diligence. Formal due diligence includes meeting with the management team, reviewing the data room and performing key financial analyses, creating a more detailed financial model with sensitivities assuming various market environments, reviewing sell-side and third-party research, which includes industry reports and financial diligence, following up with industry experts within the Carlyle network for additional feedback, and drafting the commitment papers and term sheet.
As part of the extensive due diligence process, the deal team fully leverages all internal Carlyle resources to aid in investment decisions. This includes speaking to Carlyle Private Equity investment professionals to discuss broad industry trends, as well as Carlyle operating executives, Carlyle’s chief economist and director of research, Carlyle’s government affairs professionals and senior executive officers within Carlyle’s private equity portfolio, including over 270 companies worldwide. In addition, the deal team may utilize third-party expert networks to supplement their work to gain further insight into company and industry factors from various thought leaders across the company’s markets.
Carlyle recently enhanced its diligence process by incorporating formal ESG reviews, and our Investment Adviser utilizes this process as it seeks to achieve our investment objective. While ESG has always been a piece of the screening process, all deals will now be thoroughly vetted leveraging sector- and sub-sector-specific Sustainability Accounting Standards Board standards. ESG diligence will further incorporate country risk assessments for corruption and anti-money laundering concerns as well. The underwriters are responsible for assessing these ESG risks and including their assessment in the deal memo that the Screening and Investment Committees will review.
The formal review part of the process is iterative and involves re-screening with members of the Screening Committee, typically two to four times over the course of the deal, to produce a fulsome investment memo and provide a full term sheet and commitment papers, subject to outstanding diligence items.
3.Final Investment Committee Approval. After the Screening Committee has signed off on the investment memo, which consists of approval by the Chief Investment Officer, Head of Underwriting, Chief Risk Officer, and a senior Managing Director, the deal team prepares for the Investment Committee approval process. The deal team reviews and summarizes final third-party industry work, the final quality of earnings report, and tax, legal, IT, HR and insurance diligence packets, conducts relevant background checks, performs outstanding ESG and regulatory due diligence, and begins drafting the definitive legal documentation for the transaction. Once the credit work for the transaction has been finalized, the deal team will finalize the investment memo and present the investment to the Investment Committee, where approval by a majority of the committee is required to approve a transaction.
4.Closing. Once the investment has been approved and prior to funding, the deal team will prepare a closing memo for the Investment Committee documenting any updates since approval, changes to key legal terms, and the final financial covenant analysis. Once the sponsor / borrower legal diligence, and the know your customer, anti-money laundering and legal documentation have been finalized, the transaction will close and fund.
The deal team focuses on lending to performing, high quality businesses with a focus on strong fundamentals, market leadership with unique competitive advantages and high barriers to entry, positive cash flow generation on a historical and pro-forma basis including downside scenarios, and modest loan-to-value across economic cycles. The deal team crafts a fulsome memo with pages including, but not limited to diligence completed on a variety of industry, company-specific, financial and legal topics. Topics may include:
Industry
•Industry growth, including total potential market opportunity, current market share and potential new business development
•Key industry trends and risk of disruption (with focus on technological disruption)
•Competitive landscape and side-by-side analysis of key competitors
•Market position and company reputation
•Industry fragmentation and consolidation trends
•M&A trends and valuation multiples
•Barriers to entry for new adjacent or substitute players
•Regulatory framework
Company
•Revenue visibility and quality
•Price and volume trends
•Details on products and services, including concentration and margins
•Customers, including customer concentration
•Contracts, including maturity / termination provisions, renewal waterfalls, ability to pass through costs and exclusivity
•Supply chain, including supplier concentration, raw material exposure, pricing power and logistics
•Management team, including quality, depth and reputation
•Sales and marketing team
•IT and technology platform
•Details on real estate and leases
•Environmental, regulatory, or legal issues and insurance coverage
Financial
•Cyclicality
•Seasonality

•Fixed and variable costs
•EBITDA adjustments
•Capital expenditures, including breakdown between maintenance and growth
•Working capital requirements, including aging and write-offs
•Detailed, bottom up cash flow modeling with sensitivities for key business risks
•Foreign exchange exposure
•Accounting policies, including revenue and costs recognition
•Bonding requirements
•Claims on income streams and off-balance sheet liabilities
•Tax characteristics and tax shield
Legal
•Definitions of EBITDA and indebtedness
•Financial covenants and ability of a sponsor to invest incremental capital into the borrower
•Affirmative covenants, including but not limited to reporting requirements, audits, budgets, and maintaining good standing
•Permitted indebtedness, permitted liens and incremental facilities (including most favored nation protection)
•Restricted payments and tax distributions
•Permitted acquisitions and investments
•Permitted divestures and mandatory prepayments
•Events of defaults and cure periods
•Security and collateral packages
•Assignability of key contracts, leases, material IP and other key collateral
•Limitations on fundamental changes and transferring collateral
•Enforcement of remedies
•Voting and assignment provisions
•Other debt agreements and relevant intercreditor and subordination agreements

Portfolio and Risk Management
The investment team views proactive portfolio monitoring as a vital part of its investment process, which includes the continuous review of a borrower by portfolio management, underwriting and workout professionals, with multiple layers of risk review and oversight. The investment team follows a rigorous monitoring strategy that utilizes a proprietary dashboard template for each transaction, which tracks financial performance, covenant compliance, follow-on transactions and amendments, and real-time updates to internal risk ratings based on qualitative and quantitative factors. The portfolio management process involves a variety of ongoing and scheduled reviews that allow for early detection of issues and escalation to the Investment Committee and workout team to avoid credit losses. This process includes detailed portfolio dashboard updates, monthly reviews of watch list credits, quarterly meetings to conduct formal portfolio reviews, focused on technical analysis of financial performance and portfolio diversification, and ongoing ad-hoc meetings to handle borrower-specific requests, including follow-on transactions and amendments.
In connection with the quarterly portfolio reviews, the investment team also compiles a quarterly risk report that examines, among other things, migration in the portfolio and loan level investment mix, industry diversification, internal risk ratings, revenue and EBITDA and leverage.

Frequency of review of individual loans is determined on a case-by-case basis, based on internal risk ratings as laid out below, total exposure and other criteria set forth by the Investment Committee. The direct lending team has developed an internal risk policy which regularly assesses the risk profile of each investment and rates them based on the following categories, which are referred to as internal risk ratings.

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2
Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3
Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4
Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5
Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.

Beyond the policies detailed above, our Investment Adviser’s investment team performs analyses and projections to assess potential exposure of the portfolio to variable macroeconomic factors and market conditions. Sample analysis includes impact from falling energy prices, volatility in foreign exchange rates, Brexit, interest rate sensitivity and quite notably, the COVID-19 pandemic. These analyses can take the form of periodic (weekly/monthly/quarterly) reports as well as ad hoc analysis based on current market conditions.
Market Opportunity
We believe the middle market lending environment provides attractive investment opportunities as a result of a combination of the following factors:
•Favorable Market Environment. We believe the middle market remains one of the most attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and supply-demand imbalance that continues to favor non-bank lenders. We believe market yields remain attractive and leverage levels at middle market companies are stable, creating a favorable investment environment.
•Large and Growing U.S. Middle Market. The U.S. middle market is the largest market by many measures, which is expected to enable us to invest selectively as approximately 70% of middle market loan volume is sponsor-backed. According to S&P Capital IQ, as of December 31, 2020, there are over 77,000 U.S. middle market companies generating between $20 million and $1 billion in annual revenue, compared with approximately 4,000 companies with revenue greater than $1 billion. We believe these middle market companies, both sponsored and non-sponsored, represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow.
•Benefits of Traditional Middle Market Focus – Leverage, Pricing and Risk. According to the S&P Global Market Intelligence LCD Quarterly Leveraged Lending Review (Q4 2020) and Fitch U.S. Leveraged Loan Default Insight (January 28, 2021), middle market companies, which we define as borrowers with EBITDA of approximately $25 million and $100 million, are generally less levered, have larger equity contributions, and experience lower rates of default versus large cap broadly syndicated loans, which we define as loans to borrowers with greater than $100 million of EBITDA. Middle market loans relative to broadly syndicated loans also tend to achieve more attractive economics in the form of upfront fees, spreads, and prepayment penalties, and benefit from stronger defensive structures through terms including, but not limited to documentation, asset security, priority in payments, covenants, and information/governance, all of which potentially provide more favorable protection against credit deterioration. Middle market lenders like us are also often able to complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space. We believe the confluence of these factors have resulted in, over the four-year period from 2017 to 2020, middle market loans driving an approximate 150 to 200 basis points spread premium over broadly syndicated loans according to the S&P Global Market Intelligence LCD Leveraged Loan Index, without taking incremental credit risk as evidenced by lower default rates and higher recovery rates as compared to broadly syndicated loans.
•Market Environment Favors Non-Traditional Lenders. Traditional middle market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities and are focusing on more liquid asset classes or have exited the business. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle market companies to raise debt capital through public capital markets. This has resulted in other capital providers, such as specialty finance companies, structured-credit vehicles such as CLOs, BDCs, and private investment funds, actively investing in the middle market. We believe the aforementioned changes and restrictions have created a large and growing market opportunity for alternative lenders such as us.
•Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by private equity investment and upcoming maturities are expected to provide us with ample deal flow. Current data from Refinitiv, a provider of financial market data, suggests that approximately $566 billion of upcoming loan maturities for middle market companies are due between 2021 and 2027, and the Preqin PE North American Report suggests that there is approximately $865 billion of uninvested private equity capital as of December 31, 2020. We believe these refinancings and uninvested capital will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding sponsor and market relationships, particularly for providers of full capital structure financing solutions.
Certain BDC Regulatory Considerations
General
A BDC is regulated under the Investment Company Act. A BDC must be organized in the United States for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A BDC may use capital provided by public shareholders and from other sources to make long-term, private investments in businesses. A publicly-traded BDC provides shareholders the ability to retain the liquidity of a publicly-traded stock while sharing in the possible benefits, if any, of investing in primarily privately owned companies.
We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the Investment Company Act. A majority of the outstanding voting securities of a company is defined under the Investment Company Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.

As with other companies regulated by the Investment Company Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our Trustees must be persons who are not interested persons, as that term is defined in the Investment Company Act. Additionally, we will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, we will be prohibited from protecting any Trustee or officer against any liability to us or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
As a BDC, we will generally be required to meet an asset coverage ratio, defined under the Investment Company Act as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities, of at least 150% immediately after each issuance of senior securities. We may also be prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without the prior approval of our Trustees who are not interested persons and, in some cases, prior approval by the SEC. As a BDC, we will generally be limited in our ability to invest in any portfolio company in which our Investment Adviser or any of its affiliates currently has an investment or to make any co-investments with our Investment Adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions.
We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the Investment Company Act. Under these limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company (unless certain conditions are satisfied), invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject our shareholders to additional indirect expenses. Our investment portfolio is also subject to diversification requirements by virtue of our intended status to be a RIC for U.S. tax purposes. See “—Material U.S. Federal Income Tax Considerations” for more information.
We have adopted a policy to invest, under normal circumstances, at least 80% of our total assets (net assets plus borrowings for investment purposes) in secured debt investments or instruments that provide investment exposure to secured debt investments, including through investment vehicles that typically invest at least 80% of their total assets in secured debt investments. This policy may be changed with 60 days’ prior notice to our shareholders. None of our investment policies are fundamental, and thus may be changed without shareholder approval.
We will generally not be able to issue and sell our Shares at a price below NAV per share. We may, however, sell our Shares, or warrants, options or rights to acquire our Shares, at a price below the then-current NAV of our Shares if our Board of Trustees determines that such sale is in our best interests and the best interests of our shareholders, and our shareholders approve such sale. In addition, we may generally issue new Shares at a price below NAV in rights offerings to existing shareholders, in payment of dividends and in certain other limited circumstances.
We will be periodically examined by the SEC for compliance with the Investment Company Act.
As a BDC, we will be subject to certain risks and uncertainties. See “Item 1A. Risk Factors—Risks Related to Our Business and Structure” for additional information.
Qualifying Assets
We may invest up to 30% of our portfolio opportunistically in “non-qualifying assets”, which will be driven primarily through opportunities sourced through our direct lending platform. However, under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the Investment Company Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1)Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer which:
(a)is organized under the laws of, and has its principal place of business in, the United States;
(b)is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and
(c)satisfies any of the following:
(i)does not have any class of securities that is traded on a national securities exchange;
(ii)has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;
(iii)is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or
(iv)is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.
(2)Securities of any eligible portfolio company which we control.
(3)Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
(4)Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.
(5)Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
(6)Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
Managerial Assistance to Portfolio Companies
As a BDC, we must offer, and must provide upon request, significant managerial assistance to certain of our portfolio companies. This assistance could involve, among other things, monitoring the operations of our portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance. Our Investment Adviser may provide all or a portion of this assistance pursuant to our administration agreement, the costs of which will be reimbursed by us. We may receive fees for these services.
Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as “temporary investments,” so that 70% of our assets are qualifying assets. We may also invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our gross assets constitute repurchase agreements from a single counterparty, we would not meet the diversification tests in order to qualify as a RIC. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Investment Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.
Indebtedness and Senior Securities
As a BDC, we will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to our Shares if our asset coverage, as defined in the Investment Company Act, is at least equal to 150%, immediately after each such issuance.
Section 61(a) of the Investment Company Act permits BDCs to reduce the minimum asset coverage ratio from 200% to 150%, subject to certain approval requirements (including either shareholder approval or approval of the “required majority”, as such term is defined in Section 57(o) of the Investment Company Act), certain disclosure requirements and, in the case of a BDC that is not an issuer of common equity securities that are listed on a national securities exchange, such as us, the requirement that the BDC must extend to each person that is a shareholder as of the date of an approval described above the opportunity (which may include a tender offer) to sell the securities held by that shareholder as of that applicable approval date, with 25% of those securities to be repurchased in each of the four calendar quarters following the calendar quarter in which that applicable approval date takes place. Our Board of Trustees, including a “required majority” (as such term is defined in Section 57(o) of the Investment Company Act), and our Investment Adviser (as our initial shareholder) approved the application to us of the 150% minimum asset coverage ratio set forth in Section 61(a)(2) of the Investment Company Act.
In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.
Code of Ethics
We have adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act, and our Investment Adviser has adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and pursuant to Rule 204A-1 under the Advisers Act, respectively (collectively, the “Rule 17j-1 Codes of Ethics”). The Rule 17j-1 Codes of Ethics establish procedures for personal investments and restrict certain transactions by our personnel, and apply to, among other personnel, our Chief Executive Officer and Chief Financial Officer, and generally do not permit investments by personnel subject to them in securities that may be purchased or sold by us.
We have adopted a Code of Ethics for Principal Executive and Senior Financial Officers under the Sarbanes-Oxley Act (the “SOX Code of Ethics”), which applies to, among other personnel, our Chief Executive Officer and Financial Officer.
We hereby undertake to provide, following our adoption of these codes of ethics, a copy of such codes of ethics to any person, without charge, upon request. Requests for a copy of these codes of ethics may be made in writing addressed to the Secretary of the Company, Carlyle Secured Lending III, One Vanderbilt Avenue, 36th Floor,

New York, New York 10017. The SOX Code of Ethics is also expected to be available free of charge on our BDC reporting website (https://tcgbdc.carlyle.com/).
Compliance Policies and Procedures
We and our Investment Adviser have adopted and implement written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a Chief Compliance Officer to be responsible for administering the policies and procedures.
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act imposes a wide variety of new regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:
•pursuant to Rule 13a-14 of the Exchange Act, our Chief Executive Officer and Chief Financial Officer must certify the accuracy of the financial statements contained in our periodic reports;
•pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;
•pursuant to Rule 13a-15 of the Exchange Act, our management must prepare a report regarding its assessment of our internal control over financial reporting starting with our second annual report on Form 10-K and, starting from the date on which we are both (i) not an emerging growth company under the JOBS Act and (ii) are a reporting company that meets the definition of an “accelerated filer” or a “large accelerated filer” under Rule 12b‑2 under the Exchange Act, must obtain an audit of the effectiveness of internal control over financial reporting performed by our independent registered public accounting firm; and
•pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to material weaknesses.
The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.
Compliance with the JOBS Act
We currently are, and following the completion of the Private Offering expect to remain, an “emerging growth company,” as defined in the JOBS Act until the earliest of:
•up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement;
•the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more;
•the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; and

•the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that are held by non-affiliates exceeds $700 million as of any June 30.
Under the JOBS Act, we are currently exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business” for additional information.
In addition, Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act, as amended by Section 102(b) of the JOBS Act, provide that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards.
Proxy Voting Policies and Procedures
We have delegated our proxy voting responsibility to our Investment Adviser. The proxy voting policies and procedures of our Investment Adviser are set forth below. These guidelines are reviewed periodically by our Investment Adviser and our Independent Trustees, and, accordingly, are subject to change.
An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, our Investment Adviser recognizes that it must vote portfolio securities in a timely manner free of conflicts of interest and in the best interests of its clients.
These policies and procedures for voting proxies are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.
Our Investment Adviser will vote proxies relating to our portfolio securities in what it perceives to be the best interest of our shareholders. Our Investment Adviser will review on a case-by-case basis each proposal submitted to a shareholder vote to determine its impact on the portfolio securities held by us. Although our Investment Adviser will generally vote against proposals that may have a negative impact on our portfolio securities, it may vote for such a proposal if there exist compelling long-term reasons to do so.
Our Investment Adviser’s proxy voting decisions will be made by its investment committee. To ensure that the vote is not the product of a conflict of interest, our Investment Adviser will require that: (1) anyone involved in the decision making process disclose to our Investment Adviser’s investment committee, and Independent Trustees, any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision making process or vote administration are prohibited from revealing how our Investment Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.
Shareholders may obtain information regarding how we voted proxies by making a written request for proxy voting information to: Carlyle Secured Lending III, c/o Carlyle Global Credit Investment Management L.L.C., One Vanderbilt Avenue, 36th Floor, New York, New York 10017.

Privacy Principles
We endeavor to maintain the privacy of our shareholders and to safeguard their non-public personal information. The following information is provided to help shareholders understand what non-public personal information we collect, how we protect that information and why, in certain cases, we may share that information with select other parties.
We may collect non-public personal information about shareholders from our subscription agreements or other forms, such as name, address, account number and the types and amounts of investments, and information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity. We may disclose the non-public personal information that we collect from our shareholders or former shareholders, as described above, to our affiliates and service providers and as allowed by applicable law or regulation. Any party that receives this information from us is permitted to use it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. We permit access only by authorized personnel who need access to that non-public personal information to provide services to us and our shareholders. We also maintain physical, electronic and procedural safeguards for non-public personal information that are designed to comply with applicable law.
Reporting Obligations
We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Once this Registration Statement is effective, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.
Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Definitive Proxy Statement on Schedule 14A, as well as reports on Forms 3, 4 and 5 regarding Trustees, officers or 10% beneficial owners of us, filed or furnished pursuant to section 13(a), 15(d) or 16(a) of the Exchange Act, will be available on our BDC reporting website (https://tcgbdc.carlyle.com/).
The SEC also maintains a website (https://www.sec.gov/edgar.shtml) that contains such information.
Material U.S. Federal Income Tax Considerations
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, and to an investment in the Shares.
This summary does not purport to be a complete description of all the income tax considerations applicable to such an investment. For example, we have not described all of the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including shareholders subject to the alternative minimum tax, tax-exempt organizations, partnerships or other pass-through entities and their owners, insurance companies, dealers in securities, a trader in securities that elects to use a market-to-market method of accounting for its securities holdings, pension plans and trusts, financial institutions, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. shareholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” and persons that will hold Shares as a position in a “straddle,” “hedge,” or as part of a “constructive sale” for U.S. federal income tax purposes. This summary assumes that investors hold our Shares as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”)

regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. shareholder” generally is a beneficial owner of the Shares who is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;
•a trust if (i) a U.S. court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
For purposes of this discussion, a “non-U.S. shareholder” generally is a beneficial owner of the Shares that is not a U.S. shareholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership (or entity or arrangement treated as a partnership) and certain determinations made at the partner level. A prospective shareholder that is a partner of a partnership holding Shares should consult its tax advisors with respect to the partnership’s purchase, ownership and disposition of the Shares.
Tax matters are very complicated and the tax consequences to an investor of an investment in the Shares will depend on the facts of its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.
Election to be Taxed as a RIC
We intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our shareholders as dividends. Instead, dividends we distribute generally will be taxable to the holders of our Shares, and any net operating losses, foreign tax credits and other tax attributes may not pass through to the holders of our Shares. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must comply with the Annual Distribution Requirement (as defined in “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We will be subject to corporate-level income tax if we are unable to qualify and maintain our qualification as a RIC for U.S. federal income tax purposes under Subchapter M of the Code”) for any taxable year. The following discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement for each taxable year.
Taxation as a Regulated Investment Company
As a RIC, and if we satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our net taxable income that we timely distribute (or are deemed to timely distribute) to shareholders. We are subject to U.S. federal income tax at regular corporate rates on any income or capital gains not distributed (or deemed distributed) to our shareholders.

In addition, if we fail to distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for the calendar year, (2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any undistributed ordinary income and capital gain net income for preceding years on which we paid no U.S. federal income tax less certain over-distributions in prior years (together, the “Excise Tax Distribution Requirements”), we will be liable for a 4% nondeductible excise tax on the portion of the undistributed amounts of such income that are less than the amounts required to be distributed based on the Excise Tax Distribution Requirements. For this purpose, however, any ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Distribution Requirements.
In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we must, among other things:
•continue to qualify and have in effect an election to be treated as a BDC under the Investment Company Act at all times during each taxable year;
•satisfy the 90% Gross Income Test; and
•satisfy the Diversification Tests.
We intend to pay distributions in cash. We may make investments that produce income that is not matched by a corresponding cash receipt by us. Any such income would be treated as income earned by us and therefore would be subject to the distribution requirements of the Code. Such investments may require us to borrow money or dispose of other securities in order to comply with those requirements. However, under the Investment Company Act (and possibly certain debt covenants), we are not permitted to make distributions to our shareholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Item 1. Business—Certain Business Development Company Regulatory Considerations—Indebtedness and Senior Securities” for more information.
Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Distribution Requirements, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are prohibited from making distributions or are unable to raise additional debt or equity capital or sell assets to make distributions, we may not be able to make sufficient distributions to satisfy the Annual Distribution Requirement, and therefore would not be able to maintain our qualification as a RIC. Additionally, we may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent us from accruing a long-term holding period. These investments may prevent us from making capital gain distributions as described below. We intend to monitor our transactions, make the appropriate tax elections and make the appropriate entries in our books and records when we make any such investments in order to mitigate the effect of these rules.
A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses). If our expenses in a given year exceed our investment company income, we would have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses generally do not pass through to the holders of its shares. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset future capital gains, indefinitely. Due to these limits on the deductibility of expenses and net capital losses, we may for U.S. federal income tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our shareholders even if such income is greater than the aggregate net income we actually earned during those years. Such distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to the holders of our Shares.
We may include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (“OID”) (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or Shares. Because such OID or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make distributions to the holders of our Shares in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Distribution Requirements, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to the holders of our Shares that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).
Failure to Qualify as a RIC
If we failed to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code applied (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we failed to qualify for treatment as a RIC and such relief provisions did not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to the holders of our Shares. We would not be able to deduct distributions to our shareholders, nor would distributions to the holders of our Shares be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to the holders of our Shares as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current 20% maximum rate applicable to individuals and other non-corporate U.S. shareholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. holders of our Shares that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a tax-free return to the extent of the holder’s adjusted tax basis in its Shares, and any remaining distributions would be treated as capital gain.
Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular year would be in our best interests.

Our Investments—General
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.
Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.
A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test or otherwise would not count toward satisfying the Diversification Tests.
Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Shareholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.
If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to the holders of our Shares. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirements. See “—Taxation as a Regulated Investment Company” above for additional information.
Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Gross Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Gross Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to the holders of our Shares on such fees and income.
Taxation of U.S. Shareholders
The following discussion applies only to U.S. shareholders. If you are not a U.S. shareholder this section does not apply to you.
Distributions by us generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. shareholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional Shares. To the extent such distributions we pay to non-corporate shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) generally are taxable to U.S. shareholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends received deduction available to corporations under the Code. Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. shareholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. shareholder’s holding period for his, her or its Shares and regardless of whether paid in cash or reinvested in additional Shares. Distributions in excess of our earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such shareholder’s Shares and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. shareholder.
Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. shareholder will be required to include such shareholder’s share of the deemed distribution in income as if it had been actually distributed to the U.S. shareholder, and the U.S. shareholder will be entitled to claim a credit equal to such shareholder’s allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s tax basis for its Shares. Since we expect to pay tax on any retained capital gains at the regular corporate tax rate, and since that rate may be in excess of the rate currently payable by individuals (and other non-corporate U.S. shareholders) on long-term capital gains, the amount of tax that individual shareholders (and other non-corporate U.S. shareholders) will be treated as having paid and for which they will receive a credit may exceed the tax they owe on the retained net capital gain. Any such excess generally may be claimed as a credit against the U.S. shareholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a shareholder’s liability for U.S. federal income tax. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. shareholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to shareholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. shareholders on December 31 of the year in which the dividend was declared.

If an investor purchases Shares shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of the investment.
A shareholder generally will recognize taxable gain or loss if the shareholder sells or otherwise disposes of its Shares. The amount of gain or loss will be measured by the difference between such shareholder’s adjusted tax basis in the Shares sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the shareholder has held the Shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of the Shares held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of the Shares may be disallowed if other Shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the Shares acquired will be increased to reflect the disallowed loss.
In general, individual and certain other non-corporate U.S. shareholders currently are subject to a maximum federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares, and a maximum tax rate of 23.8% on their net taxable gain after taking into account the net investment income tax, discussed below. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. shareholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate shareholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may currently deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. shareholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. shareholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.
We anticipate that we will not qualify as a publicly offered RIC immediately after the Private Offering, but we may qualify as a publicly offered RIC for future taxable years. A publicly offered RIC is a RIC whose shares are either (i) continuously offered pursuant to a public offering within the meaning of Section 4 of the Securities Act, (ii) regularly traded on an established securities market or (iii) held by or for at least 500 persons at all times during the taxable year. For any period that we are not considered to be a “publicly offered” RIC, for purposes of computing the taxable income of U.S. shareholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. shareholders’ allocable shares of the management and incentive fees paid to our investment adviser and certain of our other expenses, (ii) each such U.S. shareholder will be treated as having received or accrued a dividend from us in the amount of such U.S. shareholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. shareholder will be treated as having paid or incurred such U.S. shareholder’s allocable share of these fees and expenses for the calendar year and (iv) each such U.S. shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. shareholder. Miscellaneous itemized deductions generally are deductible by a U.S. shareholder of our Shares that is an individual, trust or estate only for tax years of such U.S. shareholder beginning after 2025 and only to the extent that the aggregate of such U.S. shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. shareholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 67 of the Code.
We will send to each of our U.S. shareholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. shareholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. shareholder’s particular situation.
Tax Shelter Reporting Regulations
If a U.S. shareholder recognizes a loss with respect to the Shares of $2 million or more for a non-corporate U.S. shareholder or $10 million or more for a corporate U.S. shareholder in any single taxable year (or a greater loss over a combination of years), the U.S. shareholder generally must file with the IRS a disclosure statement on Form 8886. Direct U.S. shareholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, U.S. shareholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. shareholders should consult their own tax advisors to determine the applicability of these regulations in light of their specific circumstances.
Net Investment Income Tax
A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. shareholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include taxable distributions and deemed distributions paid with respect to our Shares, and net gain attributable to the disposition of our Shares (unless such Shares are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.
Taxation of Non-U.S. Shareholders
The following discussion applies only to non-U.S. shareholders. If you are not a non-U.S. shareholder, this discussion does not apply to you.
Whether an investment in the Shares is appropriate for a non-U.S. shareholder will depend upon that shareholder’s particular circumstances. An investment in the Shares by a non-U.S. shareholder may have adverse tax consequences.
Distributions of our “investment company taxable income” to non-U.S. shareholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to non-U.S. shareholders directly) may be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. shareholder. This withholding may be applied to reduce any future distributions to which you may be entitled. If the distributions are effectively connected with a U.S. trade or business of the non-U.S. shareholder, and, if required by an applicable income tax treaty, attributable to a permanent establishment in the United States, the distributions will be subject to federal income tax at the rates applicable to U.S. shareholders, and we will not be required to withhold U.S. federal income tax if the non-U.S. shareholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.
Certain properly designated dividends received by a non-U.S. shareholder are generally exempt from withholding of U.S. federal income tax where they (1) are paid in respect of our “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. shareholder of our Shares are at least a 10% shareholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short‑term capital gains” (generally, the excess of our net short‑term capital gain over our long‑term capital loss for such taxable year). However, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short‑term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a non-U.S. shareholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W‑8 or an acceptable substitute or successor form). In the case of shares held through an intermediary, the intermediary may withhold even if we designate the payment as qualified net interest income or qualified short‑term capital gain. Non-U.S. shareholders should contact their intermediaries with respect to the application of these rules to their accounts.
Actual or deemed distributions of our net capital gains to a shareholder that is a non-U.S. shareholder, and gains realized by a non-U.S. shareholder upon the sale or redemption of our Shares, will not be subject to U.S. federal income tax or any withholding of such tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. shareholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. shareholder in the United States), in which case the distribution or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. shareholders generally or, (b) in the case of an individual, the non-U.S. shareholder was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gain, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. shareholder is not considered a resident alien under the Code.
If we distribute our net capital gains in the form of deemed rather than actual distributions, a shareholder that is a non-U.S. shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the corporate-level tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the non-U.S. shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.
For a corporate non-U.S. shareholder, distributions (both actual and deemed), and gains realized upon the sale or redemption of our Shares that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).
A non-U.S. shareholder who is a non-resident alien individual may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. shareholder provides us or the dividend paying agent with an IRS Form W-8 or an acceptable substitute form or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. shareholder or otherwise establishes an exemption from backup withholding.
Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences before investing in our Shares.
Certain Additional Tax Considerations
Information Reporting and Backup Withholding
U.S. shareholders. Information returns will generally be filed with the IRS in connection with payments on our Shares and the proceeds from a sale or other disposition of our Shares. We may be required to withhold federal income tax (“backup withholding”) at currently applicable rates, from all taxable distributions to any U.S. shareholder (other than a shareholder that otherwise qualifies for an exemption) (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such shareholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number generally is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under backup withholding may be refunded or credited against the U.S. shareholder’s federal income tax liability, provided that proper information is timely provided to the IRS.
Non-U.S. shareholders. Generally, we must report to the IRS and to non-U.S. shareholders the amount of interest and dividends paid to the non-U.S. shareholder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable tax treaty or agreement. In general, a non-U.S. shareholder will not be subject to backup withholding with respect to payments of dividends if the non-U.S. shareholder provides its name and address, and certifies, under penalties of perjury, to the applicable withholding agent that it is not a U.S. person (which certification may be made on an IRS W-8BEN or W-8BEN-E (or successor form)) or (b) the non-U.S. shareholder holds our Shares through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations. A non-U.S. shareholder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption) of the Shares within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the non-U.S. shareholder otherwise establishes an exemption.
Withholding and Information Reporting on Foreign Financial Accounts
Under the Code and recently issued Treasury regulations, the applicable withholding agent generally will be required to withhold 30% of any payments of dividends on our Shares paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. shareholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such interest or dividends will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. This withholding may be applied to reduce any future distributions to which you may be entitled.
All shareholders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our Shares.

ITEM 1A.    RISK FACTORS
Risk Factor Summary
The following is only a summary of the principal risks that may materially adversely affect our business, financial condition, results of operations and cash flows. The following should be read in conjunction with the complete discussion of risk factors we face, which are set forth below under “—Risk Factors.”
Risks Related to Our Business and Structure
•We are a new company and have no operating history. Past performance of Carlyle, BDC I and BDC II is no assurance of future returns.
•Our potentially limited term and limited Drawdown Period may impact our investment strategy.
•We are currently operating in a period of capital markets disruption and economic uncertainty, and capital markets may experience periods of disruption and instability in the future. These market conditions may materially and adversely affect debt and equity capital markets in the U.S. and abroad, which may have a negative impact on our business and operations. Economic recessions or downturns could impair our portfolio companies and harm our operating results.
•The COVID-19 pandemic could materially and adversely affect our portfolio companies and the result of our operations. Our Investment Adviser’s employees are currently working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including but not limited to cybersecurity risks, and impair our ability to manage our business.
•Changes to U.S. tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, us.
•We are dependent upon our Investment Adviser for our future success, and there are significant potential conflicts of interest which could impact our investment returns. Our fee structure and the Investment Adviser’s limited liability under the Investment Advisory Agreement may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account. Our Investment Adviser, Administrator and sub-administrators are able to resign upon 60 days’ notice, and we may not be able to find a suitable replacement within that time.
•Our financial condition, results of operations and ability to achieve our investment objective depend on our ability to source investments, access financing and manage future growth effectively. We may experience fluctuations in our quarterly results.
•Our investors have obligations to satisfy capital calls. We may be unable to pay our obligations when due if our investors fail to pay installments of their capital commitments to us when due.
•Our lack of minimum company size may result in our investors bearing a disproportionate share of our expenses and obligations as compared to investors participating in a larger company.
•Any failure on our part to maintain our status as a BDC or RIC would reduce our operating flexibility, may hinder our achievement of our investment objective, may limit our investment choices and may subject us to greater regulation. We will be subject to corporate-level income tax if we are unable to maintain our qualification as a RIC for U.S. federal income tax purposes under Subchapter M of the Code.
•We may need to raise additional capital to grow because we must distribute most of our income. Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital.
•We expect to borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us. Our indebtedness could adversely affect our business, financial conditions or results of operations.
•Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income. Changes in or the discontinuation of LIBOR may adversely affect our business and results of operations.
•A portion of our income and fees may not be qualifying income for purposes of the income source requirement.

•If we are not treated as a “publicly offered regulated investment company,” as defined in the Code, certain U.S. shareholders will be taxed as though they received a distribution of some of our expenses.
•We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business. We will expend significant financial and other resources to comply with the requirements of being registered under the Exchange Act.
•Certain investors are limited in their ability to make significant investments in us.
•Shareholders will have only the voting rights as required by the Investment Company Act or as otherwise provided for in our Second Amended and Restated Agreement and Declaration of Trust (as amended from time to time, the “Declaration of Trust”). No shareholder approval is required for certain mergers, certain amendments to our Declaration of Trust and bylaws (as amended from time to time, the “Bylaws”) and changes to our operating and investment policies, criteria and strategies, the effects of which may be adverse to our results of operations and financial condition.
•Our Board of Trustees is authorized to reclassify any unissued shares into one or more classes of Preferred Shares, which could convey special rights and privileges to their owners.
•We are highly dependent on information systems and systems failures could significantly disrupt our business. Cybersecurity risks and cyber incidents may adversely affect our business or those of our portfolio companies.
•Changes in laws or regulations governing our and our portfolio companies’ businesses and any failure by us or our portfolio companies to comply with these laws or regulations may adversely affect our and our portfolio companies’ businesses.
Risks Related to Our Investments
•Our investments are risky and speculative, may be affected by force majeure events, including the COVID‑19 pandemic and may include “covenant-lite” loans, which may give us fewer rights and subject us to greater risk of loss than loans with financial maintenance covenants.
•Our portfolio securities are generally illiquid and typically do not have a readily available market price.
•We operate in a highly competitive market for investment opportunities, and compete with investment vehicles sponsored or advised by our affiliates.
•Our portfolio companies may be highly leveraged, may incur debt that ranks equally with, or senior to, some of our investments in such companies, and may be concentrated in a limited number of portfolio companies and industries.
•Declines in the prices of corporate debt securities and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our NAV through increased net unrealized depreciation.
•To the extent we make investments in restructurings and reorganizations they may be subject to greater regulatory and legal risks than other traditional direct investments in portfolio companies.
•We have not yet identified all of the portfolio companies we will invest in.
•The financial projections of our portfolio companies could prove inaccurate. The due diligence investigation that our Investor Adviser carries out with respect to an investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity.
•Our portfolio companies prepay loans from time to time, which may have the effect of reducing our investment income if the returned capital cannot be invested in transactions with equal or greater yields.
•Our failure to make follow-on investments in our portfolio companies could impair the value of our investments. The disposition of our investments may result in contingent liabilities.
•Because we generally do not hold controlling equity interests in our portfolio companies, we may not be in a position to exercise control over our portfolio companies.
•Our investments in foreign securities may involve significant risks in addition to the risks inherent in U.S. investments. We may expose ourselves to risks if we engage in hedging transactions.

•There are certain risks associated with holding debt obligations that have original issue discount or payment-in-kind interest.
Risks Related to an Investment in Our Common Shares
•Investing in our Shares may involve a high degree of risk.
•Investors in the Private Offering will be subject to transfer restrictions.
•As a result of an investment in us, an investor may be subject to filing requirements and the short-swing profits rules under the Exchange Act.
•There is a risk that our shareholders may not receive distributions or that our distributions may not grow over time. We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.
•Non-U.S. shareholders may be subject to withholding of U.S. federal income tax on dividends we pay.
Risk Factors
An investment in us involves a high degree of risk. You should carefully consider these risk factors, together with all of the other information included in this Registration Statement, before you decide whether to make an investment in the Company. There can be no assurance that our investment objective will be achieved or that an investor will receive a return of its capital. In addition, there will be occasions when the Investment Adviser and its affiliates may encounter potential conflicts of interest in connection with us. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. The following considerations, in addition to the considerations set forth elsewhere herein, should be carefully evaluated before making an investment in us. If any of the following events occur, our business, financial condition, operating results and cash flows could be materially and adversely affected. In such case, our NAV could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Structure
We are a new company and have no operating history. Investors have limited information to evaluate historical data or assess any of our investments prior to participating in the Private Offering.
We are a new company with no operating history, and as a result, we have minimal financial information on which investors can evaluate an investment in us or our prior performance. Investors must rely on us to implement our investment policies, to evaluate all of our investment opportunities and to structure the terms of our investments rather than evaluating our investments in advance. Because investors are not able to thoroughly evaluate our investments in advance of acquiring shares, the offering of shares may entail more risk than other types of offerings. This additional risk may hinder investors’ ability to achieve their own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives. The results of other businesses or companies that have or have had an investment objective which is similar to, or different from, our investment objective are not indicative of the results that we may achieve. We expect to have a different investment portfolio from other businesses or companies. Accordingly, our results may differ from and are independent of the results obtained by such businesses or companies. Moreover, past performance of the Company, and Carlyle, BDC I and BDC II, is no assurance of future returns. See “—We may not replicate the historical success of Carlyle or the historical performance of BDC I and BDC II” for additional information.
We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of investors’ investments could decline substantially or that investors’ investments could become worthless. We anticipate, based on the amount of proceeds raised in the initial or subsequent closings that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable investments in private middle market companies. In order to comply with the RIC diversification requirements during the startup period, we may invest proceeds in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we seek to receive in respect of suitable portfolio investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested.
Our potentially limited term may impact our investment strategy.
If we have not consummated a Liquidity Event by the end of the Term, our Board of Trustees (subject to any necessary shareholder approvals under the Investment Company Act and other applicable requirements of the Investment Company Act and the Code) will use commercially reasonable efforts to wind down, sell and/or liquidate and dissolve us in an orderly manner. Due to our potentially finite Term, we may be required to sell investments at an inopportune time, which could adversely affect our performance and/or cause us to seek to invest in loans with a shorter term than would be the case if our Term was longer, which might adversely affect the nature and/or quality of our investments.
The COVID-19 pandemic could materially and adversely affect our portfolio companies and the results of our operations.
In late 2019 and early 2020, SARS-CoV-2 and COVID-19 emerged in China and spread rapidly to across the world, including to the U.S. This outbreak has led and for an unknown period of time will continue to lead to disruptions in local, regional, national and global markets and economies affected thereby. With respect to the U.S. credit markets (in particular for middle market loans), this outbreak has resulted in, and until fully resolved is likely to continue to result in, the following among other things: (i) government imposition of various forms of “stay at home” orders and the closing of “non-essential” businesses, resulting in significant disruption to the businesses of many middle-market loan borrowers including supply chains, demand and practical aspects of their operations, as well as in layoffs of employees, and, while these effects are hoped to be temporary, some effects could be persistent or even permanent; (ii) increased draws by borrowers on revolving lines of credit; (iii) increased requests by borrowers for amendments and waivers of their credit agreements to avoid default, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans; (iv) volatility and disruption of these markets including greater volatility in pricing and spreads and difficulty in valuing loans during periods of increased volatility, and liquidity issues; and (v) rapidly evolving proposals and/or actions by state and federal governments to address problems being experienced by the markets and by businesses and the economy in general which will not necessarily adequately address the problems facing the loan market and middle market businesses. This outbreak is having, and any future outbreaks could have, an adverse impact on us and the portfolio companies in which we will invest and on the markets and the economy in general, and that impact could be material. Although the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) on March 27, 2020, the Consolidated Appropriations Act, 2021 (the “Consolidated Appropriations Act”) on December 27, 2020, and the American Rescue Plan Act of 2021 on March 11, 2021 (the “COVID-19 Stimulus Package”), which contain provisions intended to mitigate the adverse economic effects of the COVID-19 pandemic, it is uncertain whether, or how much, our portfolio companies may benefit from the CARES Act, the Consolidated Appropriations Act, the COVID-19 Stimulus Package or any other subsequent legislation intended to provide financial relief or assistance. As of the date of this Registration Statement, it is impossible to determine the scope of this outbreak, or any future outbreaks, how long any such outbreak, market disruption or uncertainties may last, the effect any governmental actions will have or the full potential impact on us and our portfolio companies.
Further, from an operational perspective, our Investment Adviser’s investment professionals are currently working remotely. An extended period of remote work arrangements could strain our Investment Adviser’s business continuity plans, introduce operational risk, including but not limited to cybersecurity risks, and impair our ability to manage our business. In addition, we are highly dependent on third-party services providers for certain communication and information systems. As a result, we rely upon the successful implementation and execution of the business continuity planning of such providers in the current environment. If one or more of these third parties to whom we outsource certain critical business activities experience operational failures as a result of the impacts from the spread of COVID-19, or claim that they cannot perform due to a force majeure, it may have a material adverse effect on our business, financial condition, results of operations, liquidity and cash flows.
While several countries, as well as certain states in the United States, have relaxed public health restrictions with a view to partially or fully reopening their economies, recurring COVID-19 outbreaks have led to the re-introduction of such restrictions in certain states in the United States and globally and could continue to lead to the re-introduction of such restrictions elsewhere. These continued travel restrictions may prolong the global economic downturn. The absence or delay of viable treatment options or a widely available vaccine could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. Even after the COVID-19 pandemic subsides, the U.S. economy and most other major global economies may continue to experience a recession, and we anticipate our business and operations could be materially adversely affected by a prolonged recession in the U.S. and other major markets. Some economists and major investment banks have expressed concerns that the continued spread of the virus globally could lead to a world-wide economic downturn.
We are currently operating in a period of capital markets disruption and economic uncertainty, and capital markets may experience periods of disruption and instability in the future. These market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may in the future have a negative impact on our business and operations.
The U.S. capital markets have experienced extreme volatility and disruption following the spread of COVID-19 in the United States. Some economists and major investment banks have expressed concern that the continued spread of the virus globally could lead to a world-wide economic downturn. Disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. These and future market disruptions and/or illiquidity would be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events have limited and could continue to limit our investment originations, and limit our ability to grow and could have a material negative impact on our operating results and the fair values of our debt and equity investments.
In addition, the U.S. and global capital markets have in the past, and may in the future, experience periods of extreme volatility and disruption during economic downturns and recessions. Increases to budget deficits, which have been exacerbated by the COVID-19 pandemic, or direct and contingent sovereign debt, may create concerns about the ability of certain nations to service their sovereign debt obligations, and any risks resulting from any such debt crisis in Europe, the U.S. or elsewhere could have a detrimental impact on the global economy, sovereign and non-sovereign debt in certain countries and the financial condition of financial institutions generally. Austerity measures that certain countries may agree to as part of any debt crisis or disruptions to major financial trading markets may adversely affect world economic conditions, our business and the businesses of our portfolio companies. In June 2016, the United Kingdom held a referendum in which voters approved an exit from the European Union (“Brexit”). The UK officially left the EU on January 31, 2020 and an 11-month transition period commenced to obtain a new trade agreement. On December 30, 2020, the UK and the EU entered into a Trade and Cooperation Agreement, which must be formally ratified by both sides before it becomes effective. The EU-UK Trade and Cooperation Agreement is provisionally effective from January 1, 2021 until entry into force to give the parties time for ratification. The implications of the withdrawal and the EU-UK Trade and Cooperation Agreement are unclear. Disruptions in the capital markets, which may be caused by political trends and government actions in the U.S. or elsewhere could adversely affect our business and the businesses of our portfolio companies and the broader financial and credit markets. Disruptions may also reduce the availability of debt and equity capital for the market as a whole and to financial firms, in particular. At various times, such disruptions have resulted in, and may in the future result in, a lack of liquidity in parts of the debt capital markets, significant write-offs in the financial services sector and the repricing of credit risk. Such conditions may occur for a prolonged period of time again and may materially worsen in the future, including as a result of U.S. government shutdowns or future downgrades to the U.S. government’s sovereign credit rating or the perceived creditworthiness of the U.S. or other large global economies. Unfavorable economic conditions, including future recessions, could also increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.
These conditions may cause us to reduce the volume of loans we originate and/or fund, adversely affect the value of our portfolio investments or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.
Economic recessions or downturns could impair our portfolio companies and harm our operating results.
Many of the portfolio companies in which we will make investments may be susceptible to economic slowdowns or recessions and may be unable to repay the loans we made to them during these periods. Therefore, our non-performing assets may increase and the value of our portfolio may decrease during these periods as we are required to record our investments at their current fair value. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our and our portfolio companies’ funding costs, limit our and our portfolio companies’ access to the capital markets or result in a decision by lenders not to extend credit to us or our portfolio companies. These events could prevent us from increasing investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt that we hold. We may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we will actually provide significant managerial assistance to that portfolio company, a bankruptcy court might subordinate all or a portion of our claim to that of other creditors.
Changes to U.S. tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, harm us.
There has been ongoing discussion and commentary regarding potential, significant changes to U.S. trade policies, treaties and tariffs, resulting in significant uncertainty about the future relationship between the U.S. and other countries with respect to trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.
We are dependent upon our Investment Adviser for our future success.
We do not have any employees. We depend on the diligence, skill and network of business contacts of our Investment Adviser’s investment professionals and Carlyle’s direct lending business to source appropriate investments for us. We depend on members of our Investment Adviser’s investment team to appropriately analyze our investments and the Investment Committee to approve and monitor our middle market portfolio investments. The Investment Committee, together with the other members of its investment team, evaluate, negotiate, structure, close and monitor our investments. Our future success will depend on the continued availability of the members of the Investment Committee and the other investment professionals available to our Investment Adviser. Neither we nor our Investment Adviser has employment agreements with these individuals or other key personnel, and we cannot provide any assurance that unforeseen business, medical, personal or other circumstances would not lead any such individual to terminate his or her relationship with us. The loss of any senior investment professionals to which our Investment Adviser has access, including members of the Investment Committee, or a significant number of the investment professionals of our Investment Adviser, could have a material adverse effect on our ability to achieve our investment objective as well as on our financial condition and results of operations. In addition, we cannot assure you that our Investment Adviser will remain our investment adviser or that we will continue to have access to Carlyle’s investment professionals or its information and deal flow. If, due to extraordinary market conditions or other reasons, we and other funds managed by our Investment Adviser or its affiliates were to incur substantial losses, the revenues of our Investment Adviser and its affiliates may decline substantially. Such losses may hamper our Investment Adviser’s and its affiliates’ ability to provide the same level of service to us as it would have. Further, there can be no assurance that our Investment Adviser will replicate its own or Carlyle’s historical success, and we caution you that our investment returns could be substantially lower than the returns achieved by other Carlyle-managed funds.
Our financial condition, results of operations and ability to achieve our investment objective depend on our ability to source investments, access financing and manage future growth effectively.
Our ability to achieve our investment objective and to grow depends on our ability to acquire suitable investments and monitor and administer those investments, which depends, in turn, on our Investment Adviser’s ability to identify, invest in and monitor companies that meet our investment criteria.
Accomplishing this result on a cost-effective basis is largely a function of our Investment Adviser’s structuring of the investment process, its ability to provide competent, attentive and efficient services to us and its ability to access financing for us on acceptable terms. Our Investment Adviser’s investment team has substantial responsibilities under the Investment Advisory Agreement, has, and may in the future have, substantial responsibilities in connection with managing BDC I, BDC II and certain other existing or future investment funds and accounts advised by our Investment Adviser, and may also be called upon to provide managerial assistance to our portfolio companies. These demands on their time, which will increase as the number of investments grow, may distract them or slow the rate of investment. In order for us to grow, Carlyle will need to hire, train, supervise, manage and retain new employees. However, we can offer no assurance that any such investment professionals will contribute effectively to the work of our Investment Adviser. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.
We may need to raise additional capital to grow because we must distribute most of our income.
We may need additional capital to fund growth in our investments. We expect to issue equity securities in connection with capital drawdowns from our investors in the Private Offering and may borrow from financial institutions in the future. A reduction in the availability of new capital could limit our ability to grow. We intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. To maintain our status as a RIC, among other requirements, we must distribute on a timely basis at least 90% of our investment company taxable income to our shareholders. As a result, any such cash earnings may not be available to fund investment originations or repay maturing debt. We expect to issue additional equity securities and may issue senior debt securities in the future to fund our growth. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which may have an adverse effect on the value of our Shares. We may pursue growth through acquisitions or strategic investments in new businesses. Completion and timing of any such acquisitions or strategic investments may be subject to a number of contingencies and risks. There can be no assurance that the integration of an acquired business will be successful or that an acquired business will prove to be profitable or sustainable.
In addition, as a BDC, our ability to borrow or issue Preferred Shares may be restricted if our total assets are less than 150% of our total borrowings and Preferred Shares. Furthermore, equity capital may be difficult to raise because, subject to some limited exceptions, as a BDC, we are generally not able to issue additional shares at a price per share less than NAV without first obtaining approval for such issuance from our shareholders and our Independent Trustees.
Our investors have obligations to satisfy capital calls.

Capital calls will be issued by us from time to time at our discretion, including, in the absence of a Liquidity Event, after the end of our Drawdown Period to satisfy certain specified uses, based upon our assessment of our needs and opportunities. To satisfy such capital calls, our investors may need to maintain a substantial portion of their commitment in assets that can be readily converted to cash. Except as specifically set forth in the subscription agreement, each investor’s obligation to satisfy capital calls will be unconditional. An investor’s obligation to satisfy capital calls will not in any manner be contingent upon our performance or prospects or upon any assessment thereof provided by our Investment Adviser. Capital calls may not provide all of the information an investor desires in a particular circumstance, and such information may not be made available and will not be a condition precedent for an investor to meet its funding obligation. Additionally, and notwithstanding the foregoing, our Investment Adviser will not be obligated to call 100% of any investor’s commitment during our Term.
If one or more of our investors are unable to make, or are contractually excused from making, their capital calls on any one investment, the capital call of the other investors will increase accordingly, possibly materially. The fees, costs and expenses incurred by our investors in fulfilling a capital call (whether it is bank fees, wire fees, value-added tax or other applicable charge imposed on an investor (including the fees, costs and expenses incurred by an investor in converting its local currency into dollars, if applicable)) will be borne solely by such investor and will be in addition to the amounts required by capital calls (and will not be part of or otherwise reduce their commitments and/or unpaid capital commitment, as applicable).
We may be unable to pay our obligations when due if our investors fail to pay installments of their capital commitments to us when due.
If an investor fails to pay installments of its capital commitment to us when due, and if the contributions made by non-defaulting investors and borrowings by us are inadequate to cover the defaulted contribution, we may be unable to pay our obligations when due. As a result, we may be subjected to significant penalties that could materially adversely affect the returns to our investors (including non-defaulting investors).
Our lack of minimum company size may result in our investors bearing a disproportionate share of our expenses and obligations as compared to investors participating in a larger company.
Our investors will bear, among other expenses and costs, our organizational expenses and offering costs relating to the offering of the Shares incurred on or prior to the Final Closing Date (collectively, the “Organizational and Offering Costs”) up to a maximum aggregate amount of 0.15% of the Company’s total capital commitments. We have no minimum company size, and there is no guarantee that additional investors will make commitments to us in the future following the Initial Closing Date. As a result, if we fail to raise additional commitments prior to the Final Closing Date, our investors will be required to bear a disproportionate share of our expenses and obligations as compared to investors participating in a larger company.
Any failure on our part to maintain our status as a BDC or RIC would reduce our operating flexibility, may hinder our achievement of our investment objective, may limit our investment choices and may subject us to greater regulation.
The Investment Company Act imposes numerous constraints on the operations of BDCs and RICs that do not apply to other types of investment vehicles. For example, under the Investment Company Act, we are required as a BDC to invest at least 70% of our total assets in specified types of “qualifying assets,” primarily in private U.S. companies or thinly-traded U.S. public companies, cash, cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less. In addition, in order to qualify as a RIC for U.S. federal income tax purposes, we are required to satisfy certain source-of-income, diversification and distribution requirements. These constraints, among others, may hinder our ability to take advantage of attractive investment opportunities and to achieve our investment objective. See “Item 1. Business—Material U.S. Federal Income Tax Considerations” for additional information.
Furthermore, any failure to comply with the requirements imposed on us as a BDC by the Investment Company Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants. In addition, upon approval of a majority of our outstanding voting securities as required by the Investment Company Act, we may elect to withdraw our status as a BDC. If we decide to withdraw our election, or if we otherwise fail to qualify, or maintain our qualification, as a BDC, we might be regulated as a closed‑end investment company that is required to register under the Investment Company Act, which would subject us to additional regulatory restrictions, significantly decrease our operating flexibility and could significantly increase our cost of doing business. See “Item 1. Business—Certain BDC Regulatory Considerations” for additional information. In addition, any such failure could cause an event of default under our future outstanding indebtedness, which could have a material adverse effect on our business, financial condition or results of operations.
Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
We may issue debt securities or Preferred Shares and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the Investment Company Act. In addition, we may seek to securitize certain of our loans. Under the provisions of the Investment Company Act, we are permitted, as a BDC, to issue senior securities only in amounts such that our asset coverage ratio, as defined in the Investment Company Act, equals at least 150% of total assets less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test, which may prohibit us from paying dividends and could prevent us from maintaining our status as a RIC or may prohibit us from repurchasing the Shares. If that happens, we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when such sales may be disadvantageous. Accordingly, any failure to satisfy this test could have a material adverse effect on our business, financial condition or results of operations. Also, any amounts that we use to service our indebtedness would not be available for distributions to our shareholders. Furthermore, as a result of issuing senior securities, our shareholders would also be exposed to typical risks associated with increased leverage, including an increased risk of loss resulting from increased indebtedness.
If we issue Preferred Shares, the Preferred Shares would rank “senior” to the Shares in our capital structure, Preferred shareholders would have separate voting rights on certain matters and might have other rights, preferences, or privileges more favorable than those of our shareholders, and the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for our shareholders or otherwise be in their best interest.
We are not generally able to issue and sell our Shares at a price below the NAV per share. We may, however, sell our Shares, or warrants, options or rights to acquire our Shares, at a price below the then-current NAV per Share if our Independent Trustees determine that such sale is in the best interests of us and our shareholders and our shareholders approve such sale. In any such case, the price at which our Shares are to be issued and sold may not be less than a price that, in the determination of our Independent Trustees, closely approximates the market value (if any) of such shares (less any distributing commission or discount). If we raise additional funds by issuing more Shares or senior securities convertible into, or exchangeable for, our Shares, then the percentage ownership of our shareholders at that time will decrease, and holders of our Shares might experience dilution.
We expect to borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.
As part of our business strategy, we, including through any wholly owned subsidiary of ours, expect to borrow from and may in the future issue additional senior debt securities to banks, insurance companies and other lenders. Holders of these loans or senior securities would have fixed-dollar claims on our assets that are superior to the claims of our shareholders. Any credit agreement or other debt financing agreement into which we may enter may impose financial and operating covenants that restrict our activities, including investment activities (such as industry concentrations) and distributions, have defaults triggered by, among other things, a change of control or change of investment adviser, remedies on default and similar matters. If the value of our assets decreases, leverage will cause our NAV to decline more sharply than it otherwise would have without leverage. Similarly, any decrease in our income would cause our net income to decline more sharply than it would have if we had not borrowed. This decline could negatively affect our ability to make dividend payments on our Shares.
Our ability to service our borrowings depends largely on our financial performance and is subject to prevailing economic conditions and competitive pressures. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board of Trustees’ assessment of market and other factors at the time of any proposed borrowing. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us.
Also, if we have senior debt securities or other credit facilities, any obligations to such creditors may be secured by a pledge of and security interest in some or all of our assets, including our portfolio of investments, our cash and/or our right to call unused capital commitments from the shareholders. If we enter into a subscription credit facility, the lenders (or their agent) will typically have the right on behalf of us to directly call unused capital commitments and enforce remedies against the shareholders under certain circumstances. In the case of a liquidation event, lenders and other creditors would receive proceeds to the extent of their security interest before any distributions are made to the shareholders.
Our indebtedness could adversely affect our business, financial conditions or results of operations.
We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to repay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before it matures. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets or seeking additional equity. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would not be disadvantageous to our shareholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.
Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income.
General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our investments and investment opportunities and, accordingly, may have a material adverse effect on our rate of return on invested capital, our net investment income and our NAV. Our debt investments may be based on variable interest rates that reset periodically based on benchmarks such as the London Interbank Offered Rate and the U.S. prime rate (“Prime Rate”), so an increase in interest rates from their historically low present levels may make it more difficult for our portfolio companies to service their obligations under the debt investments that we will hold. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults.
Furthermore, to the extent we borrow money to make investments, our net investment income depends, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income to the extent we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income.
In general, rising interest rates will negatively impact the price of a fixed rate debt instrument and falling interest rates will have a positive impact on price. Adjustable rate instruments also react to interest rate changes in a similar manner, although generally to a lesser degree (depending, however, on the characteristics of the reset terms, including the index chosen, frequency of reset and reset caps or floors, among other factors). Interest rate sensitivity is generally more pronounced and less predictable in instruments with uncertain payment or prepayment schedules.

In addition, a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate in our Investment Advisory Agreement and may result in a substantial increase in the amount of incentive fees payable to our Investment Adviser with respect to our pre-incentive fee net investment income. Also, an increase in interest rates available to investors could make an investment in our Shares less attractive if we are not able to increase our distribution rate, which could reduce the value of our Shares.
Changes in or the discontinuation of LIBOR may adversely affect our business and results of operations.
On July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021. The administrator of LIBOR has announced that it will consult on its intention to cease the publication of the one week and two month LIBOR settings immediately following the LIBOR publication on December 31, 2021, and the remaining USD LIBOR settings immediately following the LIBOR publication on June 30, 2023. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. It is possible that banks will not continue to provide submissions for the calculation of LIBOR. Similarly, it is not possible to predict whether LIBOR will continue to be viewed as an acceptable market benchmark, what rate or rates may become accepted alternatives to LIBOR, or what the effect of any such changes in views or alternatives may have on the financial markets for LIBOR-linked financial instruments.
To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York, was formed. Financial regulators in the United Kingdom, the European Union, Japan and Switzerland also formed working groups with the aim of recommending alternatives to LIBOR denominated in their local currencies. On July 22, 2021, the ARRC formally recommended the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, it is unclear if other benchmarks may emerge or if other rates will be adopted outside the U.S.
The expected discontinuance of LIBOR may require us to renegotiate credit agreements entered into prior to the discontinuation of LIBOR and extending beyond 2021 with our portfolio companies that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our ability to receive attractive returns.
Depending on several factors, including those set forth above, and the related costs of negotiating and documenting necessary changes to documentation, our business, financial condition and results of operations could be materially adversely impacted by the market transition or reform of certain reference rates and benchmarks. Other factors include the pace of the transition to replacement or reformed rates, the specific terms and parameters for and market acceptance of any alternative reference rates, prices and liquidity of trading markets for products based on alternative reference rates, and our ability to transition and develop appropriate systems and analytics for one or more alternative reference rates.
We may experience fluctuations in our quarterly results.
We could experience fluctuations in our quarterly operating results due to a number of factors, including, the pace at which investments are made, the interest rate payable on the debt securities we acquire, the default rate on such securities, rates of repayment, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses and changes in unrealized appreciation or depreciation, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

There are significant potential conflicts of interest, including the management of other investment funds and accounts by our Investment Adviser, which could impact our investment returns.
Our executive officers and Trustees, other current and future principals of our Investment Adviser and certain members of the Investment Committee may serve as officers, directors or principals of other entities and affiliates of our Investment Adviser and funds managed by our affiliates that operate in the same or a related line of business as we do. Currently, our executive officers, as well as the other principals of our Investment Adviser, manage other funds affiliated with Carlyle, including BDC I and BDC II. In addition, our Investment Adviser’s investment team has responsibilities for sourcing and managing U.S. middle market debt investments for certain other investment funds and accounts. Accordingly, they have obligations to investors in those entities, the fulfillment of which may not be in the best interests of, or may be adverse to the interests of, us or our shareholders. Although the professional staff of our Investment Adviser will devote as much time to our management as appropriate to enable our Investment Adviser to perform its duties in accordance with the Investment Advisory Agreement, the investment professionals of our Investment Adviser may have conflicts in allocating their time and services among us, on the one hand, and investment vehicles managed by Carlyle or one or more of its affiliates, on the other hand.
Our Investment Adviser and its affiliated investment managers may face conflicts in allocating investment opportunities between us and affiliated investment vehicles that have overlapping objectives with ours. For example, certain affiliated investment vehicles may have arrangements that provide for higher management or incentive fees, greater expense reimbursements or overhead allocations, or permit the Investment Adviser and its affiliates to receive transaction fees not permitted under the Investment Company Act, all of which may contribute to this conflict of interest and create an incentive for our Investment Adviser or its affiliated investment managers to favor such other accounts. Furthermore, our Investment Adviser and its affiliated investment managers may form vehicles for the benefit of third-party investors that will be entitled to a portion of the allocation with respect to an investment. Such co-investment rights could result in us being allocated a smaller share of an investment than would otherwise be the case in the absence of such co-investment rights. Although our Investment Adviser will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by our Investment Adviser or an investment manager affiliated with our Investment Adviser, including Carlyle.
We and our affiliates may own investments at different levels of a portfolio company’s capital structure or otherwise own different classes of a portfolio company’s securities, which may give rise to conflicts of interest or perceived conflicts of interest. Conflicts may also arise because portfolio decisions regarding our portfolio may benefit our affiliates. Our affiliates may pursue or enforce rights with respect to one of our portfolio companies, and those activities may have an adverse effect on us.
It is possible that Carlyle or an affiliated investment vehicle will invest in a company that is or becomes a competitor of a portfolio company of ours. Such investment could create a conflict between us, on the one hand, and Carlyle or the affiliated investment vehicle, on the other hand. In such a situation, Carlyle or our Investment Adviser may also have a conflict in the allocation of its own resources to our portfolio company. In addition, certain affiliated investment vehicles will be focused primarily on investing in other funds that may have strategies that may overlap and/or directly conflict and compete with us.
As a result of the expansion of Carlyle’s platform into various lines of business in the alternative asset management industry, Carlyle is subject to a number of actual and potential conflicts of interest and subject to greater regulatory oversight than that to which it would otherwise be subject if it had just one line of business. In addition, as Carlyle expands its platform, the allocation of investment opportunities among its investment funds, including us, is expected to become more complex. In addressing these conflicts and regulatory requirements across Carlyle’s various businesses, Carlyle has implemented and may continue to implement certain policies and procedures. For example, Carlyle has established an information barrier between Carlyle Credit, on the one hand, and the rest of Carlyle, on the other, which generally restricts the communications of Carlyle Credit with other Carlyle investment professionals pursuant to the information barrier policy. In addition, we may come into possession of material non-public information with respect to issuers in which we may be considering making an investment. As a consequence, we may be precluded from providing such information or other ideas to other funds affiliated with Carlyle that may benefit from such information or we may be precluded from otherwise consummating a contemplated investment. To the extent we or any other funds affiliated with Carlyle fail to appropriately deal with any such conflicts, it could negatively impact our reputation or Carlyle’s reputation and our ability to raise additional funds and the willingness of counterparties to do business with us or result in potential litigation against us.
In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. We have implemented certain policies and procedures whereby certain of our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us and other affiliated persons, including our Investment Adviser, shareholders that own more than 5% of us, employees, officers, Trustees and directors of us and our Investment Adviser and certain persons directly or indirectly controlling, controlled by or under common control with the foregoing persons. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the Investment Company Act or, if such concerns exist, we have taken appropriate actions to seek Board of Trustees review and approval or SEC exemptive relief for such transaction.
In the course of our investing activities, we pay management and incentive fees to our Investment Adviser and reimburse our Investment Adviser for certain expenses it incurs in accordance with our Investment Advisory Agreement. The base management fee is based on our gross assets and the incentive fee is paid on income, both of which include leverage. As a result, investors in our Shares invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than an investor might achieve through direct investments. Because these fees are based on gross assets, our Investment Adviser will benefit to the extent we incur debt or use leverage. Accordingly, there may be times when the senior management team of our Investment Adviser has interests that differ from those of our shareholders, giving rise to a conflict.
In addition, we pay our Administrator, an affiliate of our Investment Adviser, its costs and expenses and our allocable portion of overhead incurred by it in performing its obligations under the Administration Agreement, including, compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our Sarbanes-Oxley Act internal control assessment. These arrangements create conflicts of interest that our Board of Trustees monitors. Despite Carlyle’s good faith judgment to arrive at a fair and reasonable expense allocation methodology, the use of any particular methodology may lead us to bear relatively more expense in certain instances and relatively less in other instances compared to what we would have borne if a different methodology had been used. However, Carlyle seeks to make allocations that are equitable on an overall basis in its good faith judgment.
We may be obligated to pay our Investment Adviser incentive compensation even if we incur a loss.
Our Investment Adviser is entitled to incentive compensation for each calendar quarter in an amount equal to a percentage of the excess of our pre-incentive fee net investment income for that quarter (before deducting incentive compensation) above a performance threshold for that quarter. We use net assets in calculating our performance threshold, which results in a lower hurdle rate than if we used gross assets like we do for determining our base management fee. Our pre-incentive fee net investment income for incentive compensation purposes excludes realized and unrealized capital losses and depreciation that we may incur in the calendar quarter, even if such capital losses or depreciation result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Investment Adviser incentive compensation for a calendar quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter.
Our fee structure may induce our Investment Adviser to pursue speculative investments and incur leverage, and investors may bear the cost of multiple levels of fees and expenses.
The incentive fees payable by us to our Investment Adviser may create an incentive for our Investment Adviser to pursue investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fees payable to our Investment Adviser are calculated based on a percentage of our return on invested capital. This may encourage our Investment Adviser to use leverage to increase the return on our investments. In particular, a portion of the incentive fees payable to the Investment Adviser is calculated based on our pre-incentive fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, subject to a “hurdle rate” of 1.50% per quarter (6% annualized) and a “catch-up rate” of 1.82% per quarter (7.28% annualized). Accordingly, an increase in leverage may make it easier for the Company to meet or exceed the hurdle rate applicable to the income-based incentive fee and may result in an increase in the amount of income-based incentive fee payable to the Investment Adviser.
Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of our Shares. In addition, our Investment Adviser will receive the incentive fees based, in part, upon net capital gains realized on our investments. Unlike that portion of the incentive fees based on income, there is no hurdle rate applicable to the portion of the incentive fees based on net capital gains. As a result, our Investment Adviser has an incentive to invest more capital in investments that are likely to result in capital gains as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns.
The “catch-up” portion of the incentive fees may encourage our Investment Adviser to accelerate or defer interest payable by portfolio companies from one calendar quarter to another, potentially resulting in fluctuations in timing and dividend amounts.
Additionally, the incentive fee payable by us to our Investment Adviser may create an incentive for our Investment Adviser to cause us to realize capital gains or losses that may not be in the best interests of us or our shareholders. Under the incentive fee structure, our Investment Adviser will benefit when we recognize capital gains and, because our Investment Adviser will determine when an investment is sold, our Investment Adviser will control the timing of the recognition of such capital gains. Our Board of Trustees is charged with protecting our shareholders’ interests by monitoring how our Investment Adviser addresses these and other conflicts of interest associated with its management services and compensation.
We may invest, to the extent permitted by law, in the securities and instruments of other investment companies, including private funds, and, to the extent we so invest, bear our ratable share of any such investment company’s expenses, including management and performance fees. We also remain obligated to pay management fees and incentive fees to our Investment Adviser with respect to the assets invested in the securities and instruments of other investment companies. With respect to each of these investments, each of our shareholders will bear his or her share of the management and incentive fees of our Investment Adviser as well as indirectly bearing the management and performance fees and other expenses of any investment companies in which we invest.
We will be subject to corporate-level income tax if we are unable to qualify and maintain our qualification as a RIC for U.S. federal income tax purposes under Subchapter M of the Code.
Although we intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we cannot assure you that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to our shareholders, we must, among other things, have in effect an election to be treated, and continue to qualify, as a BDC under the Investment Company Act at all times during each taxable year and meet the Annual Distribution Requirement, the 90% Gross Income Test and the Diversification Tests (each defined term, defined below).
•We must distribute to our shareholders on an annual basis at least 90% of our investment company taxable income (generally, our net ordinary income plus the excess of our realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) for each taxable year (the “Annual Distribution Requirement”).

•We must derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities or foreign currencies (the “90% Gross Income Test”).
•At the end of each quarter of our taxable year, at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).
If we fail to maintain our RIC status for any reason, and we do not qualify for certain relief provisions under the Code, we would be subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes) regardless of whether we make any distributions to our shareholders. In this event, the resulting taxes and any resulting penalties could substantially reduce our net assets, the amount of our income available for distribution and the amount of our distributions to our shareholders, which would have a material adverse effect on our financial performance. For additional discussion regarding the tax implications of a RIC, see Item 1. Business—Material U.S. Federal Income Tax Considerations.”
A portion of our income and fees may not be qualifying income for purposes of the income source requirement.
Some of the income and fees that we may recognize will not satisfy the income source requirement applicable to RICs. In order to ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy such requirement, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce the amount of income available for distribution.
If we are not treated as a “publicly offered regulated investment company,” as defined in the Code, certain U.S. shareholders will be treated as having received a dividend from us in the amount of such U.S. shareholders’ allocable share of the management and incentive fees paid to our Investment Adviser and certain of our other expenses.
A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering within the meaning of Section 4 of the Securities Act, (ii) regularly traded on an established securities market or (iii) held by or for at least 500 persons at all times during the taxable year. We cannot assure investors that we will be treated as a “publicly offered regulated investment company”. If we are not treated as a publicly offered regulated investment company for any calendar year, each U.S. shareholder that is an individual, trust or estate will be treated as having received a dividend from us in the amount of such U.S. shareholder’s allocable share of the management and incentive fees paid to our Investment Adviser and certain of our other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. shareholder. Miscellaneous itemized deductions generally are deductible by a U.S. shareholder that is an individual, trust or estate only for tax years of such U.S. shareholder beginning after 2025 and only to the extent that the aggregate of such U.S. shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. shareholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under the Code. See “Item 1. Business—Material U.S. Federal Income Tax Considerations” for additional information.
We will expend significant financial and other resources to comply with the requirements of being registered under the Exchange Act.

We will incur legal, accounting and other expenses to comply with the requirements of being registered under the Exchange Act, including costs associated with the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. See “Item 1. Business—Certain BDC Regulatory Considerations—Sarbanes-Oxley Act of 2002” for additional information. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We will be implementing procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, Trustees’ and officers’ liability insurance, Trustee fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to our Administrator to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company or a reporting company that does not meet the definition of an “accelerated filer” or a “large accelerated filer” under Rule 12b-2 under the Exchange Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.
We have not previously been required to maintain proper and effective internal control over financial reporting, including the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. We will not be required to comply with all of the requirements under Section 404 of the Sarbanes-Oxley Act until we have been subject to the reporting requirements of the Exchange Act for a specified period of time and the date (i) we are no longer an emerging growth company under the JOBS Act and (ii) we are a reporting company that meets the definition of an “accelerated filer” or a “large accelerated filer” under Rule 12b-2 under the Exchange Act. Accordingly, our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we may eventually be required to meet. We are in the process of addressing our internal controls over financial reporting and will establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.
Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the date (i) we are no longer an emerging growth company under the JOBS Act and (ii) we are a reporting company that meets the definition of an “accelerated filer” or a “large accelerated filer” under Rule 12b-2 under the Exchange Act. Because we do not currently have comprehensive documentation of our internal control and have not yet tested our internal control in accordance with Section 404 of the Sarbanes-Oxley Act, we cannot conclude, as required by Section 404, that we do not have a material weakness in our internal control or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal control. As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the applicable requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Additionally, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports. This could materially adversely affect us.
Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our operations, financial reporting or financial results could be harmed and we could fail to meet our financial reporting obligations.
Certain investors are limited in their ability to make significant investments in us.
Private funds that are excluded from the definition of “investment company” either pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act are restricted from acquiring directly or through a controlled entity more than 3% of our total outstanding voting shares (measured at the time of the acquisition), unless certain conditions are satisfied. Investment companies registered under the Investment Company Act and BDCs are also subject to this restriction as well as other limitations under the Investment Company Act that would restrict the amount that they are able to invest in our securities. As a result, certain investors will be limited in their ability to make significant investments in us, at a time that they might desire to do so.
Our Board of Trustees may amend our Declaration of Trust and Bylaws without prior shareholder approval.
Our Board of Trustees may, in its sole discretion, without shareholder vote, subject to certain exceptions, amend or otherwise supplement the Declaration of Trust and Bylaws by making an amendment thereto or executing an amended and restated Declaration of Trust or Bylaws, as the case may be, including without limitation, to classify the Board, to impose advance notice provisions for Trustee nominations or for shareholder proposals, to require super-majority approval of transactions with significant shareholders or otherwise add or eliminate provisions that may be deemed adverse to shareholders.
No shareholder approval is required for certain mergers.
Prior to a Liquidity Event, our Board of Trustees may undertake to approve mergers between us and certain other funds or vehicles. Subject to the requirements of the Investment Company Act, such mergers will not require shareholder approval so you will not be given an opportunity to vote on these matters. These mergers may involve funds managed by our affiliates, including other BDCs managed by our Investment Adviser. In considering whether shareholder approval is required under the Investment Company Act, if we are acquired by a company that is quoted or listed on an exchange and the management and incentive fees payable by that company are the same as would be paid by us following a Liquidity Event, we intend to take the view that those fees are the same as our fees even if immediately prior to the transaction our fees were effectively lower because our Investment Adviser has waived certain portions of its fees prior to a Liquidity Event. The Board of Trustees may also, without shareholder approval, convert the form and/or jurisdiction of organization prior to an Exchange Listing, including to take advantage of laws that are more favorable to maintaining board control in the face of dissident shareholders.
Shareholders will have only the voting rights as required by the Investment Company Act or as otherwise provided for in the Declaration of Trust.
Shareholders will have only the voting rights as required by the Investment Company Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company will not be required to hold annual meetings of shareholders. Special meetings of shareholders may only be called by the Board of Trustees or the Chief Executive Officer. Special meetings will be limited to the purposes for any such special meeting set forth in the Company’s notice thereof. In addition, shareholders may request the Board of Trustees to call a vote of shareholders to act on a matter on which such shareholders are entitled to vote, subject to certain procedural requirements set forth in the Declaration of Trust, including, among others, that the request of shareholders is signed by shareholders of record as of the applicable record date holding in the aggregate at least fifty-one percent (51%) of the outstanding shares of beneficial interest of the Company (“shares”) or class or series of shares having voting rights on the matter. Upon receipt of such shareholder request and subject to such shareholder’s compliance with the applicable procedural requirements set forth in the Declaration of Trust, the Board of Trustees will call a vote of shareholders to act on such matters set forth in such request, which may be taken, subject to the sole discretion of the Board of Trustees, either at a special meeting of shareholders or by solicitation of written consent of shareholders. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders. Under our Declaration of Trust, nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting or (2) by the Board of Trustees.
Our Board of Trustees may change our operating and investment policies, criteria and strategies without prior notice or shareholder approval, the effects of which may be adverse to our results of operations and financial condition.
Our Board of Trustees has the authority to modify or waive our current operating and investment policies, criteria and strategies without prior notice and without shareholder approval. We cannot predict the effect any changes to our current operating policies, investment criteria and strategies would have on our business, NAV, operating results and value of our Shares. However, the effects might be adverse, which could negatively impact our ability to pay our shareholders distributions and cause our shareholders to lose all or part of their investment. Moreover, we have significant flexibility in investing the net proceeds from the Private Offering and may use the net proceeds from the Private Offering in ways with which investors may not agree or for purposes other than those contemplated in this Registration Statement.
Our Board of Trustees is authorized to reclassify any unissued shares into one or more classes of Preferred Shares, which could convey special rights and privileges to their owners.
Under the Delaware Statutory Trust Act and our Declaration of Trust, our Board of Trustees is authorized to classify and reclassify any authorized but unissued shares into one or more classes of shares of beneficial interest, including Preferred Shares. Prior to the issuance of shares of each class or series, the Board of Trustees is required by our Declaration of Trust to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Shares or otherwise be in their best interest. The cost of any such reclassification would be borne by our existing shareholders. Certain matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding Preferred Shares. For example, holders of Preferred Shares would vote separately from the holders of Shares on a proposal to cease operations as a BDC. In addition, the Investment Company Act provides that holders of preferred stock are entitled to vote separately from holders of common stock to elect two preferred stock directors. We currently have no plans to issue Preferred Shares, but may determine to do so in the future. The issuance of Preferred Shares convertible into Shares might also reduce the net income per share and NAV per share of our Shares upon conversion, provided that we will only be permitted to issue such convertible Preferred Shares to the extent we comply with the requirements of Section 61 of the Investment Company Act. In addition, under the Investment Company Act, participating Preferred Shares and Preferred Shares constitute a “senior security” for purposes of the 150% asset coverage test. These effects, among others, could have an adverse effect on an investment in our Shares.
We will be highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect our business and our ability to pay dividends.

Our business will be highly dependent on the communications and information systems of our Investment Adviser, its affiliates and third parties. Any failure or interruption of those systems or services, including as a result of the termination or suspension of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:
•sudden electrical or telecommunications outages;
•natural disasters such as earthquakes, tornadoes and hurricanes;
•disease pandemics;
•events arising from local or larger scale political or social matters, including terrorist acts; and
•cyber-attacks.
These events, in turn, could have a material adverse effect on our operating results and negatively affect our business and our ability to pay dividends to our shareholders.
Cybersecurity risks and cyber incidents may adversely affect our business or those of our portfolio companies by causing a disruption to our operations, a compromise or corruption of confidential information and/or damage to business relationships, or those of our portfolio companies, all of which could negatively impact our business, results of operations or financial condition.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to, use, alteration or destruction of our information systems for purposes of misappropriating assets, obtaining ransom payments, stealing confidential information, corrupting data or causing operational disruption, or may involve phishing. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen information, misappropriation of assets, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships. This could result in significant losses, reputational damage, litigation, regulatory fines or penalties, or otherwise adversely affect our business, financial condition or results of operations. In addition, we may be required to expend significant additional resources to modify our protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. The costs related to cybersecurity incidents may not be fully insured or indemnified. As our and our portfolio companies’ reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by our Investment Adviser and third-party service providers, and the information systems of our portfolio companies. We, our Investment Adviser and its affiliates have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, may be ineffective and do not guarantee that a cyber incident will not occur or that our financial results, operations or confidential information will not be negatively impacted by such an incident.
Third parties with which we do business (including, but not limited to, service providers, such as accountants, custodians, transfer agents and administrators, and the issuers of securities in which we invest) may also be sources or targets of cybersecurity or other technological risks. We outsource certain functions and these relationships allow for the storage and processing of our information and assets, as well as certain investor, counterparty, employee and borrower information. While we will engage in actions to reduce our exposure resulting from outsourcing, we cannot control the cybersecurity plans and systems put in place by these third parties and ongoing threats may result in unauthorized access, loss, exposure or destruction of data, or other cybersecurity incidents, with increased costs and other consequences, including those described above. Privacy and information security laws and regulation changes, and compliance with those changes, may also result in cost increases due to system changes and the development of new administrative processes.

Changes in laws or regulations governing our business or the businesses of our portfolio companies, changes in the interpretation thereof or newly enacted laws or regulations, and any failure by us or our portfolio companies to comply with these laws or regulations may adversely affect our business and the businesses of our portfolio companies.
We and our portfolio companies are subject to laws and regulations at the U.S. federal, state and local levels and, in some cases, foreign levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on our business or the business of our portfolio companies. The legal, tax and regulatory environment for BDCs, investment advisers and the instruments that they utilize (including derivative instruments) is continuously evolving. In addition, there is significant uncertainty regarding recently enacted legislation and the regulations that have recently been adopted and future regulations that may or may not be adopted pursuant to such legislation and, consequently, the full impact that such legislation will ultimately have on us and the markets in which we trade and invest is not fully known. Such uncertainty and any resulting confusion may itself be detrimental to the efficient functioning of the markets and the success of certain investment strategies.
In addition, as private equity firms become more influential participants in the U.S. and global financial markets and economy generally, there recently has been pressure for greater governmental scrutiny and/or regulation of the private equity industry. It is uncertain as to what form and in what jurisdictions such enhanced scrutiny and/or regulation, if any, on the private equity industry may ultimately take. Therefore, there can be no assurance as to whether any such scrutiny or initiatives will have an adverse impact on the private equity industry, including our ability to effect operating improvements or restructurings of our portfolio companies or otherwise achieve our objectives.
Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operating results or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.
Our Investment Adviser, Administrator and sub-administrators are able to resign upon 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
Our Investment Adviser, our Administrator and our sub-administrators have the right to resign under the Investment Advisory Agreement, the Administration Agreement and the Sub-Administration Agreements, respectively, upon 60 days’ written notice, whether a replacement has been found or not. If any of them resigns, it may be difficult to find a replacement with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If a replacement is not found quickly, our business, results of operations and financial condition as well as our ability to pay distributions are likely to be adversely affected and the value of our shares may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Investment Adviser, our Administrator and their affiliates, including certain of our sub-administrators. Even if a comparable service provider or individuals performing such services are retained, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may materially adversely affect our business, results of operations and financial condition.
Our Investment Adviser’s liability is limited under the Investment Advisory Agreement, and we are required to indemnify our Investment Adviser against certain liabilities, which may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

Our Investment Adviser has not assumed any responsibility to us other than to render the services described in the Investment Advisory Agreement, and it will not be responsible for any action of our Board of Trustees in declining to follow our Investment Adviser’s advice or recommendations. Pursuant to the Investment Advisory Agreement, our Investment Adviser and its members and their respective officers, managers, partners, agents, employees, controlling persons and members and any other person or entities affiliated with it will not be liable to us for their acts under the Investment Advisory Agreement, absent willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. We have agreed to indemnify, defend and protect our Investment Adviser and its members and their respective officers, managers, partners, agents, employees, controlling persons and members and any other person or entities affiliated with it with respect to all damages, liabilities, costs and expenses arising out of or otherwise based upon the performance of any of our Investment Adviser’s duties or obligations under the Investment Advisory Agreement or otherwise as an Investment Adviser for us, and not arising out of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties under the Investment Advisory Agreement. These protections may lead our Investment Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “—Our fee structure may induce our Investment Adviser to pursue speculative investments and incur leverage, and investors may bear the cost of multiple levels of fees and expenses” for additional information.
Risks Related to Our Investments
Our investments will be risky and speculative.
We will invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade and, if not rated, would likely be rated below investment grade if it were rated. Investments rated below investment grade are generally considered higher risk than investment grade instruments. Bonds that are rated below investment grade are sometimes referred to as “high yield bonds” or “junk bonds.” Exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal. In our first lien loans, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we be forced to enforce our remedies. To the extent we hold second lien senior secured loans and junior debt investments, holders of first lien loans may be repaid before us in the event of a bankruptcy or other insolvency proceeding. This may result in an above average amount of risk and loss of principal. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a heightened risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. When we invest in loans, we may acquire equity securities as well. However, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.
In addition, investing in middle market companies involves a number of significant risks, including:
•these companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing on any guarantees or security we may have obtained in connection with our investment;
•they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;
•they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on a portfolio company and, in turn, on us;
•there is generally little public information about these companies. These companies and their financial information are usually not subject to the Exchange Act and other regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed investment decision and cause us to lose money on our investments;
•they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, Trustees and our Investment Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies;
•changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and
•they may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.
Our portfolio securities are generally expected to be illiquid and typically will not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith under procedures adopted by our Board of Trustees or its designee, which valuation is inherently subjective and may not reflect what we may actually realize from the sale of the investment.
Substantially all of our portfolio investments will be in the form of debt investments that are not publicly traded and are illiquid compared to publicly-traded securities, and there can be no assurance that we will be able to realize returns on such investments in a timely manner. The fair value of these illiquid portfolio securities will not be readily determinable, and the due diligence process that our Investment Adviser undertakes in connection with our investments may not reveal all the facts that may be relevant in connection with such investment. We will value these investments on at least a quarterly basis in accordance with our valuation policy, which will be at all times consistent with U.S. GAAP. Our Board of Trustees will utilize the services of a third-party valuation firm to aid in determining the fair value of these investments as well as the recommendations of our Investment Adviser’s investment professionals, which are based upon the most recent portfolio company financial statements available and projected financial results of each portfolio company. The Board of Trustees will discuss valuations and determine, or designate our Investment Adviser to determine, the fair value in good faith based on the input of our Investment Adviser (if not the Board’s designee) and the third-party valuation firm. The participation of our Investment Adviser in our valuation process, and the indirect pecuniary interest in our Investment Adviser by the Interested Trustees on our Board of Trustees, could result in a conflict of interest, because the management fee is based on our gross assets and also because our Investment Adviser is receiving performance-based incentive fees.
The factors that will be considered in the fair value pricing of our investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparisons to publicly-traded companies, discounted cash flow, relevant credit market indices, and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate our valuation. Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Also, since these valuations are, to a large extent, based on estimates, comparisons and qualitative evaluations of private information, it could make it more difficult for investors to value accurately our investments and could lead to undervaluation or overvaluation of our Shares. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility. If our Investment Adviser is unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. Also, privately held companies frequently have less diverse product lines and smaller market presence than larger competitors.

Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.
Our NAV as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of our assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in our NAV.
Our investments may include “covenant-lite” loans, which may give us fewer rights and subject us to greater risk of loss than loans with financial maintenance covenants.
Although the loans in which we expect to invest will generally have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance, we do invest to a lesser extent in “covenant-lite” loans. We use the term “covenant-lite” to refer generally to loans that do not have financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition or operating results. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.
We operate in a highly competitive market for investment opportunities, and compete with investment vehicles sponsored or advised by our affiliates.
The activity of identifying, completing and realizing attractive investments is highly competitive and involves a high degree of uncertainty. The availability of investment opportunities generally will be subject to market conditions. In particular, in light of changes in such conditions, including changes in long-term interest rates, certain types of investments may not be available to us on terms that are as attractive as the terms on which opportunities were available to previous investment programs sponsored by Carlyle. A number of entities, including BDC I and BDC II, compete with us to make the types of investments that we target in middle market companies. We compete with other BDCs, public and private funds, commercial and investment banks, commercial finance companies, and, to the extent they provide an alternative form of financing, private equity funds, some of which are affiliates of us. Furthermore, over the past several years, an ever-increasing number of debt and credit opportunities funds have been formed and many such existing funds have grown substantially in size. Additional funds with similar objectives may be formed in the future by Carlyle or by other unrelated parties. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Consequently, it is possible that competition for appropriate investment opportunities may increase, thus reducing the number of investment opportunities available to us and adversely affecting the terms upon which investments can be made. Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act and the Code impose on us. The competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and, accordingly, we may incur legal, due diligence and other costs on investments which may not be successful and we may not recover all of our costs, which would adversely affect returns. We can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.
We do not seek to compete primarily based on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we offer. We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss.
Our portfolio companies may be highly leveraged.
Some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. Moreover, rising interest rates may significantly increase a company’s or project’s interest expense, or a significant industry downturn may affect a company’s ability to generate positive cash flow, in either case causing an inability of a leveraged company to service outstanding debt. In the event such leveraged company cannot generate adequate cash flow to meet debt obligations, the company may default on its loan agreements or be forced into bankruptcy resulting in a restructuring or liquidation of the company. Leveraged companies may enter into bankruptcy proceedings at higher rates than companies that are not leveraged, and the risk of bankruptcy has been significantly increased by the COVID-19 pandemic.
Depending on the facts and circumstances of our investments and the extent of our involvement in the management of a portfolio company, upon the bankruptcy of a portfolio company, a bankruptcy court may recharacterize our debt investments as equity interests and subordinate all or a portion of our claim to that of other creditors. This could occur even though we may have structured our investment as senior debt.
Our portfolio companies may incur debt that ranks equally with, or senior to, some of our investments in such companies and if there is a default, we may experience a loss on our investment.
To the extent we invest in second lien, mezzanine or other instruments, our portfolio companies may be permitted to incur other debt that ranks equally with, or senior to, such debt instruments. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we will be entitled to receive payments in respect of the debt securities in which we will invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. In such cases, after repaying such senior creditors, such portfolio company may not have sufficient remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt securities in which we will invest, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
The rights we may have with respect to the collateral securing the debt investments we make in our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.
We may also make unsecured loans to portfolio companies. Liens on such portfolio companies’ collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all secured loan obligations. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.
Our portfolio may be concentrated in a limited number of portfolio companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.
We are classified as a non-diversified investment company within the meaning of the Investment Company Act, which means that we are not limited by the Investment Company Act with respect to the proportion of our assets that we may invest in securities of a single issuer, excluding limitations on investments in other investment companies. Although we do not intend to focus our investments in any specific industries, our portfolio may be concentrated in a limited number of portfolio companies and industries. Beyond the asset diversification requirements associated with our qualification as a RIC under Subchapter M of the Code, we will not have fixed guidelines for diversification, and while we do not target any specific industries, our investments may be concentrated in relatively few industries. As a result, the aggregate returns we will realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of one or more investments. Additionally, a downturn in any particular industry in which we are invested could also significantly impact our aggregate returns.
Declines in the prices of corporate debt securities and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our NAV through increased net unrealized depreciation.
As a BDC, we are required to account for our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of our Board of Trustees. Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. Depending on market conditions, we could incur substantial realized losses and suffer additional unrealized losses, which would reduce our NAV and have a material adverse impact on our business, financial condition and results of operations.
To the extent we make investments in restructurings and reorganizations, they may be subject to greater regulatory and legal risks than other traditional direct investments in portfolio companies.
We may make investments in restructurings that involve, or otherwise invest in the debt securities of, companies that are experiencing or are expected to experience severe financial difficulties. These severe financial difficulties may never be overcome and may cause such companies to become subject to bankruptcy proceedings. As such, these investments could subject us to certain additional potential liabilities that may exceed the value of our original investment therein. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high.
We have not yet identified all of the portfolio companies we will invest in.
We have not yet identified all of the potential investments for our portfolio that we will acquire with the proceeds of the Private Offering. Our Investment Adviser will select our investments over time. Our shareholders will have no input with respect to investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our Shares.
The financial projections of our portfolio companies could prove inaccurate.
We generally evaluate the capital structure of portfolio companies on the basis of financial projections prepared by the management of such portfolio companies. These projected operating results are normally based primarily on judgments of the management of the portfolio companies. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. General economic conditions, which are not predictable with accuracy, along with other factors may cause actual performance to fall short of the financial projections that were used to establish a given portfolio company’s capital structure. Because of the leverage that is typically employed by our portfolio companies, this could cause a substantial decrease in the value of our investment in the portfolio company. The inaccuracy of financial projections could thus cause our performance to fall short of our expectations.
In addition, when sourcing debt investments, we expect to rely significantly upon representations made to us by the borrower. There can be no assurance that such representations are accurate or complete, or that any due diligence undertaken would identify any misrepresentation or omission.
The due diligence investigation that our Investment Adviser carries out with respect to an investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity, and will not result in the investment being successful.
Before we make investments, our Investment Adviser will typically conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. Due diligence may entail evaluation of important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants, credit rating agencies, investment banks and other third parties may be involved in the due diligence process to varying degrees depending on the type of investment. When conducting due diligence and making an assessment regarding an investment, our Investment Adviser will rely on the resources available to it, including information provided by the portfolio companies and, in some circumstances, third-party investigations. In addition, investment analyses and decisions by our Investment Adviser may be required to be undertaken on an expedited basis to take advantage of certain investment opportunities. In such cases, the information available to our Investment Adviser at the time of making an investment decision may be limited. The due diligence investigation that our Investment Adviser carries out with respect to an investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, the due diligence investigation does not ensure that such investment will be successful. In addition, Carlyle’s Environmental, Social and Governance program may cause us not to make an investment we otherwise would have made or impact other action taken or refrained from.
Our portfolio companies may prepay loans, which may have the effect of reducing our investment income if the returned capital cannot be invested in transactions with equal or greater yields.
Loans are generally prepayable at any time, most of them at no premium to par. We are generally unable to predict the rate and frequency of such repayments. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such portfolio company the ability to replace existing financing with less expensive capital. In periods of rising interest rates, the risk of prepayment of floating rate loans may increase if other financing sources are available. As market conditions change frequently, we will often be unable to predict when, and if, this may be possible for each of our portfolio companies. In the case of some of these loans, having the loan called early may have the effect of reducing our actual investment income below our expected investment income if the capital returned cannot be invested in transactions with equal or greater yields.
We may not replicate the historical success of Carlyle or the historical performance of BDC I and BDC II.
We cannot provide any assurance that we will replicate the historical success of Carlyle or the historical performance of other companies that our Investment Adviser and its investment team advised in the past, and in particular, the historical performance of BDC I and BDC II. Our investment strategy may differ materially from those employed in prior Carlyle investment entities, including other Carlyle credit funds. Additionally, economic conditions may differ materially from the conditions under which those investment entities were invested. Past activities of investment entities associated with Carlyle provide no assurance of future success. In considering the performance information contained in this Registration Statement, prospective investors should bear in mind that past or targeted performance is not a guarantee, projection or prediction that we will achieve comparable results, and is not necessarily indicative of future results. There can be no assurance that targeted or estimated returns will be achieved, that the returns generated by us will equal or exceed those of other investment activities of Carlyle, including the historical performance of BDC I and BDC II, or that we will be able to implement our investment strategy or achieve our investment objective. As a general matter, the performance of any other Carlyle investment funds, or Carlyle as a firm, is not necessarily indicative of our performance. Accordingly, our investment returns could be substantially lower than the returns achieved by other Carlyle managed funds or by other clients of our Investment Adviser.
Our ability to enter into transactions with Carlyle and our other affiliates is restricted.
As a BDC, we are required to comply with certain regulatory requirements. We and any company controlled by us, on the one hand, and our upstream affiliates, or our Investment Adviser and its affiliates, on the other hand, are prohibited under the Investment Company Act from knowingly participating in certain transactions without the prior approval of our Independent Trustees and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is our upstream affiliate for purposes of the Investment Company Act, and we or a company controlled by us are generally prohibited from buying or selling any security (other than our securities) from or to such affiliate, absent the prior approval of our Independent Trustees and so long as such person does not own more than 25% of our outstanding voting securities or otherwise control us. We or a company controlled by us are prohibited from buying or selling any security from or to our Investment Adviser or its affiliates, or any person who owns more than 25% of our voting securities or is otherwise deemed to control, be controlled by, or be under common control with, us, with such persons, absent the prior approval of the SEC.
The Investment Company Act also prohibits certain “joint” transactions with our upstream affiliates, or our Investment Adviser or its affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our Independent Trustees and, in some cases, the SEC (other than in certain limited situations pursuant to current regulatory guidance as described below). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing. The SEC has granted us Exemptive Relief that permits us and certain present and future funds advised by our Investment Adviser and certain other present and future investment advisers controlling, controlled by or under common control with our Investment Adviser to co-invest in suitable negotiated investments. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction. In addition to co-investing pursuant to our Exemptive Relief, we may also co-invest with funds managed by Carlyle or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, our Investment Adviser’s allocation procedures and Carlyle’s other allocation policies and procedures, where applicable. For example, we may invest alongside such investors consistent with guidance promulgated by the SEC staff permitting us and an affiliated person to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that we negotiate no term other than price. We may, in certain cases, also make investments in securities owned by affiliates that we acquire from non-affiliates. In such circumstances, our ability to participate in any restructuring of such investment or other transaction involving the issuer of such investment may be limited, and as a result, we may realize a loss on such investments that might have been prevented or reduced had we not been restricted in participating in such restructuring or other transaction.
Our failure to make follow-on investments in our portfolio companies could impair the value of our investments.
Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments to:
•increase or maintain in whole or in part our equity ownership percentage;
•exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or
•attempt to preserve or enhance the value of our investment.

We may elect not to make follow-on investments, may be constrained in our ability to employ available funds, or otherwise may lack sufficient funds to make those investments. We have the discretion to make any follow-on investments, subject to the availability of capital resources. However, doing so could be placing even more capital at risk in existing portfolio companies.
The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful investment. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements or the desire to maintain our tax status.
The disposition of our investments may result in contingent liabilities.
A significant portion of our investments will involve private securities. In connection with the disposition of an investment in private securities, we may be required to make representations about the business and financial affairs of the portfolio company typical of those made in connection with the sale of a business. We may also be required to indemnify the purchasers of such investment to the extent that any such representations turn out to be inaccurate or with respect to potential liabilities. These arrangements may result in contingent liabilities that ultimately result in funding obligations that we must satisfy through our return of distributions previously made to us.
Because we generally will not hold controlling equity interests in our portfolio companies, we may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.
Although we may do so in the future, currently we do not intend to hold controlling equity positions in our portfolio companies. Accordingly, we may not be able to control decisions relating to a minority equity investment, including decisions relating to the management and operation of the portfolio company and the timing and nature of any exit. As a result, we are subject to the risk that a portfolio company may make business decisions with which we disagree, and that the management and/or shareholders of a portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity of the investments that we will typically hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company and may therefore suffer a decrease in the value of our investments. If any of the foregoing were to occur, our financial condition, results of operations and cash flow could suffer as a result.
Our investments in foreign securities may involve significant risks in addition to the risks inherent in U.S. investments.
Our investment strategy contemplates that a portion of our investments may be in securities of foreign companies. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. These risks are likely to be more pronounced for investments in companies located in emerging markets and particularly for middle-market companies in these economies.
Although most of our investments are denominated in U.S. dollars, our investments that are denominated in a foreign currency are subject to the risk that the value of a particular currency may change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that we will, in fact, hedge currency risk or, that if we do, such strategies will be effective.

We may expose ourselves to risks if we engage in hedging transactions.
If we engage in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, credit default swaps, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates, credit risk premiums, and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. It may not be possible to hedge against an exchange rate or interest rate fluctuation at an acceptable price. The success of any hedging transactions we may enter into will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the effect of the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations. Income derived from hedging transactions is generally not eligible to be distributed to non-U.S. shareholders free from U.S. withholding tax. We may be unable or determine not to hedge against particular risks, including if we determine that available hedging transactions are not available at an appropriate price.
There are certain risks associated with holding debt obligations that have original issue discount or payment-in-kind interest.
OID may arise if we hold securities issued at a discount or in certain other circumstances. OID and payment-in-kind (“PIK”) create the risk that incentive fees will be paid to the Investment Adviser based on non-cash accruals that ultimately may not be realized, while the Investment Adviser will be under no obligation to reimburse us for these fees. We may hold investments that result in OID interest and PIK interest.
The higher interest rates of OID instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID instruments generally represent a significantly higher credit risk than coupon loans. Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.
OID instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID income may also create uncertainty about the source of our cash dividends.
For accounting purposes, any cash dividends to shareholders representing OID income are not treated as coming from paid-in capital, even if the cash to pay them comes from the proceeds of issuances of our Shares. As a result, despite the fact that a dividend representing OID income could be paid out of amounts invested by our shareholders, the Investment Company Act does not require that shareholders be given notice of this fact by reporting it as a return of capital.
PIK interest has the effect of generating investment income at a compounding rate, thereby further increasing the incentive fees payable to the Investment Adviser. Similarly, all things being equal, the deferral associated with PIK interest also increases the loan-to-value ratio at a compounding rate.

Our investments may be affected by force majeure events.
Our investments may be affected by force majeure events (e.g., events beyond the control of the party claiming that the event has occurred, including, without limitation, acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, trade war, cyber security breaches, terrorism and labor strikes). Some force majeure events may adversely affect the ability of a party (including a portfolio company or a counterparty to us or a portfolio company) to perform its obligations until it is able to remedy the force majeure event. In addition, the cost to a portfolio company or us of repairing or replacing damaged assets resulting from such force majeure event could be considerable. Certain force majeure events (such as war or an outbreak of an infectious disease) could have a broader negative impact on the world economy and international business activity generally, or in any of the countries in which we may invest specifically.
Risks Related to an Investment in Our Shares
Investing in our Shares may involve a high degree of risk.
The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive, and therefore an investment in our Shares may not be suitable for someone with lower risk tolerance.
Investors in the Private Offering will be subject to transfer restrictions.
Prior to a Liquidity Event, investors who participate in the Private Offering may not Transfer any Share unless (i) we give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in us.
In the event of an Exchange Listing, investors will be subject to a lock-up restriction pursuant to which the investors will be prohibited from Transferring any of their Shares acquired prior to an Exchange Listing during the period commencing on the date of such Exchange Listing and at least 180 days thereafter. The specific terms of the lock-up and any other limitations on the sale of the Shares in connection with or following an Exchange Listing will be determined by the Board of Trustees in its sole discretion in connection with such Exchange Listing.
An investor may be subject to filing requirements under the Exchange Act as a result of an investment in us.
Because our Shares are registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our Shares must be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our quarterly financial statements the amount of outstanding Shares and the amount of the investor’s Shares, the responsibility for determining the filing obligation and preparing the filing remains with the investor. In addition, owners of 10% or more of our Shares are subject to reporting obligations under Section 16(a) of the Exchange Act.
An investor may be subject to the short-swing profits rules under the Exchange Act as a result of an investment in us.
Persons with the right to appoint a Trustee or who hold 10% or more of a class of our Shares may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the issuer profits from the purchase and sale of registered equity securities within a six-month period.

There is a risk that our shareholders may not receive distributions or that our distributions may not grow over time.
After our Initial Drawdown, we intend to make distributions on a quarterly basis to our shareholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions.
If the current period of capital market disruption and instability continues for an extended period of time, there is a risk that our shareholders may not receive distributions or that our distributions may not grow over time and a portion of our distributions to you may be a tax-free return for U.S. federal income tax purposes.
We intend to make distributions on a quarterly basis to our shareholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this Registration Statement, including the COVID-19 pandemic described above. For example, if corporate offices, retail stores, and manufacturing facilities and factories in the jurisdictions, including the United States, affected by the COVID-19 pandemic continue to be or are again subject to temporary closures for an extended period of time, it could result in reduced cash flows to us from our existing portfolio companies, which could reduce cash available for distribution to our shareholders. In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions. Any Credit Facilities we enter into may also limit our ability to declare dividends. Further, if we invest a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for distribution. The above referenced restrictions on distributions may also inhibit our ability to make required interest payments to holders of our debt, which may cause a default under the terms of our debt agreements. Such a default could materially increase our cost of raising capital, as well as cause us to incur penalties under the terms of our debt agreements.
The distributions we pay to our shareholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a tax-free return for U.S. federal income tax purposes that would reduce a shareholder’s adjusted tax basis in its Shares or Preferred Shares and correspondingly increase such shareholder’s gain, or reduce such shareholder’s loss, on disposition of such shares. Distributions in excess of a shareholder’s adjusted tax basis in its Shares or Preferred Shares will constitute capital gains to such shareholder.
We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.
For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash, such as “OID” or accruals on a contingent payment debt instrument, which may occur if we receive warrants in connection with the origination of a loan or possibly in other circumstances or contracted or PIK interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Any such income would be treated as income earned by us and therefore would be subject to the Annual Distribution Requirement (as explained more fully in “Item 1. Business—Material U.S. Federal Income Tax Considerations”). We also may be required to include in our taxable income certain other amounts that we will not receive in cash. The credit risk associated with the collectability of deferred payments may be increased as and when a portfolio company increases the amount of interest on which it is deferring cash payment through deferred interest features. Our investments with a deferred interest feature may represent a higher credit risk than loans for which interest must be paid in full in cash on a regular basis. For example, even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is scheduled to occur upon maturity of the obligation.
Because in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty making distributions to our shareholders that will be sufficient to enable us to meet the Annual Distribution Requirement necessary for us to maintain our status as a RIC. Accordingly, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business) to enable us to make distributions to our shareholders that will be sufficient to enable us to meet the Annual Distribution Requirement. However, under the Investment Company Act, we are not permitted to make distributions to our shareholders while our debt obligations and other senior securities are outstanding unless an “asset coverage” test is met. See “Item 1. Business—Material U.S. Federal Income Tax Considerations” for additional information.
If we are unable to obtain cash from other sources to meet the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). Additionally, we may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent us from accruing a long-term holding period. These investments may prevent us from making capital gain distributions. See “Item 1. Business—Material U.S. Federal Income Tax Considerations” for additional information.
Alternatively, we may, with the consent of all our shareholders, designate an amount as a consent dividend (i.e., a deemed dividend). In that case, although we would not distribute any actual cash to our shareholders, the consent dividend would be treated like an actual dividend under the Code for all U.S. federal income tax purposes. This would allow us to deduct the amount of the consent dividend and our shareholders would be required to include that amount in income as if it were actually distributed. For additional discussion regarding the tax implications of a RIC, see “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
Non-U.S. shareholders may be subject to withholding of U.S. federal income tax on dividends we pay.
Distributions of our “investment company taxable income” to a non-U.S. shareholder that are not effectively connected with the non-U.S. shareholder’s conduct of a trade or business within the United States may be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits. Certain properly designated dividends are generally exempt from withholding of U.S. federal income tax, including certain dividends that are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. shareholder are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year), and certain other requirements were satisfied. No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us. See “Item 1. Business—Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Shareholders” for additional information.

ITEM 2.    FINANCIAL INFORMATION
Discussion of the Company’s Expected Operating Plans
The following discussion should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this Registration Statement. In addition to historical information, the following discussion and other parts of this Registration Statement contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Item 1A. Risk Factors” and “Forward-Looking Statements” appearing elsewhere herein.
Overview
We were formed on February 8, 2021 as a Delaware statutory trust. We are structured as an externally managed, non-diversified closed-end investment company.
We are conducting the Private Offering of our Shares to investors in reliance on exemptions from the registration requirements provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and Regulation S under the Securities Act. We have elected to be regulated as a BDC under the Investment Company Act. We also intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1. Business—Certain Business Development Company Regulatory Considerations” and “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
We are currently in development stage.
Investments
Our level of investment activity can and is expected to vary substantially from period to period depending on many factors, including the amount of debt available to middle market companies, the general economic environment and the competitive environment for the type of investments we make.
Revenues
We plan to generate revenue primarily in the form of interest and fee income on debt investments we hold and capital gains, if any, on investments. We generally expect our debt investments to have a stated term of five to eight years and typically to bear interest at a floating rate usually determined on the basis of a benchmark such as LIBOR. Interest on these debt investments will generally be payable quarterly. In some instances, we expect to receive payments on our debt investments based on scheduled amortization of the outstanding balances. In addition, we may receive repayments of some of our debt investments prior to their scheduled maturity date. The frequency or volume of these repayments is expected to fluctuate significantly from period to period. Our portfolio activity is also expected to reflect the proceeds of sales of securities. We may also generate revenue in the form of commitment, origination, amendment, structuring or due diligence fees, fees for providing managerial assistance and consulting fees.
Expenses
Our primary operating expenses are expected to include the payment of: (i) investment advisory fees, including management fees and incentive fees, to our Investment Adviser pursuant to our Investment Advisory Agreement; (ii) costs and other expenses and our allocable portion of overhead incurred by our Administrator in performing its administrative obligations under our Administration Agreement and (iii) other operating expenses as detailed below. Our investment advisory fee will compensate our Investment Adviser for its work in identifying, evaluating, negotiating, closing, monitoring and servicing our investments. We will bear all other expenses of our operations and transactions, including (without limitation except as noted):

•our Organizational and Offering Costs (the amount of Organizational and Offering Costs in excess of 0.15% of our total capital commitments to be paid by our Investment Adviser and the offering costs to be amortized over the 12 months beginning on the Initial Drawdown Date; to the extent the Company’s total capital commitments later increase, the Investment Adviser or its affiliates may be reimbursed by the Company for past payments of excess Organizational and Offering Costs made on the Company’s behalf provided that the total Organizational and Offering Costs borne by the Company do not exceed 0.15% of total capital commitments and provided further that the Investment Adviser or its affiliates may not be reimbursed for payment of excess Organizational and Offering Costs that were incurred more than three years prior to the proposed reimbursement);
•the costs associated with any offerings of our Shares incurred after the Final Closing Date;
•the costs associated with any offerings of our securities other than our Shares;
•calculating individual asset values and our NAV (including the cost and expenses of any independent valuation firms);
•expenses, including travel expenses, incurred by our Investment Adviser, or members of our Investment Adviser’s investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing our rights;
•the base management fee and any incentive fee;
•certain costs and expenses relating to distributions paid on our shares;
•administration fees payable under our Administration Agreement and sub-administration agreements, including related expenses;
•debt service and other costs of borrowings or other financing arrangements;
•the allocated costs incurred by our Investment Adviser in providing managerial assistance to those portfolio companies that request it;
•amounts payable to third parties relating to, or associated with, making or holding investments;
•the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments;
•transfer agent and custodial fees;
•costs of hedging;
•commissions and other compensation payable to brokers or dealers;
•federal and state registration fees;
•any U.S. federal, state and local taxes, including any excise taxes;
•Independent Trustee fees and expenses;
•costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of Sarbanes-Oxley Act compliance and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing;
•the costs of any reports, proxy statements or other notices to our shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;
•the costs of specialty and custom software for monitoring risk, compliance and overall portfolio, including any development costs incurred;
•our fidelity bond;

•Trustees and officers/errors and omissions liability insurance, and any other insurance premiums;
•indemnification payments;
•direct fees and expenses associated with independent audits, agency, consulting and legal costs;
•the Company’s fees and expenses related to any Liquidity Event and/or Exchange Transaction; and
•all other expenses incurred by either our Administrator or us in connection with administering our business, including payments under the Administration Agreement for administrative services that will be equal to an amount that would reimburse the Administrator for its costs and expenses and our allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and any of their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our Sarbanes-Oxley Act internal control assessment.
From time to time, the Investment Adviser, the Administrator, or their respective affiliates, may pay third-party providers of goods or services. We will reimburse the Investment Adviser, the Administrator or such affiliates thereof for any such amounts paid on our behalf. Each of the Administrator and Carlyle Employee Co. will waive its right to be reimbursed in the event that such reimbursements would cause any distributions to our shareholders to constitute a tax-free return. All of these expenses will ultimately be borne by our shareholders.
Hedging
The Company may enter into currency hedging contracts, interest rate hedging agreements such as futures, options, swaps and forward contracts, and credit hedging contracts, such as credit default swaps. However, no assurance can be given that such hedging transactions will be entered into or, if they are, that they will be effective.
Financial Condition, Liquidity and Capital Resources
We will generate cash from the net proceeds of the Private Offering and any future offerings of securities and cash flows from operations, including earnings on future investments, as well as interest earned from the temporary investment of cash in cash-equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We may also fund a portion of our investments through borrowings from banks and issuances of senior securities, including before we have fully invested the proceeds of the Private Offering. See “—Credit Facilities.”
Our primary use of funds is expected to be investments in portfolio companies, cash distributions to holders of our Shares, and the payment of operating expenses. We will also be liable as a borrower under our Credit Facilities.
Credit Facilities
We intend to enter into one or more credit facilities and/or subscription facilities (each, a “Credit Facility”) to facilitate investments and the timely payment of our expenses. There can be no assurance that we will (or the date on which we may) enter into the Credit Facilities on favorable terms or at all. See also “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We may borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us” for additional information.
Other Contractual Obligations
We will have certain commitments pursuant to our Investment Advisory Agreement that we have entered into with our Investment Adviser. We have agreed to pay a fee for investment advisory and management services consisting of two components—a base management fee and an incentive fee. Payments under the Investment Advisory Agreement will be equal to (i) a percentage of our gross assets at the end of the two most recently completed fiscal quarters and (ii) a two-part incentive fee. See “Item 1. Business—Investment Advisory Agreement.” We have also entered into a contract with our Administrator to serve as our administrator. Payments under the Administration Agreement will be equal to an amount that reimburses our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our internal control assessment under the Sarbanes-Oxley Act. See “Item 1. Business—Administration Agreement.”
Our Investment Advisory Agreement, Administration Agreement, as well as the Sub-Administration Agreements may be terminated by any party without penalty upon not less than 60 days’ written notice to the other. If any of these agreements is terminated, the costs we incur under a new agreement may increase. In addition, we will likely incur significant time and expense in locating alternative parties to provide the services we receive under these agreements. Any new Investment Advisory Agreement would also be subject to approval by our shareholders.
Quantitative and Qualitative Disclosures About Market Risk
We will be subject to financial market risks, including changes in the valuation of our investment portfolio and interest rates. Our investments may not have a readily available market price, and we value these investments at fair value as determined in good faith by our Board of Trustees in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and it is possible that the difference could be material. See “Item 1. Business—Valuation Procedures” for additional information.
Related Parties
See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.
ITEM 3.    PROPERTIES
Our headquarters are located at One Vanderbilt Avenue, 36th Floor, New York, New York 10017, and are provided by our Administrator in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.
ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Our Investment Adviser purchased 5,000 Shares at a purchase price of $20.00 per Share and is, as of August 11, 2021, our sole shareholder. The address of our Investment Adviser is Carlyle Global Credit Investment Management L.L.C., One Vanderbilt Avenue, 36th Floor, New York, New York 10017.
We expect our Investment Adviser to be our sole shareholder until the Initial Drawdown and our issuance of Shares in connection therewith has been completed.

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS
Our business and affairs will be managed under the direction of our Board of Trustees. Our Board of Trustees currently consists of seven members, including five Independent Trustees. Two members of our Board of Trustees are not Independent Trustees. We refer to these individuals as our “Interested Trustees.”
Our Board of Trustees elects our officers, who serve at the discretion of our Board of Trustees. The responsibilities of each Trustee include, among other things, the oversight of our investment activity, the valuation of our assets, and oversight of our financing arrangements. Our Board of Trustees will establish the Audit Committee and a pricing committee of the Board of Trustees (the “Pricing Committee”), and may establish additional committees in the future.
Following an Exchange Listing, if any, we expect the Board of Trustees to be divided into three classes of Trustees (or directors) at least as equal in number as possible.
Board of Trustees
Each of our Trustees will hold office until his or her death, resignation, removal or disqualification. Information regarding our Board of Trustees is as follows:
Interested Trustees

Name	Age	Position	Trustee Since
Linda Pace	59	Chair of the Board of Trustees and Chief Executive Officer	2021
Mark Jenkins	54	Trustee	2021
Independent Trustees

Name	Age	Position	Trustee Since
Nigel D.T. Andrews	74	Trustee	2021
Leslie E. Bradford	66	Trustee	2021
Aren C. LeeKong	45	Trustee	2021
John G. Nestor	76	Trustee	2021
William H. Wright II	61	Trustee	2021
The address for each of our Trustees is c/o Carlyle Secured Lending III, One Vanderbilt Avenue, 36th Floor, New York, New York 10017.
Biographical Information of Trustees
Our Trustees have been divided into two groups—Interested Trustees and Independent Trustees. An “Interested Trustee” is an “interested person” as defined in Section 2(a)(19) of the Investment Company Act. Trustees who are not “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act are referred to as the Company’s “Independent Trustees.”
Interested Trustees
Linda Pace has served as the Chair of our Board of Trustees since June 2021. Ms. Pace also serves as our Chief Executive Officer. Ms. Pace currently serves as the chair of the boards of directors and the chief executive officer and president of BDC I and BDC II. Ms. Pace is a Managing Director and Partner of Carlyle and Vice Chair

of Global Credit. Previously, she was responsible for Carlyle’s Global Loans and Structured Credit Group. Prior to that role, she was responsible for portfolio management for Carlyle High Yield Partners, deploying capital into the U.S. market in cash and synthetic form. Prior to joining Carlyle, Ms. Pace spent ten years with BHF-Bank AG, where she was co-head of the bank’s Syndicated Loan group in New York. She invested in leveraged loans on behalf of the bank’s $2 billion on-balance sheet portfolio, as well as their $400 million Collateralized Loan Obligation funds. Prior to that, Ms. Pace worked at Société Générale as a Corporate Credit Analyst. Ms. Pace received her undergraduate degree in French from Douglass College and her M.B.A in Finance from New York University.
Mark Jenkins has served on our Board of Trustees since June 2021. Mr. Jenkins is a Managing Director and Head of Global Credit. He is also a member of Carlyle’s Management Committee. Mr. Jenkins also currently serves on the boards of directors of BDC I and BDC II since April 2020. Prior to joining Carlyle in 2016, Mr. Jenkins was a Senior Managing Director at CPP Investment Board (“CPPIB”) where he was responsible for leading CPPIB’s Global Private Investment Group with approximately CAD$56 billion of AUM. He was Chair of the Credit Investment Committee, Chair of the Private Investments Committee and also managed the portfolio value creation group. While at CPPIB, Mr. Jenkins founded CPPIB Credit Investments, which is a multi-strategy platform making direct principal credit investments. He also led CPPIB’s acquisition and oversight of Antares Capital and the subsequent expansion in middle-market lending. Prior to CPPIB he was Managing Director, Co-Head of Leveraged Finance Origination and Execution for Barclays Capital in New York. Before Barclays, Mr. Jenkins worked for 11 years at Goldman Sachs & Co. in senior positions within the Fixed Income and Financing Groups in New York. He served on the boards of Wilton Re, Teine Energy, Antares Capital and Merchant Capital Solutions. Mr. Jenkins’ depth of experience in investment management and capital markets, intimate knowledge of the business and operations of Carlyle’s Global Credit investment platform, and experience as a director of other companies in the financial services sector provides our Board with valuable insight.
Independent Trustees
Nigel D.T. Andrews has served on our Board of Trustees since June 2021. Mr. Andrews has also served as a member of the board of directors of BDC I since 2012 and the board of directors of BDC II since 2017 and is the chairman of the audit committees of BDC I and BDC II and is a member of the nominating and governance committee and the compensation committee of BDC I. Prior to the completion of the merger of NF Investment Corp. (“NFIC”) into the Company (the “NFIC Acquisition”) in June 2017, Mr. Andrews served as a member of the board of directors and on the audit committee of NFIC. Mr. Andrews may from time to time serve as an independent director of other entities affiliated with Carlyle or of investment vehicles managed by Carlyle or its affiliates. Mr. Andrews recently retired from his roles as governor at London Business School, a director and a member of the audit and remuneration committees at Old Mutual plc., and Chairman of Old Mutual Asset Management, where he served from 2002 to 2014. Mr. Andrews continues to actively manage his own private investments and to serve as a trustee of Victory Funds, a position he has held since 2002. From 2000 to 2010, Mr. Andrews served on the board of directors of Chemtura Corporation, a New York Stock Exchange listed company. Mr. Andrews also served as a Managing Director of Internet Capital Group, Inc. from 2000 to 2001. From 1987 to 2000, Mr. Andrews held various senior management positions within General Electric Company, including Executive Vice President of GE Capital from 1993 to 2000 and, prior to that, Vice President and General Manager of GE Plastics-Americas. During Mr. Andrews’ 13-year career with GE, he also served as a Vice President for Corporate Business Development and Strategy reporting to the chairman of the board. Prior to joining GE, Mr. Andrews was a partner at Booz Allen Hamilton Inc. He began his career in business management at Shell International Chemical Company. Mr. Andrews’ broad executive experience with the operations and transactions of industrial and financial services businesses provides our Board with valuable insights and knowledge that will enhance our ability to achieve our investment objectives.
John G. Nestor has served on our Board of Trustees since June 2021. Mr. Nestor has also served as a member of the board of directors of BDC I since 2013 and the board of directors of BDC II since 2017, the audit committee, nominating and governance committee and compensation committee of BDC I and the audit committee of BDC II. Prior to the completion of the NFIC Acquisition in June 2017, Mr. Nestor served as a member of the board of directors and on the audit committee of NFIC. Mr. Nestor may from time to time serve as an independent director of other entities affiliated with Carlyle or of investment vehicles managed by Carlyle or its affiliates. Mr. Nestor joined Kirtland Capital Partners in March 1986. He is managing partner of this private investment firm. Prior to joining Kirtland Capital Partners, Mr. Nestor worked for 16 years for Continental Illinois Bank. For eight years he focused on lending to small businesses in the Chicago area. In 1977 Mr. Nestor was transferred to Philadelphia where he was involved in commercial lending and in 1979 he moved to Cleveland to manage Continental’s Cleveland Office. Mr. Nestor is the former chairman of the board of directors of SmartSource Computer and Audio Visual Rentals and he is currently a member of the board of directors of Form Tech Concrete Forms and a member of the board of advisors of The Gates Group. Mr. Nestor serves as a trustee of the Kelvin and Eleanor Smith Foundation. Mr. Nestor is the former chairman of the board of trustees of the Cleveland Foodbank, The Diversity Center and Deaconess Community Foundation. Mr. Nestor is an experienced leader whose numerous board and advisory positions and experiences in the middle markets provide our Board valuable insights.
Leslie E. Bradford has served on our Board of Trustees since June 2021. Ms. Bradford has also served as a member of the boards of directors of BDC I and BDC II since 2017, the audit committee, nominating and governance committee and compensation committee of BDC I and the audit committee of BDC II. Ms. Bradford may from time to time serve as an independent director of other entities affiliated with Carlyle or of investment vehicles managed by Carlyle or its affiliates. From 2011 to 2013, Ms. Bradford was a senior advisor and director of the Alumni Network of Morgan Stanley. Prior to that, Ms. Bradford had risk management and advisory responsibilities throughout all business unit and support areas of Morgan Stanley over a 25+ year career. Prior to joining Morgan Stanley, Ms. Bradford was a vice president in the corporate division of Irving Trust Company from 1977 to 1985 and was responsible for the development of corporate client lending and non-lending business in Northeastern United States. Ms. Bradford has also served on the boards and committees of various organizations, including as a former trustee of the American Foundation for the Blind, a former trustee of the Morgan Stanley Foundation, and a Dartmouth College Fund Committee member. Ms. Bradford holds an undergraduate degree in Religion from Dartmouth College and an MBA in Finance from the New York University Graduate School of Business. Ms. Bradford’s broad industry experience in corporate, financial, and public sectors has provided her with an abundance of skills and valuable insight in handling complex transactions and issues, all of which makes her well qualified to serve on our Board.
Aren C. LeeKong has served on our Board of Trustees since June 2021. Mr. LeeKong has also served as a member of the board of directors of BDC I since June 2021, and as a member of the board of directors of BDC II since July 2021. Mr. LeeKong is also a member of the audit committee, nominating and governance committee and compensation committee of BDC I and a member of the audit committee of BDC II. Mr. LeeKong may from time to time serve as an independent director of other entities affiliated with Carlyle or of investment vehicles managed by Carlyle or its affiliates. Mr. LeeKong was most recently the Executive Chairman of Organix Recycling, LLC, the largest company in the pre-consumer food waste recycling industry in the United States. He is also a member of the external investment advisory committee of the New York State Common Retirement Fund, a public pension fund with an estimated $247.7 billion in assets as of December 31, 2020. Prior to that, Mr. LeeKong was a Managing Director and a co-Portfolio Manager at Highbridge Principal Strategies (“HPS”) and was a founding member of the Capital Markets team at Kohlberg Kravis & Roberts (“KKR”). Mr. LeeKong is a graduate of the University of Massachusetts at Amherst. Mr. LeeKong serves on the advisory board of The Family Center and he previously served on the board of directors of Sponsors for Educational Opportunity. Mr. LeeKong’s broad industry experience and leadership experience will provide our Board with valuable insights and knowledge that will enhance our ability to achieve our investment objectives.
William H. Wright II has served on our Board of Trustees since June 2021. Mr. Wright has also served as a member of the boards of directors of BDC I and BDC II since February 2021, the audit committee, nominating and governance committee and compensation committee of BDC I and the audit committee of BDC II. Mr. Wright may from time to time serve as an independent director of other entities affiliated with Carlyle or of investment vehicles managed by Carlyle or its affiliates. Mr. Wright was a Managing Director of Morgan Stanley until his retirement in 2010, having joined the firm in 1982. During his career in investment banking at Morgan Stanley, Mr. Wright headed the corporate finance execution group where he was responsible for leading and coordinating teams in the execution of complex equity offerings for multinational corporations. Following his career in investment banking, Mr. Wright served as an independent board member of two SEC registered closed-end funds until 2016, and of a

BDC from 2018 to 2020. He also served on the faculties of the Ray Garrett Jr. Corporate and Securities Law Institute at Northwestern Pritzker School of Law and the Practising Law Institute. Mr. Wright is currently on the board of directors of two SEC registered closed-end funds, and he is also a member of the board of directors of the New York City Ballet. In addition to serving on other boards, he is interested in innovative philanthropic initiatives. He received a B.A. from Yale University and an M.B.A. from the Darden School of the University of Virginia. Mr. Wright’s extensive experience in executive leadership, investment banking and corporate finance as well as his numerous board and advisory positions provides our Board valuable insights.
Executive Officers Who Are Not Trustees

Name	Age	Position	Officer Since
Taylor Boswell	41	Chief Investment Officer	2021
Thomas M. Hennigan	45	Chief Financial Officer and Chief Risk Officer	2021
Peter Gaunt	40	Treasurer	2021
Erik Barrios	42	Chief Compliance Officer and Secretary	2021
The address for each of our officers who are not Trustees is c/o Carlyle Secured Lending III, One Vanderbilt Avenue, 36th Floor, New York, New York 10017.
Biographical Information of Executive Officers Who Are Not Trustees
For biographical information of Ms. Pace, see “—Board of Trustees —Biographical Information of Trustees.”
Taylor Boswell serves as our Chief Investment Officer. Mr. Boswell currently serves as the chief investment officer of BDC I and BDC II and is a Managing Director of Carlyle. Mr. Boswell may from time to time serve as an officer, director or principal of entities affiliated with Carlyle or of investment vehicles managed by Carlyle and its affiliates. Mr. Boswell also serves as the chief investment officer of Carlyle Direct Lending. Prior to joining Carlyle, Mr. Boswell was employed by Apollo Global Management (“Apollo”) from 2013 to 2017. At Apollo, Mr. Boswell served as a Managing Director and Investment Committee member in the Illiquid Opportunistic Credit Business, where his primary responsibilities included the sourcing, execution and management of complex, credit-oriented investments across a wide variety of sectors and geographies. Before joining Apollo in 2013, Mr. Boswell was a Director at Perella Weinberg Partners, where he spent seven years focused on special situations corporate investing, as well as helped to grow that firm’s investment management business from inception to more than $10 billion in assets under management. Earlier in his career, Mr. Boswell served as a private equity associate at Providence Equity Partners as well as an investment banking analyst at Deutsche Bank. Mr. Boswell received a BA in political-economy from Princeton University.
Thomas M. Hennigan serves as our Chief Financial Officer and Chief Risk Officer. Mr. Hennigan currently serves as the chief financial officer and chief risk officer of BDC I and BDC II. He also serves as chief operating officer and chief risk officer of Direct Lending. Mr. Hennigan is a Managing Director of Carlyle. Prior to the completion of the NFIC Acquisition in June 2017, Mr. Hennigan served as the chief risk officer of NFIC. Mr. Hennigan may from time to time serve as an officer, director or principal of entities affiliated with Carlyle or of investment vehicles managed by Carlyle and its affiliates. Prior to joining Carlyle in 2011, Mr. Hennigan was a senior vice president and head of underwriting and portfolio management for Churchill Financial LLC, which he joined in 2006. In this role, Mr. Hennigan was responsible for managing Churchill Financial’s underwriting and portfolio management activities, including supervising the professionals involved in the underwriting process and overseeing the firm’s regular portfolio review meetings. Mr. Hennigan joined Churchill Financial from GE Corporate Financial Services. During his four years at GE, Mr. Hennigan had underwriting and portfolio management responsibilities in the Global Sponsor Finance Group and in the Global Media and Communications Group. Mr. Hennigan began his career with Wachovia Securities, Inc. in 1998, where he worked in middle market investment banking and loan syndications.

Peter Gaunt serves as our Treasurer. Mr. Gaunt currently serves as the treasurer of BDC I, and is the principal accounting officer of BDC I for SEC reporting purposes, and BDC II. Mr. Gaunt may from time to time serve as an officer, director or principal of entities affiliated with Carlyle or of investment vehicles managed by Carlyle and its affiliates. Mr. Gaunt is a Principal in Carlyle Global Credit. He joined Carlyle in 2019 to lead Carlyle Global Credit’s Investment Company Act Fund operations. Prior to joining Carlyle, Mr. Gaunt was a corporate controller at Hercules Capital, an internally managed BDC focused on venture debt investing, where he led that company’s efforts in accounting, FP&A, treasury, and capital markets. Prior to Hercules Capital, he was a senior manager in EY’s wealth and asset management practice serving BDCs, mortgage real estate investment trusts, mutual funds and private equity funds. Mr. Gaunt also spent time with Credit Suisse in its asset management division. Mr. Gaunt has extensive experience in the asset management industry covering accounting, financial reporting, valuation, FP&A, regulatory reporting, treasury and capital markets activity.
Erik Barrios serves as our Chief Compliance Officer and Secretary. Mr. Barrios currently serves as the chief compliance officer and secretary of BDC I and BDC II. Mr. Barrios is a Vice President of Carlyle. Mr. Barrios may from time to time serve as an officer, director or principal of entities affiliated with Carlyle or of investment vehicles managed by Carlyle and its affiliates. Prior to joining Carlyle, Mr. Barrios was Counsel at Avenue Capital Group, where he was responsible for legal matters relating to the firm’s registered investment company business. Prior to that role, he was an Associate General Counsel at Cohen & Steers, where he focused on the firm’s registered investment company clients.
Board Leadership Structure
Our Board of Trustees monitors and performs an oversight role with respect to our business and affairs, including with respect to our investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of our service providers. Among other things, our Board of Trustees approves the appointment of our Investment Adviser and officers, reviews and monitors the services and activities performed by our Investment Adviser and executive officers, and approves the engagement and reviews the performance of our independent registered public accounting firm.
Under our Declaration of Trust and Bylaws, our Board of Trustees may designate a Chair to preside over the meetings of our Board of Trustees and meetings of the shareholders and to perform such other duties as may be assigned to him or her by the Board. We do not have a fixed policy as to whether the Chair of the Board should be an Independent Trustee and believe that we should maintain the flexibility to select the Chair and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and our shareholders’ best interests at such times.
Ms. Pace serves as the Chair of our Board of Trustees. Ms. Pace is an Interested Trustee. We believe that we are best served through this leadership structure, as Ms. Pace’s position within Carlyle provides an effective bridge and encourages an open dialogue between management and our Board of Trustees, ensuring that both groups act with a common purpose.
Our Board of Trustees does not have a designated lead Independent Trustee. We are aware of the potential conflicts that may arise when an Interested Trustee is the Chair of the Board, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the Independent Trustees in executive session without the presence of Interested Trustees and management, the establishment of an Audit Committee comprised solely of Independent Trustees and the appointment of a Chief Compliance Officer, with whom the Independent Trustees meet regularly without the presence of Interested Trustees and other members of management, for administering our compliance policies and procedures.
We recognize that different board leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight
Our Board of Trustees performs its risk oversight function primarily through (a) its standing Audit Committee, which reports to the entire Board of Trustees and is comprised solely of Independent Trustees, and (b) active monitoring by our Chief Compliance Officer and of our compliance policies and procedures.
As described below in more detail under “—Committees of the Board of Trustees,” the Audit Committee assists our Board of Trustees in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the internal audit staff (sourced through the Administrator and Carlyle Employee Co.), accounting and financial reporting processes, our valuation process, our systems of internal controls regarding finance and accounting and audits of our financial statements.
Our Board of Trustees also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. Our Board of Trustees will annually review a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of our compliance policies and procedures and our service providers. The Chief Compliance Officer’s annual report will address, at a minimum, (a) the operation of our compliance policies and procedures and our service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which our Board of Trustees would reasonably need to know to oversee our compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the Independent Trustees at least once each year.
We believe that our Board of Trustees’ role in risk oversight is effective, and appropriate given the extensive regulation to which we will be already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that our asset coverage must equal at least 150% immediately after each time we incur indebtedness, we generally have to invest at least 70% of our total assets in “qualifying assets” and we are not generally permitted to invest in any portfolio company in which one of our affiliates currently has an investment.
We recognize that different board roles in risk oversight are appropriate for companies in different situations. We intend to re-examine the manners in which our Board of Trustees administers its oversight function on an ongoing basis to ensure that they continue to meet our needs.
Committees of the Board of Trustees
Our Board of Trustees has established an Audit Committee and a Pricing Committee, and may establish additional committees in the future. The Board of Trustees does not have a standing nominating committee or a standing compensation committee.
Audit Committee
The Audit Committee is currently composed of Nigel D.T. Andrews, Leslie E. Bradford, Aren C. LeeKong, John G. Nestor and William H. Wright II, all of whom are Independent Trustees. Mr. Andrews serves as Chairman of the Audit Committee. Our Board of Trustees has determined that Mr. Andrews is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Each of Messrs. Andrews, LeeKong, Nestor and Wright and Ms. Bradford meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a charter approved by our Board of Trustees, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to our Board of Trustees regarding the valuation of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements, overseeing internal audit staff and periodic filings and receiving our audit reports and financial statements.
Pricing Committee
The Pricing Committee is currently composed of Ms. Pace and Mr. Nestor. The Pricing Committee operates pursuant to a charter approved by our Board of Trustees, which sets forth the responsibilities of the Pricing Committee. The principal goals of the Pricing Committee are to approve the offering price of Shares in accordance with the Company’s valuation policy, and to ensure that the Company does not sell Shares at a price below the NAV per Share, as required by Section 23 of the Investment Company Act, as made applicable to BDCs by Section 63 of the Investment Company Act. Pursuant to the charter of the Pricing Committee, the Pricing Committee has the authority to approve the offering price of Shares so long as such offering price does not change in excess of 5% above or below the NAV per Share most recently approved by the Board.
Trustee Nomination
Nomination for election as a Trustee may be made by the Board of Trustees as described herein. The Board of Trustees does not have a standing nominating committee.
The Board of Trustees seeks candidates who possess the background, skills and expertise to make a significant contribution to our Board, our company and our shareholders. In considering possible candidates for election as a Trustee, the Board takes into account, in addition to such other factors as it deems relevant, the desirability of selecting Trustees who, among other things:
•have public or private sector stature sufficient to instill confidence;
•have high personal and professional integrity;
•have good business sense;
•have sufficient time available to devote to our affairs;
•are able to commit the necessary time to prepare for and attend meetings;
•are not financially dependent on board retainer and meeting fees;
•have a general understanding of financial issues, investing, financial markets and technology;
•have an understanding of credit markets and fixed income markets;
•have a familiarity with the securities industry;
•have a general understanding of balance sheets and operating statements;
•have first-hand knowledge of investing;
•have experience working in a highly regulated and complex legal framework;
•have a demonstrated ability to maintain “independence” of management and other service agents while maintaining a constructive working relationship;
•have strong communication skills;
•have the desire to be critical, but not confrontational;
•have a demonstrated ability to contribute to Board and committee process;
•have the ability to consider diverse issues and make timely, well-informed decisions; and
•have the ability to be qualified as an “Audit Committee Financial Expert” (desired but not required).
The Board of Trustees has not adopted a formal policy with regard to the consideration of diversity in identifying Trustee nominees. In determining whether to recommend a Trustee nominee, the Board of Trustees considers and discusses diversity, among other factors, with a view toward the needs of our Board of Trustees as a whole. The Board of Trustees generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our Board of Trustees, when identifying and recommending Trustee nominees. The Board of Trustees believes that the inclusion of diversity as one of many factors considered in selecting Trustee nominees is consistent with the goal of creating a Board of Trustees that best serves our needs and the interests of our shareholders.
The Independent Trustees select and evaluate any candidates for Independent Trustee, and the Trustees select and evaluate candidates for Interested Trustees, in each case in accordance with the criteria set forth above. Such Independent Trustees and Trustees, as applicable, are then responsible for recommending to the Board of Trustees a slate of nominees for Independent Trustee and Interested Trustee positions, as applicable, for the Board of Trustees’ approval. Generally, candidates for a position as a member of the Board of Trustees are suggested by existing members of the Board of Trustees; however, if the Board of Trustees determines to consider shareholder recommendations for candidates for the Board of Trustees, any such recommendations will be evaluated using the criteria set forth above.
Trustee Compensation
We do not have a compensation committee because our executive officers do not receive any direct compensation from us. The Independent Trustees review their own compensation and recommend to the Board of Trustees the appropriate level of compensation. This level of compensation may be adjusted from time to time. In conducting their review, the Independent Trustees use such information as they deem relevant, including compensation paid to directors or trustees of other BDCs of similar size and the time and effort required of the Trustees in fulfilling their responsibilities to the Company. The Board of Trustees determines the compensation of the Independent Trustees.
Indemnification Agreements
The Company’s Declaration of Trust generally provides for the indemnification of and advancement of expenses to Trustees and officers. We have entered into indemnification agreements with our Trustees and executive officers. See “Item 11—Registration’s Securities to be Registered—Certain Provisions of the DSTA and Our Declaration of Trust and Bylaws—Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses” for additional information.
Portfolio Management
The Investment Adviser’s investment team had over 170 investment professionals across the Carlyle Credit segment as of December 31, 2020.
Investment Committee Members
Members of the Investment Committee are: Mark Jenkins, Justin Plouffe, Linda Pace, Alex Popov and Taylor Boswell.
For biographical information of Mr. Jenkins and Ms. Pace, see “—Board of Trustees—Biographical Information of Trustees.” For biographical information of Mr. Boswell, see “—Board of Trustees—Executive Officers Who Are Not Trustees.”
Justin Plouffe is a Managing Director and the Deputy Chief Investment Officer for Carlyle Global Credit. Mr. Plouffe focuses on investing across Carlyle’s credit strategies and driving growth initiatives for the Global Credit platform. He is Co-Portfolio Manager for Carlyle Tactical Private Credit Fund, Co-Head of Carlyle Structured Credit Fund, and serves on various Global Credit investment committees. He is also the CEO of TCG Capital Markets L.L.C., a SEC-registered broker/dealer affiliate of The Carlyle Group. Prior to joining Carlyle, Mr. Plouffe was an attorney at Ropes & Gray LLP. He has also served as a clerk on the U.S. Court of Appeals for the First Circuit and as a legislative assistant to a U.S. Congressman. Mr. Plouffe received his undergraduate degree from Princeton University and his J.D. from Columbia Law School, where he was an editor of The Columbia Law Review. He is a CFA Charterholder and holds Series 7, 24, 57, 63, 79 and 99 licenses.
Alex Popov is Head of Illiquid Credit and Head of Credit Opportunities. Prior to joining Carlyle, Mr. Popov was a Managing Director at HPS Investment Partners (f/k/a Highbridge Principal Strategies) where he led investments in the U.S. for HPS Mezzanine Funds and was a member of the investment committee for HPS Mezzanine Fund III and HPS’ firm-wide Credit Committee. Mr. Popov founded and led the firm’s real estate credit platform. Before joining HPS, Mr. Popov worked at Oaktree Capital Mgmt. focusing on credit investments across sectors. Earlier in his career, he worked at American Capital Strategies and Donaldson, Lufkin & Jenrette (DLJ). Mr. Popov received his undergraduate degree from Cornell University and his MBA from NYU Stern School of Business.
ITEM 6.    EXECUTIVE COMPENSATION
Compensation of Executive Officers
None of our officers receives direct compensation from us. We have agreed to reimburse our Administrator for our allocable portion of the compensation paid to or compensatory distributions received by our Chief Financial Officer and Chief Compliance Officer. In addition, to the extent that our Administrator outsources any of its functions, we will pay the fees associated with such functions at cost. As discussed under “Item 7. Certain Relationships and Related Transactions, and Director Independence,” we reimburse our Administrator and Carlyle Employee Co. for our allocable portion of the compensation of any personnel, other than legal department personnel, that they provide for our use.
Compensation of Trustees
No compensation is paid to Trustees who are Interested Trustees.
Each Independent Trustee receives the following amounts for serving as a Trustee of the Company:
•an annual fee of $50,000;
•for a meeting of the Board, $1,500 for each such Board meeting attended in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each such Board meeting, and $550 for each such Board meeting attended telephonically or by video conference;
•for a meeting of a committee of the Board, $750 for each such committee meeting attended in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each such committee meeting, and $350 for each such committee meeting attended telephonically or by video conference; and
•an annual fee of $9,000 for the Chairman of the Audit Committee.
ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTORS INDEPENDENCE
As a BDC, we are also subject to certain regulatory requirements that restrict our ability to engage in certain related‑party transactions. In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we implemented certain policies and procedures whereby certain of our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, and other affiliated persons, including our Investment Adviser, shareholders that own more than 5% of us, employees, officers, Trustees, and directors of us and our Investment Adviser, as applicable, and certain persons directly or indirectly controlling, controlled by or under common control with the foregoing persons. Our policies and procedures also assist us in complying with the relevant sections of the

Investment Company Act and the restrictions associated with the Exemptive Relief. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the Investment Company Act or, if such concerns exist, we have taken appropriate actions to seek review and approval by our Board of Trustees or exemptive relief for such transactions. Our Board of Trustees will review these procedures on an annual basis.
Investment Advisory Agreement
We entered into an Investment Advisory Agreement with our Investment Adviser, a wholly owned subsidiary of Carlyle, an entity in which certain of our Trustees and officers and members of Investment Adviser’s investment team may have indirect ownership and pecuniary interests. See “Item 1. Business—Investment Advisory Agreement.”
In addition, our Investment Adviser, its investment professionals, our executive officers and Trustees, and other current and future principals of our Investment Adviser serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds, accounts and other similar arrangements advised by Carlyle, including existing and future affiliated BDCs. An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Investment Adviser or its affiliates may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Investment Adviser and/or its affiliates may face conflicts of interest arising out of the investment advisory activities of our Investment Adviser and other operations of Carlyle. See “Item 1. Business—Allocation of Investment Opportunities” and “Item 1A. Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of other investment funds and accounts by our Investment Adviser, which could impact our investment returns.”
Administration Agreement
We entered into an Administration Agreement with our Administrator. See “Item 1. Business—Administration Agreement.”
Placement Agent Agreements
We entered into a Placement Agent Agreement with each of TCG Capital Markets L.L.C. (“TCG Capital Markets”) and TCG Securities, L.L.C. (“TCG Securities” and, together with TCG Capital Markets, the “Carlyle Placement Agents”), each of which is a SEC-registered broker-dealer affiliate of the Investment Adviser and a subsidiary of Carlyle, which may require certain shareholders (other than investors sourced by us, our Investment Adviser, the Carlyle Placement Agents or their respective affiliates) to pay a platform fee to the Carlyle Placement Agents for their services.
Reimbursement
From time to time our Investment Adviser, our Administrator or their respective affiliates may pay third-party providers to us of goods or services. We will subsequently reimburse our Investment Adviser, our Administrator or such affiliates thereof for any such amounts paid on our behalf.
Our Investment Adviser entered into a personnel agreement with Carlyle Employee Co., an affiliate of our Investment Adviser and a wholly-owned subsidiary of Carlyle, pursuant to which Carlyle Employee Co. provides our Investment Adviser with access to the investment professionals for the Investment Adviser’s investment team. See “Item 1. Business—Our Investment Adviser” for additional information. In addition, our Administrator entered into the Carlyle Sub-Administration Agreement, pursuant to which Carlyle Employee Co. provides our Administrator with access to certain legal, operations, financial, compliance, accounting, internal audit (in their role of performing our Sarbanes-Oxley Act internal control assessment), clerical and administrative personnel that will support our Investment Adviser’s investment team. Our Administrator, pursuant to the State Street Sub-

Administration Agreement, engaged State Street to act on behalf of our Administrator in its performance of certain other administrative services for us. See “Item 1. Business—Sub-Administration Agreements.”
In addition, our executive officers and Trustees, as well as the other current and future principals of our Investment Adviser, may serve as officers, directors or principals of BDC I, BDC II, their respective current and future special purpose regulated subsidiaries, or entities that operate in the same or a related line of business as we do. BDC I and BDC II are part of Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit segment.
For information regarding the independence of our Trustees, see “Item 5. Directors and Executive Officers.”
ITEM 8.    LEGAL PROCEEDINGS
From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. We and our Investment Adviser are not currently subject to any material legal proceedings, and, to our knowledge, no material legal proceeding is threatened against us.
ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our outstanding Shares will be offered and sold in the Private Offering in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D, as well as under Regulation S under the Securities Act. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our Shares currently, nor are there any plans for one to develop.
Because Shares are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the Shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until a Liquidity Event or we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by us.
Holders
Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our Shares.
Distributions
To the extent that we have income available, we intend to distribute quarterly dividends to our shareholders, beginning after our first full quarter following the completion of the Initial Drawdown. The amount of our dividends, if any, will be determined by our Board of Trustees. Any dividends to our shareholders will be declared out of assets legally available for distribution. We anticipate that our distributions will generally be paid from post-offering taxable earnings, including interest and capital gains generated by our investment portfolio, and any other income, including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees, that we receive from portfolio companies. However, if we do not generate sufficient taxable earnings during a year, all or part of a distribution may constitute a tax-free return. The specific tax characteristics of our dividends and other distributions will be reported to shareholders after the end of each calendar year.
Specifically, subject to the requirements in the Code and the terms of any borrowings or other financings or similar obligations, and as determined by our Board of Trustees in its discretion, we generally intend to distribute to our investors, out of assets legally available for distribution (i) pro rata based on the number of the Shares held by the shareholder, before the end of each taxable year, or in certain cases, during the following taxable year, net proceeds attributable to the repayment or disposition of investments (together with any interest, dividends and other net cash flow in respect of such investments), except to the extent such proceeds from repayment or disposition are retained for reinvestment prior to the termination of the Term, (ii) substantially all of our available earnings, on a quarterly basis (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses, as opposed to proceeds received in connection with the disposition or repayment of an investment), (iii) all of our investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code. We intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC. To maintain our qualification as a RIC, we must, among other things, distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to our shareholders on an annual basis. In order to avoid certain excise taxes imposed on RICs, we intend to distribute during each calendar year an amount at least equal to the sum of: (1) 98% of our ordinary income for the calendar year; (2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending on October 31 of the calendar year; and, (3) any undistributed ordinary income and capital gain net income for preceding years on which we paid no U.S. federal income tax less certain over-distributions in prior years. In addition, although we currently intend to distribute realized net capital gains (i.e., net long term capital gains in excess of short-term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to you. If this happens, you will be treated as if you had received an actual distribution of the capital gains we retain and reinvested the net after-tax proceeds in us. In this situation, you would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. See “Item 1. Business—Material U.S. Federal Income Tax Considerations” for additional information. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.
Depending on the level of taxable income and net capital gain earned in a year, we may choose to carry forward taxable income or net capital gain for distribution in the following year and pay the applicable U.S. federal excise tax. Distributions will be appropriately adjusted for any taxes payable by us or any direct or indirect subsidiary through which it invests (including any corporate, state, local, non-U.S. and withholding taxes). Any incentive fee to be paid to our Investment Adviser will not be reduced to take into account any such taxes.
We intend to pay dividends and distributions, if any, in cash to our shareholders. However, we can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.
ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES
In conjunction with our formation, our Investment Adviser purchased 5,000 Shares at a purchase price of $20.00 per share on May 28, 2021. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.

ITEM 11.    DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
The following description is based on relevant portions of the Delaware Statutory Trust Act (the “DSTA”) and on the Declaration of Trust and Bylaws. This summary possesses the provisions deemed to be material, but is not necessarily complete.
General
Shares of Beneficial Interest
The terms of our Declaration of Trust authorize an unlimited number of shares of beneficial interests, par value $0.001 per share, which may be issued in different classes and/or series, including Preferred Shares. We refer to shares of beneficial interests that are not designated by the Board of Trustees as Preferred Shares as “Common Shares” or “Shares.” There are no outstanding options or warrants to purchase our shares. No shares have been authorized for issuance under any equity compensation plans. Under our Declaration of Trust, our shareholders generally are not personally liable for our debts or obligations, and shareholders have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under Delaware General Corporation Law.
Common Shares
Under the terms of our Declaration of Trust, shareholders are entitled to one vote for each whole Share held and a proportionate fractional vote for each fractional Share held on all matters on which they are entitled to vote and do not have cumulative voting rights. In the event that we are required to hold an election of the Trustees, subject to the rights of any outstanding Preferred Shares, our Trustees will be elected by a plurality of votes cast by shareholders entitled to vote in such election at a meeting at which a quorum is present. With respect to all other matters, subject to any provision of applicable law, our Declaration of Trust or a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of shareholders, (i) the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting duly called and at which a quorum is present shall be the act of the shareholders with respect to such matter, and (ii) where a separate vote of one or more classes or series of shares is required on any matter, the affirmative vote of a majority of the shares of such class or series of shares present in person or represented by proxy at a meeting duly called at which a quorum is present shall be the act of the shareholders of such class or series with respect to such matter.
Holders of Shares are entitled to receive proportionately any dividends declared by the Board of Trustees, subject to any preferential dividend rights of outstanding Preferred Shares. Upon our liquidation, dissolution or winding up, the shareholders will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Shares. Shareholders have no redemption or preemptive rights. The rights, preferences and privileges of shareholders are subject to the rights of the holders of any series of Preferred Shares that we may designate and issue in the future.
There is currently no market for the Shares, and there can be no assurance that a market for the Shares will develop in the future.
Preferred Shares
Under the terms of our Declaration of Trust, our Board of Trustees is authorized to issue Preferred Shares in one or more series without shareholder approval. Prior to the issuance of Preferred Shares of each series, our Board of Trustees is required by the Declaration of Trust to set the terms, rights, preferences, privileges, limitations and restrictions for each series. The Investment Company Act limits our flexibility as certain rights and preferences of the Preferred Shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to Shares, we must meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and, if any are issued, Preferred Shares, of at least 150%; and (ii) the holders of Preferred Shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if and for so long as dividends on the Preferred Shares are unpaid in an amount equal to two full years of dividends on the Preferred Shares.
Transfer and Resale Restrictions
Prior to a Liquidity Event, shareholders may not Transfer any Shares unless (i) the Company provides consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effected except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder of the Company.
Power of Attorney
Pursuant to the subscription agreement, each shareholder and each person who acquires Shares from a shareholder grants to the Company a power of attorney to, among other things, execute and file documents required for our qualification or continuance.
Certain Provisions of the DSTA and Our Declaration of Trust and Bylaws
Organization and Duration
On February 8, 2021, we were formed as a statutory trust under the laws of the state of Delaware. We will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.
Purpose
Under the Declaration of Trust, we are permitted to engage in any lawful act or activity and to exercise any powers permitted to a statutory trust organized under the DSTA as now or hereafter in force, including conducting, operating and carrying on the business of a business development company within the meaning of the Investment Company Act.
Election of Trustees
In the event we are required to hold an election of Trustees, our Declaration of Trust provides that our Trustees will be elected by a plurality of votes cast by shareholders entitled to vote in such election at a meeting at which a quorum is present.
Number of Trustees; Vacancies; Removal
Our Declaration of Trust provides that the number of Trustees will be determined by a written instrument signed by a majority of the Board of Trustees then in office. However, the number of Trustees may never be less than two nor more than fifteen. Except as may be provided by the Board of Trustees in setting the terms of any class or series of shares, any and all vacancies on the Board of Trustees may be filled only by a written instrument signed by a majority of the Trustees then in office.
Our Declaration of Trust provides that a Trustee may be removed only for cause, as defined in our Declaration of Trust, and then only by action taken by a majority of the remaining Trustees (or in the case of the removal of an Independent Trustee, a majority of the remaining Independent Trustees), followed by a vote of the holders of at least fifty-one percent (51%) of the shares then entitled to vote in an election of such Trustee.
Delaware Trustee
We have appointed Wilmington Trust, National Association, a third party unaffiliated with the Investment Adviser, to serve as our sole Trustee in the State of Delaware (the “Delaware Trustee”). The Delaware Trustee does not constitute a “Trustee” as such term is used in our Declaration of Trust. The rights and obligations of the Delaware Trustee are governed by the provisions of the DSTA and by our Declaration of Trust. Under our Declaration of Trust, the Delaware Trustee’s duties are limited to (i) accepting legal process served on the Company in Delaware and (ii) execution of any certificates required to be filed with the Delaware Secretary of State that the Delaware Trustee is required to execute under Section 3811 of the DSTA. The Delaware Trustee does not participate in any decisions relating to, or possess any authority independently to manage or control, the business and affairs of the Company.
Under our Declaration of Trust, the Company will indemnify the Delaware Trustee and any of its officers, directors, employees and agents (each, a “Delaware Trustee indemnitee”) against any liabilities and expenses to the extent such liabilities and expenses are with respect to the performance of any duties of the Delaware Trustee contemplated by our Declaration of Trust, the creation, operation or termination of the Company or the transactions contemplated by our Declaration of Trust, except for any such liabilities and expenses that are a result of the bad faith, willful misconduct, gross negligence or reckless disregard for its duties by such Delaware Trustee indemnitee. Under our Declaration of Trust, to the fullest extent permitted by law, expenses to be incurred by a Delaware Trustee indemnitee will be advanced by or on behalf of the Company if certain conditions are satisfied.
Action by Shareholders
Shareholders have only the voting rights as required by the Investment Company Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not be required to hold annual meetings of shareholders. Special meetings of shareholders may be called at any time by the Board of Trustees or the Chief Executive Officer. Special meetings will be limited to the purposes for any such special meeting set forth in the Company’s notice thereof. In addition, shareholders may request the Board of Trustees to call a vote of shareholders to act on a matter on which such shareholders are entitled to vote, subject to certain procedural requirements set forth in the Declaration of Trust, including, among others, that the request of shareholders is signed by shareholders of record as of the applicable record date holding in the aggregate at least fifty-one percent (51%) of the outstanding shares or class or series of shares having voting rights on such matter. Upon receipt of such shareholder request and subject to such shareholder’s compliance with the applicable procedural requirements set forth in the Declaration of Trust, the Board of Trustees will call a vote of shareholders to act on such matters set forth in such request, which may be taken, subject to the sole discretion of the Board of Trustees, either at a special meeting of shareholders or by solicitation of written consent of shareholders. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.
Under our Declaration of Trust, nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting or (2) by the Board of Trustees.
Amendment of the Declaration of Trust; No Approval by Shareholders
The Trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust by making an amendment thereto or executing an amended and restated Declaration of Trust. Shareholders shall only have the right to vote on any amendment: (i) which would affect their right to vote granted in the Declaration of Trust; (ii) to the amendment provision of the Declaration of Trust; (iii) that would adversely affect the powers, preferences or special rights of the Shares as determined by the Board of Trustees in good faith; and (iv) submitted to them by the Trustees. In addition, the Board of Trustees shall have the authority to amend the Declaration of Trust, in its sole discretion, without a shareholder vote in connection with a Liquidity Event without regard to (i), (ii) and (iii) above, including without limitation, to classify the Board, to implement annual meetings of shareholders, to impose advance notice provisions for Trustee nominations or for shareholder proposals, to require super-majority approval for certain types of transactions or otherwise add or eliminate provisions that may be deemed adverse to shareholders. Such provisions, if adopted, could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise, and are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Trustees. We believe that the benefits of these provisions could outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees for adoption.
Merger, Division, Conversion, Sale or Other Disposition of Assets
The Board of Trustees may, without the approval of holders of our outstanding Shares, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board of Trustees also may, without the approval of holders of our outstanding Shares, cause and approve a merger, division, conversion or other reorganization of the Company. The Board of Trustees may also cause the sale of all or substantially all of our assets without shareholder approval. Shareholders are not entitled to dissenters’ or appraisal rights or similar rights under the Declaration of Trust or applicable Delaware law in the event of a merger, division, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the Investment Company Act or, if after an Exchange Listing, the applicable stock exchange rules.
Derivative Actions
No person, other than a Trustee, who is not a holder of Shares shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. Except for claims asserted under the U.S. federal securities laws including, without limitation, the Investment Company Act, no shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.
In addition to the requirements set forth in Section 3816 of the DSTA, a holder or holders of Shares may bring a derivative action on behalf of the Company only if the following conditions are met: (i) such shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Board of Trustees who are not “Independent Trustees” (as that term is defined in the DSTA); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by such shareholder or shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Board of Trustees determine not to bring such action. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more Trustees to consider a shareholder demand.
No Appraisal Rights
Our Declaration of Trust provides that our shares shall not entitle the holder to appraisal rights (except as specified by our Trustees when creating the shares, as may be the case in creating Preferred Shares).
Exclusive Delaware Jurisdiction
Our Declaration of Trust provides that, to the fullest extent permitted by law, including Section 3804(e) of the DSTA, any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the DSTA or the Declaration of Trust shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Our Declaration of Trust provides that, to the maximum extent permitted by Delaware law in effect from time to time, no Trustee or officer of the Company will be subject in such capacity to any personal liability whatsoever to any person, save only liability to the Company or its shareholders arising from bad faith, willful misconduct, gross negligence or reckless disregard for his or her duty to such person.
Our Declaration of Trust further provides that, to the maximum extent permitted by Delaware law in effect from time to time, the Company will indemnify each person who at any time serves as a Trustee or officer of the Company (each, an “indemnitee”) against any liabilities and expenses in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while acting in any capacity set forth in our Declaration of Trust by reason of his or her having acted in any such capacity, except with respect to any matter as to which he or she shall not have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company or, in the case of any criminal proceeding, as to which he or she shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified against any liability to any person or any expense of such indemnitee arising by reason of, willful misconduct, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her position.
Under our Declaration of Trust, we will make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought under our Declaration of Trust if certain conditions are satisfied. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the Investment Company Act.
So long as we are regulated under the Investment Company Act, the above limitation of liability and indemnification is limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any Trustee or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
Conflict with Law or Regulation
Our Declaration of Trust provides that, if and to the extent that any provision of our Declaration of Trust conflicts with any provision of the Investment Company Act, the regulated investment company provisions of the Code or other applicable laws and regulations, the applicable provision of the Investment Company Act, the Code and other applicable laws and regulations, as applicable, will control. Our Bylaws provide the same with respect to provisions of our Bylaws.
ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
See “Item 11. Description of Registrant’s Securities to be Registered— Certain Provisions of the DSTA and Our Declaration of Trust and Bylaws—Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses.”

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Set forth below is an index to our audited financial statements attached to this Registration Statement.
Index to Financial Statements
Carlyle Secured Lending III

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There are not and have not been any disagreements between CSL III and its accountant on any matter of accounting principles, practices, or financial statement disclosure.
ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS
(a)    List separately all financial statements filed
The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”
(b)    Exhibits

3.1*	Second Amended and Restated Agreement and Declaration of Trust, dated as of August 9, 2021
3.2*	Bylaws
4.1*	Form of Subscription Agreement
10.1*	Investment Advisory Agreement, dated as of June 21, 2021
10.2*	Administration Agreement, dated as of June 21, 2021
10.3*	Form of Indemnification Agreement
21.1	Subsidiaries of the Registrant — None
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Carlyle Secured Lending III

By:	/s/ Linda Pace
Name: Linda Pace
Title: Chief Executive Officer

Date: August 11, 2021

INDEX TO FINANCIAL STATEMENTS
Carlyle Secured Lending III

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of
Carlyle Secured Lending III

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of Carlyle Secured Lending III (the “Company”) as of May 31, 2021, the related statements of changes in net assets and cash flows for the period from May 28, 2021 (Commencement) to May 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at May 31, 2021, and the results of changes in its net assets and its cash flows for the period from May 28, 2021 (Commencement) to May 31, 2021 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

New York, New York
June 29, 2021

Carlyle Secured Lending III
Statement of Assets and Liabilities

As of May 31, 2021
ASSETS
Cash and cash equivalents	$100,000
Total assets	$100,000
Commitments and contingencies (Note 5)
NET ASSETS
Common shares of beneficial interest, $0.001 par value; unlimited shares authorized; 5,000 shares issued and outstanding	5
Additional paid-in capital	99,995
Total net assets	$100,000
NET ASSETS PER SHARE	$20.00

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Statement of Changes in Net Assets

For the period from May 28, 2021 (Commencement) to May 31, 2021
Capital transactions:
Common shares of beneficial interest issued	$100,000
Net increase in net assets resulting from capital share transactions	100,000
Net increase in net assets	100,000
Net assets at beginning of period	—
Net assets at end of period	$100,000

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Statement of Cash Flows

For the period from May 28, 2021 (Commencement) to May 31, 2021
Cash flows from financing activities:
Proceeds from issuance of common shares of beneficial interest	$100,000
Net cash provided by financing activities	100,000
Net increase in cash and cash equivalents	100,000
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$100,000

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Notes to the Financial Statements
(1)    Organization and Basis of Presentation
Organization
Carlyle Secured Lending III (the “Company” or “CSL III”) is a Delaware statutory trust formed on February 8, 2021, and commenced operations on May 28, 2021 (“Commencement”). The Company is structured as an externally managed, non-diversified closed-end investment company. The Company intends to elect to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for federal income tax purposes, the Company intends to elect to be treated as a “regulated investment company” (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”). The Company is externally managed by Carlyle Global Credit Investment Management L.L.C. (the “Investment Adviser”), an investment adviser that is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended. Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for the Company to operate. Both the Investment Adviser and Administrator are wholly owned subsidiaries of The Carlyle Group Inc. (formerly, The Carlyle Group L.P.) (together with its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds), “Carlyle”), a global investment firm.
Business Purpose
The Company’s investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through secured debt investments with favorable risk-adjusted returns. The Company’s investment strategy seeks to extract enhanced yield from a directly originated, and defensively constructed, portfolio of credit investments. The strategy’s core focus is U.S. middle market cash flow finance, principally in companies supported by financial sponsors. This core strategy will be supplemented with complementary specialty lending and opportunistic investing strategies, which take advantage of the broad capabilities of Carlyle Global Credit’s platform while offering risk diversifying portfolio benefits.
The Company’s expected portfolio will be predominantly invested in first lien loans, while a minority of the portfolio may also include, but not be limited to, assets such as second lien loans, unsecured debt, mezzanine debt, and select investments in preferred and common equities.
(2)    Summary of Significant Accounting Policies
Basis of Presentation
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).
The Company’s first fiscal period is expected to end on December 31, 2021.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It also requires management to exercise judgment in the process of applying the Company’s accounting policies. Such estimates could differ from those estimates and such differences could be material.

Organizational Expenses and Offering Costs
The Company will bear, among other expenses and costs, organizational expenses and offering costs relating to the offering of the Shares incurred on or prior to the Final Closing Date (collectively, the “Organizational and Offering Costs”) up to a maximum aggregate amount of 0.15% of the Company’s total capital commitments. In order to more fairly allocate the organizational expenses in connection with the Company’s formation among all shareholders, investors subscribing after the Initial Drawdown Date will be required to bear a pro rata portion of such expenses at the time of their first investment in the Company. To the extent the Company’s total capital commitments later increase, the Investment Adviser or its affiliates may be reimbursed by the Company for past payments of excess Organizational and Offering Costs made on the Company’s behalf; provided that the total Organizational and Offering Costs borne by the Company do not exceed 0.15% of total capital commitments; provided, further, that the Investment Adviser or its affiliates may not be reimbursed for payment of excess Organizational and Offering Costs that were incurred more than three years prior to the proposed reimbursement.
The Company’s offering costs will be amortized over the twelve months beginning on the Initial Drawdown Date. The Investment Advisor has incurred $1,104,000 of organization costs and offering costs as of May 31, 2021.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g. money market funds, U.S. treasury notes) with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value. The Company’s cash and cash equivalents are held with financial institutions. As of May 31, 2021, the Company did not have any balances related to restricted cash.
Income Taxes
The Company intends to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned by the Company represents obligations of the Company’s investors and will not be reflected in the financial statements of the Company.
Functional Currency
The functional currency of the Company is the U.S. Dollar and all transactions were in U.S. Dollars.
(3)    Related Party Transactions
Investment Advisory Agreement
On June 21, 2021, the Company entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Investment Adviser. Pursuant to the Investment Advisory Agreement and subject to the overall supervision of the Board of Trustees, the Investment Adviser provides investment advisory services to the Company. For providing these services, the Investment Adviser receives fees from the Company consisting of two components—a base management fee and an incentive fee.
The base management fee is calculated and payable quarterly in arrears at an annual rate of 1.50% of the average value of our gross assets at the end of the two most recently completed fiscal quarters; provided, however, that the annual rate shall be 1.00% with respect to the amount of such average value of the gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (A) 200% and (B) the average of our NAV at the end of the two most recently completed calendar quarters. The base management fee will be appropriately adjusted for any share issuances or repurchases during such fiscal quarter and the base management fees for any partial month or quarter will be pro-rated. The Company’s gross assets exclude any cash and cash equivalents and include assets acquired through the incurrence of debt from the use of leverage.
The Investment Adviser irrevocably agreed to waive its rights to receive any base management fee for quarterly periods ending on or prior to the date of the closing of a Liquidity Event, which means (i) a quotation or listing of CSL III’s securities on a stock exchange, including through an initial public offering (an “Exchange Listing”), (ii) a transaction or series of transactions, including, but not limited to, by way of merger, division, consolidation, share exchange (including by way of an optional exchange of the Company’s shares for shares of a publicly traded BDC), recapitalization, reorganization, or sale of shares, in each case for consideration of either cash and/or publicly listed securities, or (iii) the sale of all or substantially all of CSL III’s assets to, or other liquidity event with, another entity. Potential transactions for purposes of clauses (ii) and (iii) of the definition of “Liquidity Event” could include counterparties, including but not limited to other BDCs, that are advised by the Investment Adviser or its affiliates.
The incentive fee consists of two parts. The first part is calculated and payable quarterly in arrears and equals 17.5% of pre-incentive fee net investment income for the immediately preceding calendar quarter, subject to a preferred return of 1.5% per quarter (6% annualized), or “hurdle rate,” and a “catch-up” feature. The second part is determined and payable in arrears as of the end of each calendar year in an amount equal to 17.5% of realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation less the aggregate amount of any previously paid capital gain incentive fees; provided, that the incentive fee determined at the end of the first calendar year of operations may be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation. The Investment Adviser irrevocably agreed to waive its rights to receive any incentive fee for quarterly periods ending on or prior to the date on which the value of the Company’s gross assets first exceeds $150,000,000.
On June 21, 2021, the Investment Adviser entered into a personnel agreement with The Carlyle Group Employee Co., L.L.C. (“Carlyle Employee Co.”), an affiliate of the Investment Adviser and a wholly-owned subsidiary of Carlyle, pursuant to which Carlyle Employee Co. provides the Investment Adviser with access to investment professionals.
Administration Agreement
On June 21, 2021, the Company entered into an administration agreement (the “Administration Agreement”) with the Administrator. Pursuant to the Administration Agreement, the Administrator furnishes the Company with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities. Under the Administration Agreement, the Administrator also performs, or oversees the performance of, our required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that the Company is required to maintain and preparing reports to the Company’s shareholders and reports filed with the SEC. Payments under the Administration Agreement are equal to an amount that reimburses the Administrator for its costs and expenses and the allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including the allocable portion of the compensation paid to or compensatory distributions received by the Company’s officers (including the Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to the Company, operations staff who provide services to the Company, and internal audit staff in their role of performing the internal control assessment under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.
Sub-Administration Agreements
On June 21, 2021, the Administrator entered into a sub-administration agreement with Carlyle Employee Co. (the “Carlyle Sub-Administration Agreement”). Pursuant to the Carlyle Sub-Administration Agreement, Carlyle Employee Co. provides the Administrator with access to personnel. The Company will ultimately bear the costs of the Carlyle Sub-Administration Agreement and any additional sub-administration agreements that the Administrator enters into.
Board of Trustees
The Company’s Board of Trustees currently consists of seven members, five of whom are independent trustees. The Board of Trustees has established an audit committee and a pricing committee of the Board of Trustees, and may establish additional committees in the future.
(4)    Net Assets
In connection with its formation, the Company has the authority to issue an unlimited number of common shares of beneficial interest of the Company, par value $0.001 per share (“Shares”).
On May 28, 2021, the Company issued 5,000 Shares for $100,000 to its Investment Adviser. The Company has not had any other equity transactions.
The Company computes earnings per Share in accordance with ASC 260, Earnings Per Share. Basic earnings per Share are calculated by dividing net increase (decrease) in net assets resulting from operations attributable to the Company by the weighted-average number of Shares outstanding for the period.
(5)     Commitments and Contingencies
In the ordinary course of its business, the Company enters into contracts or agreement that contain indemnification or warranties. Future events could occur that lead to the execution of these provisions against the Company. The Company believes the likelihood of such an event is remote; however maximum potential is unknown. No accrual has been made in the financial statements as of May 31, 2021 for any such exposure.
(6)    Subsequent Events
The Company has evaluated whether any material events have occurred subsequent to May 31, 2021 (referred to as subsequent events) through June 29, 2021, the date that the financial statements were available to be issued. In addition to the items discussed above in Note 3, subsequent to May 31, 2021, the Company committed $48,083 to new investments. There were no other items which require adjustment or disclosure.

Carlyle Secured Lending III
Statement of Assets and Liabilities
(Unaudited)

As of June 30, 2021
ASSETS
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $27,238)	$27,229
Total investments, at fair value	27,229
Cash and cash equivalents	72,630
Receivable for investment sold	—
Deferred financing costs	—
Deferred offering costs	25,125
Interest receivable from non-controlled/non-affiliated investments	120
Prepaid expenses and other assets	185
Total assets	$125,289
LIABILITIES
Sub-Administrative service fees payable	$23,100
Deferred offering costs payable	27,409
Accrued organization costs	27,774
Other accrued expenses and liabilities	35,004
Total liabilities	113,287
Commitments and contingencies (Note 5)
NET ASSETS
Common shares of beneficial interest, $0.001 par value; unlimited shares authorized; 5,000 shares issued and outstanding at June 30, 2021	5
Paid-in capital in excess of par value	99,995
Accumulated net income (loss)	(87,998)
Total net assets	12,002
NET ASSETS PER SHARE	$2.40

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Statement of Operations
(Unaudited)

For the period from May 28, 2021 (Commencement) to June 30, 2021
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$171
Other income	2
Total investment income from non-controlled/non-affiliated investments	173
Total investment income	173
Expenses:
Organization expenses	27,774
Offering cost expense	2,284
Professional fees	15,000
Directors’ fees and expenses	17,654
Sub-Administrative service fees	23,100
Other general and administrative	2,350
Total expenses	88,162
Net investment income (loss)	(87,989)
Net realized and unrealized appreciation (depreciation) on investments:
Net change in unrealized appreciation(depreciation):
Non-controlled/non-affiliated investments	(9)
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	—
Net realized and unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	(9)
Net increase (decrease) in net assets resulting from operations	$(87,998)
Basic and diluted earnings per common share	$(17,599.60)
Weighted-average shares of beneficial interest outstanding—Basic and Diluted	5,000

Carlyle Secured Lending III
Statement of Changes in Net Assets
(Unaudited)

For the period from May 28, 2021 (Commencement) to June 30, 2021
Increase (decrease) in net assets resulting from operations:
Net investment income (loss)	$(87,989)
Net realized gain (loss) on investments and non-investment assets and liabilities	—
Net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	(9)
Net increase (decrease) in net assets resulting from operations	(87,998)
Capital transactions:
Common shares of beneficial interest issued	100,000
Dividends declared	—
Net increase (decrease) in net assets resulting from capital share transactions	100,000
Net increase (decrease) in net assets	12,002
Net assets at beginning of period	—
Net assets at end of period	$12,002

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Statement of Cash Flows
(Unaudited)

For the period from May 28, 2021 (Commencement) to June 30, 2021
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(87,998)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Net accretion of discount on investments	(9)
Net change in unrealized (appreciation) depreciation on investments	9
Cost of investments purchased and change in payable for investments purchased	(27,229)
Amortization of deferred offering costs	2,284
Changes in operating assets:
Interest receivable	(120)
Prepaid expenses and other assets	(185)
Changes in operating liabilities:
Sub-Administrative service fees payable	23,100
Accrued organization costs	27,774
Other accrued expenses and liabilities	35,004
Net cash provided by (used in) operating activities	(27,370)
Cash flows from financing activities:
Proceeds from issuance of shares of beneficial interest	100,000
Net cash provided by (used in) financing activities	100,000
Net increase (decrease) in cash and cash equivalents	72,630
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$72,630

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Schedule of Investments (Unaudited)
As of June 30, 2021

Investments—non-controlled/non-affiliated (1)	Footnotes	Industry	Reference Rate & Spread (2)	Interest Rate (2)	Acquisition Date	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)	Percentage of Net Assets
First Lien Debt (100.0% of fair value)
LVF Holdings, Inc.	(2)(3)(6)	Beverage, Food & Tobacco	L + 6.25%	7.25%	6/10/2021	6/10/2027	$10,244	$9,774	$9,770	81.40%
Maverick Acquisition, Inc.	(2)(3)(6)	Aerospace & Defense	L + 6.00%	7.00%	6/1/2021	6/1/2027	17,946	17,464	17,459	145.47
First Lien Debt Total								$27,238	$27,229	226.87%

Total investments—non-controlled/non-affiliated	$27,238	$27,229	226.87%
Total investments	$27,238	$27,229	226.87%
Unless otherwise indicated, issuers of debt and equity investments held by the Company are domiciled in the United States. Under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”), the Company would be deemed to “control” a portfolio company if the Company owned more than 25% of its outstanding voting securities and/or held the power to exercise control over the management or policies of the portfolio company. As of June 30, 2021, the Company does not “control” any of these portfolio companies. Under the Investment Company Act, the Company would be deemed an “affiliated person” of a portfolio company if the Company owns 5% or more of the portfolio company’s outstanding voting securities. As of June 30, 2021, the Company is not an “affiliated person” of any of these portfolio companies. Certain portfolio company investments are subject to contractual restrictions on sales.
(2)Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either LIBOR (“L”) or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, the Company has indicated the reference rate used and provided the spread and the interest rate in effect as of June 30, 2021. As of June 30, 2021, the reference rates for all LIBOR loans were the 30-day LIBOR at 0.10%, the 90-day LIBOR at 0.14% and the 180-day LIBOR rate at 0.16%.
(3)Loan includes interest rate floor feature, generally 1.00%.
(4)Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.
(5)Fair value is determined in good faith by or under the direction of the Board of Trustees of the Company (see Note 2, Significant Accounting Policies, and Note 3, Fair Value Measurements, to these consolidated financial statements), pursuant to the Company’s valuation policy. The fair value of all investments was determined using significant unobservable inputs.
(6)As of June 30, 2021, the Company had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

Investments—non-controlled/non-affiliated	Type	Unused Fee	Par/ Principal Amount	Fair Value
First Lien Debt—unfunded delayed draw and revolving term loans commitments
LVF Holdings, Inc.	Delayed Draw	1.00%	$9,748	$(195)
LVF Holdings, Inc.	Delayed Draw	1.00	2,335	(47)
LVF Holdings, Inc.	Revolver	0.50	1,401	29
Maverick Acquisition, Inc.	Delayed Draw	1.00	6,409	(128)
Total unfunded commitments			$19,893	$(341)

The accompanying notes are an integral part of these financial statements.

Carlyle Secured Lending III
Notes to the Financial Statements
(1)    Organization and Basis of Presentation
Organization
Carlyle Secured Lending III (the “Company” or “CSL III”) is a Delaware statutory trust formed on February 8, 2021, and commenced operations on May 28, 2021 (“Commencement”). The Company is structured as an externally managed, non-diversified closed-end investment company. The Company has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for federal income tax purposes, the Company intends to elect to be treated as a “regulated investment company” (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”). The Company is externally managed by Carlyle Global Credit Investment Management L.L.C. (the “Investment Adviser”), an investment adviser that is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended. Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for the Company to operate. Both the Investment Adviser and Administrator are wholly owned subsidiaries of The Carlyle Group Inc. (formerly, The Carlyle Group L.P.) (together with its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds), “Carlyle”), a global investment firm.
Business Purpose
The Company’s investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through secured debt investments with favorable risk-adjusted returns. The Company’s investment strategy seeks to extract enhanced yield from a directly originated, and defensively constructed, portfolio of credit investments. The strategy’s core focus is U.S. middle market cash flow finance, principally in companies supported by financial sponsors. This core strategy will be supplemented with complementary specialty lending and opportunistic investing strategies, which take advantage of the broad capabilities of Carlyle Global Credit’s platform while offering risk diversifying portfolio benefits.
The Company’s expected portfolio will be predominantly invested in first lien loans, while a minority of the portfolio may also include, but not be limited to, assets such as second lien loans, unsecured debt, mezzanine debt, and select investments in preferred and common equities.
(2)    Summary of Significant Accounting Policies
Basis of Presentation
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).
The Company’s first fiscal period is expected to end on December 31, 2021.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It also requires management to exercise judgment in the process of applying the Company’s accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on base management and incentive fees involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.
Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation on investments as presented in the accompanying Statement of Operations reflects the net change in the fair value of investments, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. See Note 3 for further information about fair value measurements.
Revenue Recognition – Interest from Investments and Realized Gain/Loss on Investments
Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any. At time of exit, the realized gain or loss on an investment is the difference between the amortized cost at time of exit and the cash received at exit using the specific identification method.
Organizational Expenses and Offering Costs
The Company will bear, among other expenses and costs, organizational expenses and offering costs relating to the offering of the Shares incurred on or prior to the Final Closing Date (collectively, the “Organizational and Offering Costs”) up to a maximum aggregate amount of 0.15% of the Company’s total capital commitments. In order to more fairly allocate the organizational expenses in connection with the Company’s formation among all shareholders, investors subscribing after the Initial Drawdown Date will be required to bear a pro rata portion of such expenses at the time of their first investment in the Company. To the extent the Company’s total capital commitments later increase, the Investment Adviser or its affiliates may be reimbursed by the Company for past payments of excess Organizational and Offering Costs made on the Company’s behalf; provided that the total Organizational and Offering Costs borne by the Company do not exceed 0.15% of total capital commitments; provided, further, that the Investment Adviser or its affiliates may not be reimbursed for payment of excess Organizational and Offering Costs that were incurred more than three years prior to the proposed reimbursement.
The Company’s offering costs will be amortized over the twelve months beginning on the Initial Drawdown Date. The Investment Advisor has incurred $1,223,428 of Organization and Offering Costs as of June 30, 2021, of which $55,183 would be reimbursable by the Company as of June 30, 2021.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g. money market funds, U.S. treasury notes) with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value. The Company’s cash and cash equivalents are held with financial institutions. As of June 30, 2021, the Company did not have any balances related to restricted cash.
Income Taxes
The Company intends to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned by the Company represents obligations of the Company’s investors and will not be reflected in the financial statements of the Company.
Functional Currency
The functional currency of the Company is the U.S. Dollar and all transactions were in U.S. Dollars.
(3)    Fair Value Measurements
The Company applies fair value accounting in accordance with the terms of FASB ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date. The Company values securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. The Company may also obtain quotes with respect to certain of its investments, such as its securities/instruments traded in active markets and its liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, the Company determines whether the quote obtained is sufficient according to U.S. GAAP to determine the fair value of the security. The Company may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Securities/instruments that are illiquid or for which the pricing source does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Investment Adviser or the Company’s Board of Trustees, does not represent fair value shall each be valued as of the measurement date using all techniques appropriate under the circumstances and for which sufficient data is available. These valuation techniques may vary by investment and include comparable public market valuations, comparable precedent transaction valuations and/or discounted cash flow analyses. The process generally used to determine the applicable value is as follows: (i) the value of each portfolio company or investment is initially reviewed by the investment professionals responsible for such portfolio company or investment and, for non-traded investments, a standardized template designed to approximate fair market value based on observable market inputs, updated credit statistics and unobservable inputs is used to determine a preliminary value, which is also reviewed alongside consensus pricing, where available; (ii) preliminary valuation conclusions are documented and reviewed by a valuation committee comprised of members of senior management; (iii) the Board of Trustees engages a third-party valuation firm to provide positive assurance on portions of the Middle Market Senior Loans and equity investments portfolio each quarter (such that each non-traded investment is reviewed by a third-party valuation firm at least once on a rolling twelve month basis) including a review of management’s preliminary valuation and conclusion on fair value; (iv) the Audit Committee of the Board of Trustees (the “Audit Committee”) reviews the assessments of the Investment Adviser and the third-party valuation firm and provides the Board of Trustees with any recommendations with respect to changes to the fair value of each investment in the portfolio; and (v) the Board of Trustees discusses the valuation recommendations of the Audit Committee and determines the fair value of each investment in the portfolio in good faith based on the input of the Investment Adviser and, where applicable, the third-party valuation firm.
All factors that might materially impact the value of an investment are considered, including, but not limited to the assessment of the following factors, as relevant:

•the nature and realizable value of any collateral;
•call features, put features and other relevant terms of debt;
•the portfolio company’s leverage and ability to make payments;
•the portfolio company’s public or private credit rating;
•the portfolio company’s actual and expected earnings and discounted cash flow;
•prevailing interest rates and spreads for similar securities and expected volatility in future interest rates;

•the markets in which the portfolio company does business and recent economic and/or market events; and
•comparisons to comparable transactions and publicly traded securities.
Investment performance data utilized are the most recently available financial statements and compliance certificate received from the portfolio companies as of the measurement date which in many cases may reflect a lag in information.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements as of June 30, 2021.
U.S. GAAP establishes a hierarchical disclosure framework which ranks the level of observability of market price inputs used in measuring investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
Investments measured and reported at fair value are classified and disclosed based on the observability of inputs used in determination of fair values, as follows:

•Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date. Financial instruments in in this category generally include unrestricted securities, including equities and derivatives, listed in active markets. The Company does not adjust the quoted price for these investments, even in situations where the Company holds a large position and a sale could reasonably impact the quoted price.
•Level 2—inputs to the valuation methodology are either directly or indirectly observable as of the reporting date and are those other than quoted prices in active markets. Financial instruments in this category generally include less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.
•Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments in this category generally include investments in privately-held entities, collateralized loan obligations, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the overall fair value measurement. The Investment Adviser’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.
Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfers occur. For the period from May 28, 2021 (Commencement) through June 30, 2021, there were no transfers between levels.

The following tables summarize the Company’s investments measured at fair value on a recurring basis by the above fair value hierarchy levels as of June 30, 2021:

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$27,229	$27,229
Second Lien Debt	—	—	—	—
Equity Investments	—	—	—	—
Total	$—	$—	$27,229	$27,229
The changes in the Company’s investments at fair value for which the Company has used Level 3 inputs to determine fair value and net change in unrealized appreciation (depreciation) included in earnings for Level 3 investments still held are as follows:

	Financial Assets
	For the period from May 28, 2021 (Commencement) through June 30, 2021
	First Lien Debt	Second Lien Debt	Equity Investments	Total
Balance, beginning of period	$—	$—	$—	$—
Purchases	27,229	—	—	27,229
Sales	—	—	—	—
Paydowns	—	—	—	—
Accretion of discount	9	—	—	9
Net realized gains (losses)	—	—	—	—
Net change in unrealized appreciation (depreciation)	(9)	—	—	(9)
Balance, end of period	$27,229	$—	$—	$27,229
Net change in unrealized appreciation (depreciation) included in earnings related to investments still held at the reporting date included in net change in unrealized appreciation (depreciation) on investments on the Statement of Operations	$(9)	$—	$—	$—

The Company generally uses the following framework when determining the fair value of investments that are categorized as Level 3:
Investments in debt securities are initially evaluated to determine whether the enterprise value of the portfolio company is greater than the applicable debt. The enterprise value of the portfolio company is estimated using a market approach and an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. The Company carefully considers numerous factors when selecting the appropriate companies whose multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, relevant risk factors, as well as size, profitability and growth expectations. The income approach typically uses a discounted cash flow analysis of the portfolio company.
Investments in debt securities that do not have sufficient coverage through the enterprise value analysis are valued based on an expected probability of default and discount recovery analysis.
Investments in debt securities with sufficient coverage through the enterprise value analysis are generally valued using a discounted cash flow analysis of the underlying security. Projected cash flows in the discounted cash flow typically represent the relevant security’s contractual interest, fees and principal payments plus the assumption of full principal recovery at the security’s expected maturity date. The discount rate to be used is determined using an average of two market-based methodologies. Investments in debt securities may also be valued using consensus pricing.
Investments in equities are generally valued using a market approach and/or an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. The income approach typically uses a discounted cash flow analysis of the portfolio company.
The following tables summarize the quantitative information related to the significant unobservable inputs for Level 3 instruments which are carried at fair value as of June 30, 2021:

	Fair Value as of June 30, 2021	Valuation Techniques	Significant Unobservable Inputs	Range
				Low	High	Weighted Average
Investments in First Lien Debt	$27,229	Consensus Pricing	Indicative Quotes	98.00	98.00	98.00

Total First Lien Debt	27,229
Total Level 3 Investments	$27,229
(4)    Related Party Transactions
Investment Advisory Agreement
On June 21, 2021, the Company entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Investment Adviser. Pursuant to the Investment Advisory Agreement and subject to the overall supervision of the Board of Trustees, the Investment Adviser provides investment advisory services to the Company. For providing these services, the Investment Adviser receives fees from the Company consisting of two components—a base management fee and an incentive fee.
The base management fee is calculated and payable quarterly in arrears at an annual rate of 1.50% of the average value of our gross assets at the end of the two most recently completed fiscal quarters; provided, however, that the annual rate shall be 1.00% with respect to the amount of such average value of the gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (A) 200% and (B) the average of our NAV at the end of the two most recently completed calendar quarters. The base management fee will be appropriately adjusted for any share issuances or repurchases during such fiscal quarter and the base management fees for any partial month or quarter will be pro-rated. The Company’s gross assets exclude any cash and cash equivalents and include assets acquired through the incurrence of debt from the use of leverage.
The Investment Adviser has irrevocably agreed to waive its rights to receive any base management fee for quarterly periods ending on or prior to the date of the closing of a Liquidity Event, which means (i) a quotation or listing of CSL III’s securities on a stock exchange, including through an initial public offering (an “Exchange Listing”), (ii) a transaction or series of transactions, including, but not limited to, by way of merger, division, consolidation, share exchange (including by way of an optional exchange of the Company’s shares for shares of a publicly traded BDC), recapitalization, reorganization, or sale of shares, in each case for consideration of either cash and/or publicly listed securities, or (iii) the sale of all or substantially all of CSL III’s assets to, or other liquidity event with, another entity. Potential transactions for purposes of clauses (ii) and (iii) of the definition of “Liquidity Event” could include counterparties, including but not limited to other BDCs, that are advised by the Investment Adviser or its affiliates.
The incentive fee consists of two parts. The first part is calculated and payable quarterly in arrears and equals 17.5% of pre-incentive fee net investment income for the immediately preceding calendar quarter, subject to a preferred return of 1.5% per quarter (6% annualized), or “hurdle rate,” and a “catch-up” feature. The second part is determined and payable in arrears as of the end of each calendar year in an amount equal to 17.5% of realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation less the aggregate amount of any previously paid capital gain incentive fees; provided, that the incentive fee determined at the end of the first calendar year of operations may be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation. The Investment Adviser irrevocably agreed to waive its rights to receive any incentive fee for quarterly periods ending on or prior to the date on which the value of the Company’s gross assets first exceeds $150,000,000.
On June 21, 2021, the Investment Adviser entered into a personnel agreement with The Carlyle Group Employee Co., L.L.C. (“Carlyle Employee Co.”), an affiliate of the Investment Adviser and a wholly-owned subsidiary of Carlyle, pursuant to which Carlyle Employee Co. provides the Investment Adviser with access to investment professionals.
Administration Agreement
On June 21, 2021, the Company entered into an administration agreement (the “Administration Agreement”) with the Administrator. Pursuant to the Administration Agreement, the Administrator furnishes the Company with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities. Under the Administration Agreement, the Administrator also performs, or oversees the performance of, our required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that the Company is required to maintain and preparing reports to the Company’s shareholders and reports filed with the SEC. Payments under the Administration Agreement are equal to an amount that reimburses the Administrator for its costs and expenses and the allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including the allocable portion of the compensation paid to or compensatory distributions received by the Company’s officers (including the Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to the Company, operations staff who provide services to the Company, and internal audit staff in their role of performing the internal control assessment under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.
Sub-Administration Agreements
On June 21, 2021, the Administrator entered into a sub-administration agreement with Carlyle Employee Co. (the “Carlyle Sub-Administration Agreement”). Pursuant to the Carlyle Sub-Administration Agreement, Carlyle Employee Co. provides the Administrator with access to personnel. The Company will ultimately bear the costs of the Carlyle Sub-Administration Agreement and any additional sub-administration agreements that the Administrator enters into.
On June 30, 2021, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (“State Street” and, such agreement, the “State Street Sub-Administration Agreement” and, together with the Carlyle Sub-Administration Agreements, the “Sub-Administration Agreements”).
Board of Trustees
The Company’s Board of Trustees currently consists of seven members, five of whom are independent trustees. The Board of Trustees has established an audit committee and a pricing committee of the Board of Trustees, and may establish additional committees in the future.

(5)    Net Assets
In connection with its formation, the Company has the authority to issue an unlimited number of common shares of beneficial interest of the Company, par value $0.001 per share (“Shares”).
On May 28, 2021, the Company issued 5,000 Shares for $100,000 to its Investment Adviser. The Company has not had any other equity transactions.
The Company computes earnings per Share in accordance with ASC 260, Earnings Per Share. Basic earnings per Share are calculated by dividing net increase (decrease) in net assets resulting from operations attributable to the Company by the weighted-average number of Shares outstanding for the period.
(6)     Commitments and Contingencies
In the ordinary course of its business, the Company enters into contracts or agreements that contain indemnification or warranties. Future events could occur that lead to the execution of these provisions against the Company. The Company believes the likelihood of such an event is remote; however maximum potential exposure is unknown. No accrual has been made in the financial statements as of June 30, 2021 for any such exposure.
The Company has in the past, currently are and may in the future become obligated to fund commitments such as revolving credit facilities, bridge financing commitments, or delayed draw commitments. The Company had the following unfunded commitments to fund delayed draw and revolving senior secured loans as of the indicated dates:

Par Value as of
June 30, 2021
Unfunded delayed draw commitments	$18,492
Unfunded revolving commitments	1,401
Total unfunded commitments	$19,893
(7)    Subsequent Events
The Company has evaluated whether any material events have occurred subsequent to June 30, 2021 (referred to as subsequent events) through August 11, 2021, the date that the financial statements were available to be issued.